    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1997


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                  FORM 10/A-1


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                           THE SECURITIES ACT OF 1934

                            ------------------------

                           BRADLEY OPERATING LIMITED

                                  PARTNERSHIP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     04-3306041
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

          40 SKOKIE BLVD., SUITE 600
                NORTHBROOK, IL                                    60062
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (847) 272-9800

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

             TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE IN WHICH
             TO BE SO REGISTERED                      EACH CLASS IS TO BE REGISTERED
--------------------------------------------------------------------------------------------
                Not Applicable                                Not Applicable

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                             GENERAL PARTNER UNITS
                                (TITLE OF CLASS)
================================================================================

                               TABLE OF CONTENTS


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                                                                                           PAGE
                                                                                           NO.
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
Item 1.       Business...................................................................    1
Item 2.       Financial Information......................................................   16
Item 3.       Properties.................................................................   28
Item 4.       Security Ownership of Certain Beneficial Owners and Management.............   28
Item 5.       Directors and Officers.....................................................   29
Item 6.       Executive Compensation.....................................................   29
Item 7.       Certain Relationships......................................................   29
Item 8.       Legal Proceedings..........................................................   29
Item 9.       Market Price and Distribution..............................................   30
Item 10.      Recent Sales of Unregistered Securities....................................   30
Item 11.      Description of Registrant's Securities to be Registered....................   31
Item 12.      Indemnification of Directors and Officers..................................   32
Item 13.      Financial Statements and Supplementary Information.........................   33
Item 14.      Change in and Disagreements with Accountants on Accounting and Financial      33
              Disclosure.................................................................
Item 15.      Financial Statements and Exhibits..........................................   33

ITEM 1.  BUSINESS


     Bradley Operating Limited Partnership (the "Operating Partnership") is the entity through which Bradley Real Estate, Inc. (the "Company"), a self-administered and self-managed real estate investment trust ("REIT"), conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. The Operating Partnership is an owner of grocery-anchored, open-air neighborhood and community shopping centers and is engaged in the business of acquiring, and actively managing and leasing such properties.


RISK FACTORS

  General


     As in every business, there are risk factors that affect the Operating Partnership and its operations. By setting forth below some of the factors that could cause the actual results of the Operating Partnership's operations or plans to differ materially from the expectations set forth elsewhere in this Registration Statement.



  Risk of Refinancing Existing Indebtedness on Unfavorable Terms; Interest Rate Risk; No Limitation on Debt in Organizational Documents



     As described below in "-- The REMIC Note and Other Indebtedness", $100 million of indebtedness represented by the REMIC Note matures in September 2000. Although the investment grade corporate rating recently assigned to the Operating Partnership by Standard & Poor's is expected to assist the Operating Partnership in refinancing such indebtedness at maturity or sooner, there can be no assurance that the cost of replacement indebtedness (including any penalty that may be payable upon the prepayment of the REMIC Note) may not be greater than the cost of the existing indebtedness. The fact that the Operating Company will continue to be obligated on a substantial amount of debt, even if only a relatively small portion of such debt is secured, subjects the Operating Partnership to risks of default if it is unable to pay such debt at maturity, and may require the sale or mortgaging of properties of the Operating Partnership at an inconvenient time or on terms that are adverse to the Operating Partnership.


     To the extent that the Operating Partnership is responsible for floating rate debt (such as that incurred under the revolving line of credit) and to the extent that its exposure to increases in interest rates is not eliminated through interest rate protection or cap agreements, such increases will adversely affect the Operating Partnership's net income and cash available for distribution and may affect the amount of distributions it can make to the holders of Units, including the Company.


     The Amended and Restated Articles of Incorporation of the Company (the "Charter") and the Bylaws of the Company (the "Bylaws") and the Second Restated Agreement of Limited Partnership of the Operating Partnership do not contain any limitation on the amount of indebtedness the Company or the Operating Partnership may incur. Although management attempts to maintain a balance between total outstanding indebtedness and the total market capitalization of the Company (i.e., a ratio of debt to total market capitalization of 50% or less), there can be no assurance that management will not alter this balance at any time, or that a significant decline in the trading value of the Company's Common Stock will not change such balance. Accordingly, the Operating Partnership could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Operating Partnership's ability to make expected distributions to holders of LP Units and in an increased risk of default on its obligations under any outstanding indebtedness. Failure to pay its debt obligations when due could also result in the Operating Partnership losing its interest in any properties that secure indebtedness included within such obligations.



  Impact on Debt Securities of Highly Leveraged Transaction or Change in Control



     Unless otherwise provided in a supplemental indenture, the indentures under which Debt Securities will be issued do not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or protect holders of Debt Securities against adverse effects on the creditworthiness of the Debt Securities in the event of a highly leveraged transaction or change in control (through the acquisition of securities, the election of directors or otherwise) involving the Operating Partnership or the Company. Accordingly, there can be no assurance that the Operating Partnership will not enter into such a transaction and thereby adversely affect the Operating Partnership's ability to meet its obligations under the Debt Securities.



  Potential Environmental Liabilities


     Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to use such property as collateral in its borrowings. All of the Operating Partnership's Properties, including those acquired in the Tucker Acquisition, have been subjected to Phase I or similar environmental audits (which involve inspection without soil sampling or ground water analysis) by independent environmental consultants. Except as described below, these environmental audit reports have not revealed any potential significant environmental liability, nor is management aware of any environmental liability with respect to the properties that it believes would have a material adverse effect on the Operating Partnership's business, assets or results of operations. No assurance can be given that existing environmental studies with respect to the properties reveal all environmental liabilities or that any prior owner of any such property did not create any material environmental condition not known to management.

     Phase II site assessments of the Commons of Chicago Ridge property acquired from Tucker have disclosed the presence of contaminants in fill material and soil at the Property that could be associated with the Property's former use as a landfill and as the former site of an asphalt plant and storage tanks for petroleum products (which storage tanks have been removed from the Property), but not at such levels as would require reporting to environmental agencies. These Phase II site assessments also disclosed the presence in groundwater of contaminants similar to those detected in the soil samples. Environmental assessments of the Property have also detected methane gas, probably associated with the former use of the Property as landfill. A regular maintenance program was implemented by Tucker and is being continued by the Operating Partnership to control the migration and effect of the methane gas. There can be no assurance that an environmental regulatory agency such as the Illinois Environmental Protection Agency will not in the future require further investigation to determine the source and vertical and horizontal extent of the contamination. If any such investigation is required and confirms the existence of contaminants at the levels disclosed in the Phase II site assessments, it is possible that the relevant agency could require the Operating Partnership to take action to address the contamination, which action could range from ongoing monitoring to remediation of the contamination. Based on the information currently available, management does not believe that the cost of responding to such contamination would be material to the Operating Partnership.

     In connection with the execution of the merger agreement relating to the Tucker Acquisition, the Operating Partnership and certain individuals who had previously provided a limited indemnity to Tucker for environmental liabilities at Commons of Chicago Ridge (the "Individuals") agreed to indemnify the Company, Operating Partnership and its affiliates against all claims, losses, costs and expenses incurred by such parties arising out of any administrative, regulatory or judicial action, suit, investigation or proceeding in connection with any applicable environmental health or safety law regarding hazardous substances, materials, wastes or petroleum products, or any common law right of action regarding such substances, materials, wastes or products, whether brought by a governmental or regulatory authority or by a third party, that is initiated on or before October 4, 2003, with respect to conditions or acts at the Commons of Chicago Ridge which existed prior to October 4, 1993. In connection with this indemnification obligation, the Operating Partnership has agreed to keep the Individuals reasonably informed of various activities relating to the Property and to consult with the Individuals with respect to any potential claims, settlements and remediation which could trigger the indemnification obligations of the Individuals. There can be no assurance that the Individuals will be in a position to honor their indemnity obligations. Regardless of such indemnification, based on the information currently available, management does not believe that the environmental liabilities and expenses relating to the Commons of Chicago Ridge property would have a material effect on the liquidity, financial condition or operating results of the Operating Partnership.

  Risks of Dependence on Midwestern Region and Retail Industry


     Substantially all of the Operating Partnership's Properties are located in the Midwestern region of the United States and such Properties consist predominantly of community and neighborhood shopping centers. The Operating Partnership's performance therefore is linked to economic conditions in the Midwest and in the market for retail space generally. The market for retail space has been adversely affected by the ongoing consolidation in the retail sector, the adverse financial condition of certain large companies in this sector and the excess amount of retail space in certain markets. To the extent that these conditions impact the market rents for retail space, they could result in a reduction of cash receipts and cash available for distribution and thus affect the amount of distributions the Operating Partnership can make to the holders of its Units, including the Company.


  Risks of Dependence on Financial Condition of Tenants and Potential for Bankruptcy of Tenants


     Since substantially all of the Operating Partnership's income has been, and will continue to be, derived from rental income from retail shopping centers, the amount of cash receipts and cash available for distribution to the holders of its Units, including the Company, would be adversely affected if a significant number of tenants were unable to meet their obligations to the Operating Partnership or if the Operating Partnership were unable to lease, on economically favorable terms, a significant amount of space in its shopping centers. In addition, in the event of default by a tenant, the Operating Partnership may experience delays and incur substantial costs in enforcing its rights as landlord.

     At any time, a tenant of the Properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of the tenant lease. Such an event could cause a reduction of cash receipts and cash available for distribution and thus affect the amount of distributions the Operating Partnership can make to the holders of its Units, including the Company. No assurance can be given that any present tenant which has filed for bankruptcy protection will continue making payments under its lease or that any tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will continue to make rental payments in a timely manner. In addition, a tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If a lessee or sublessee defaults in its obligations to the Operating Partnership, the Operating Partnership may experience delays in enforcing its right as lessor or sublessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and releasing the Property.


  Risks of Decreased Rent From One North State Property


     During the year ended December 31, 1996, more than 10% of the total revenue of the Operating Partnership was derived from rents and expense reimbursements from tenants of the One North State property, which is a "mixed use" property located in downtown Chicago. The total rents currently being paid by certain of this Property's tenants may be in excess of current market rates. The leases of these tenants begin to expire in 2001. One office tenant, Arthur Andersen, however, has exercised an option to terminate its lease, effective as of April 1, 1998, and paid the Operating Partnership a $1.8 million cancellation fee. Pursuant to the terms of the REMIC Indenture, this termination fee was paid into a reserve account which is required to be used, among other things, to pay for tenant alterations, leasing commissions and other lease inducements directly related to this space. Any unused amount of this reserve account must be used to repay the principal amounts owed under the REMIC Note. The inability of the Operating Partnership to lease such property, or a significant reduction in the amount of rent and expense reimbursements paid by the tenants of such property, could have an adverse impact on the operating results of the Operating Partnership.


  Risks of Vacancies and Lease Renewals


     The Operating Partnership is continually faced with expiring tenant leases at its Properties. Some lease expirations provide the Operating Partnership with the opportunity to increase rentals or to hold the space available for a stronger long-term tenancy. In other cases, there may be no immediately foreseeable strong tenancy for space, and the space may remain vacant for a longer period than anticipated or may be able to be re-leased only at less favorable rents. In such situations, the Operating Partnership may be subject to competitive and economic conditions over which it has no control. Accordingly, there is no assurance that the effects of possible vacancies or lease renewals at such Properties may not reduce the rental income and cash available for distribution below levels anticipated by the Operating Partnership.


  Risks from Competition


     All of the Operating Partnership's Properties are located in developed areas. There are numerous other retail properties and real estate companies within the market area of each such Property which compete with the Operating Partnership for tenants and development and acquisition opportunities. The number of competitive retail properties and real estate companies in such areas could have a material effect on (i) the Operating Partnership's ability to rent space at the Properties and the amount of rents charged and (ii) development and acquisition opportunities. The Operating Partnership competes for tenants and acquisitions with others who have greater resources than it does.


  Possible Adverse Consequences of Limitations on Insurance



     The Operating Partnership carries comprehensive general liability coverage and umbrella liability coverage on all of its Properties with limits of liability which the management deems adequate to insure against liability claims and provide for cost of defense. Similarly, the Operating Partnership is insured against the risk of direct physical damage in amounts that management estimates to be adequate to reimburse the Operating Partnership on a replacement cost basis for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. Currently, the Operating Partnership also insures the properties for loss caused by earthquake or flood in the aggregate amount of $10 million per occurrence. Because of the high cost of this type of insurance coverage and the wide fluctuations in price and availability, management has made the determination that the risk of loss due to earthquake and flood does not justify the cost to increase coverage limits any further under current market conditions. Should the availability and pricing of this coverage become more cost advantageous, management would re-evaluate its position.


  Uncertainty of Meeting Acquisition Objectives

     The Operating Partnership continually seeks prospective acquisitions of additional shopping centers and portfolios of shopping centers which management believes can be purchased at attractive initial yields and/or which demonstrate the potential for revenue and cash flow growth through implementation of renovation, expansion, re-tenanting and re-leasing programs similar to those undertaken with respect to Properties in the existing Portfolio. There can be no assurance that the Operating Partnership will effect any potential acquisition that it may evaluate. The evaluation process involves costs which are non-recoverable in the case of acquisitions which are not consummated. In addition, notwithstanding management's adherence to its criteria for evaluating and due diligence regarding potential acquisitions, there can be no assurance that any acquisition that is consummated will meet management's expectations.


  Impact of Control of the Operating Partnership by the Company


     The Restated and Amended Partnership Agreement of the Operating Partnership (the "Operating Partnership Agreement") gives the Company as general partner broad control over the operations and business activities of the Operating Partnership. In exercising its authority as general partner, the Company is subject to the provisions of the Delaware Revised Limited Partnership Act and to general fiduciary principles of fair dealing to the limited partners as well as to any specific limitations or restrictions on its authority contained in the Operating Partnership Agreement or in any individually negotiated agreement with a particular limited partner.

  Risk from Reliance Upon the Company to Manage the Operating Partnership; Adverse Consequences of Failure to Qualify as a REIT; Risk of Adverse Tax Consequences to Holders of Units


     Although the fact that substantially all of the assets of the Company are represented by its interest in the Operating Partnership, the Operating Partnership in general, and the holders of the LP Units in particular, must rely upon the Company as general partner to manage the affairs and business of the Operating Partnership. In addition to the risks described above that relate to the Operating Partnership, the Company is subject to certain other risks that may affect its financial and other condition, including particularly adverse consequences if the Company fails to qualify as a REIT for federal income tax purposes. The description of certain risk factors applicable to the Company contained under the caption "Business -- Risk Factors" in Item 1 of the Company's 10-K report for the year ended December 31, 1996 is hereby incorporated by reference.

     Among the powers that the Company has as general partner of the Operating Partnership are the powers to determine whether and when to sell any particular property or properties owned by the Operating Partnership, subject to any specific agreements limiting the power of sale that the Operating Partnership may have entered into with the contributor or contributors of any specific properties at the time that such contributor or contributors contributed their interest in the property to the Operating Partnership in exchange for LP Units. After the expiration of any such limiting agreement on the Company's authority as general partner to sell a property, the property may be sold and such sale may result in the recognition of capital gains or other tax consequences to the holder or holders of LP Units that were deferred at the time of the original contribution of the properties to the Operating Partnership.


  Risk of Transfer of General Partnership Interest in Sole Discretion of the Company



     Pursuant to the Operating Partnership Agreement, the Company may, in its sole and absolute discretion, transfer its interest in the Operating Partnership at any time; provided, however, that until March 16, 1998, the general partnership may not without the consent of the majority of the limited partners, transfer its general partnership interest to any of its affiliates other than an affiliate whose securities will become issuable upon redemption of the Units. Although the Company has no intention of transferring its general partnership interest, there can be no assurance that it will not do so at some point in the future.



  Limits on Changes in Control



     Certain provisions contained in the Company's Charter and Bylaws may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. These provisions include the following: (i) the Company's Charter provides for three classes of Directors, with the term of office of one class expiring each year,
(ii) the Company's Bylaws provide that the holders of not less than 25% of the outstanding shares of Common Stock may call a special meeting of the Company's stockholders, and (iii) the Charter generally limits any holder from acquiring more than 9.8% of the value of all outstanding capital stock of the Company. With respect to clause (ii) in the proceeding sentence, Maryland General Corporation Law ("MGCL") authorizes the Directors of the Company to amend the Bylaws to increase the number of outstanding shares of Common Stock required to call a special meeting from 25% to a majority.



     The provisions described above could have a potential anti-takeover effect on the Company. The staggered Board provision in the Charter prevents stockholders from voting on the election of more than one class of directors at each annual meeting of stockholders and thus may have the effect of keeping the members of the Board of Directors of the Company in control for a longer period to time. The staggered board provision and the provision in the Bylaws requiring holders of at least 25% of the outstanding shares of Common Stock to call a special meeting of stockholders may have the effect of making it more difficult for a third party to acquire control of the Company without the consent of its Board of Directors, including certain acquisitions which stockholders deem to be in their best interest. In addition, the Ownership limits in the Charter may also (i) deter certain tender offers for the shares of common Stock which might be attractive to certain stockholders, or (ii) limit the opportunity for stockholders to receive a premium for their shares of Common

Stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the value of the outstanding shares of Common Stock, or otherwise effect a change in control.



     The provisions of the MGCL relating to certain "business combinations" and "control share" acquisitions involving corporations organized under the laws of that state may also inhibit a change in control of the Company.


GENERAL


     The Operating Partnership is an owner of grocery-anchored, open-air neighborhood and community shopping centers and is engaged in the business of acquiring, and actively managing and leasing such properties. The objective of the Operating Partnership is to be a leading owner of grocery-anchored, open-air shopping centers in the Midwestern region of the United States, in terms of square feet owned or managed. As used herein, the term "Bradley Real Estate, Inc." refers also to its predecessor Bradley Real Estate Trust, and the term "Company" or "Bradley" as used herein refers to Bradley Real Estate, Inc. and its subsidiaries on a consolidated basis (including Bradley Operating Limited Partnership and its subsidiaries) or, where the context so requires, Bradley Real Estate, Inc. only. The term "Operating Partnership" as used herein means Bradley Operating Limited Partnership and its subsidiaries on a consolidated basis, or, where the context so requires, Bradley Operating Limited Partnership only.



     Bradley Real Estate, Inc., has elected to qualify as a REIT for federal income tax purposes since its organization in 1961. The Company believes it is the nation's oldest continually qualified real estate investment trust. On March 15, 1996, the Company completed the acquisition (the "Tucker Acquisition") of Tucker Properties Corporation ("Tucker"). The acquisition was consummated through the issuance by the Company of approximately 7.4 million shares of its common stock valued at $13.96 per share, and was accounted for using the purchase method of accounting. Tucker held title to all of its properties through two partnerships; eight properties through Tucker Operating Limited Partnership ("TOP"), in which Tucker had a 95.9% general partnership interest, and six properties through Tucker Financing Partnership ("TFP"), a general partnership of which TOP owned 99% and a wholly-owned Tucker corporate subsidiary owned the remaining 1%. Upon the acquisition of Tucker, the Company succeeded to Tucker's interest in TOP, TFP and the wholly-owned Tucker corporate subsidiary, and the name "Bradley" was substituted for "Tucker" in each subsidiary and partnership. In August 1997, the Company contributed its interests in the 18 properties it held directly to the Operating Partnership, two of which are held for sale.


     The Operating Partnership therefore succeeds Bradley as the entity through which the Company will expand its ownership and operation of properties primarily located in the Midwestern region of the country.

     The Company currently owns an approximate 95% economic interest in and is the sole general partner of the Operating Partnership (this structure is commonly referred to as an umbrella partnership REIT or "UPREIT"). The board of directors of the Company manages the affairs of the Operating Partnership by directing the affairs of the Company. Economic interests in the Operating Partnership are evidenced by units of partnership interest ("Units") with the interest of the general partner evidenced by general partner units ("GP Units").

     The limited partners of the Operating Partnership are persons who received limited partner interests evidenced by limited partner units ("LP Units") in connection with their contributions of direct or indirect interests in certain properties to the Operating Partnership. The Operating Partnership is obligated to redeem each LP Unit at the request of the holder thereof for cash equal to the fair market value of a share of the Company's common stock, par value $.01 per share, ("Common Stock"), at the time of such redemption, provided that the Company, at its option, may elect to acquire any such LP Unit presented for redemption for either one share of Common Stock or cash. The Company presently anticipates that it will elect to issue Common Stock to acquire LP Units for redemption, rather than paying cash. With each such redemption, the Company's percentage ownership interest in the Operating Partnership will increase. In addition, whenever the Company issues Common Stock, it is anticipated that the Company will contribute any net proceeds therefrom to the Operating Partnership and the Operating Partnership will issue an equivalent number of GP Units to the Company. The Operating Partnership has authority to issue preferred units that may have distribution and other rights senior to the rights of holders of Units, but the Operating Partnership may issue preferred units to the Company only in exchange for the contribution by the Company to the Operating Partnership of the net proceeds from the Company's issuance of an equivalent number of shares of preferred stock that have equivalent seniority rights over the rights of holders of shares of Common Stock of the Company.

     The Operating Partnership may issue additional Units to purchase additional properties or to purchase land parcels for the development of properties in transactions that defer some or all of the seller's tax consequences. The Operating Partnership believes that many potential sellers of properties have a low tax basis in their properties and would be more willing to sell the properties in transactions that defer the federal income tax consequences of the sale. Offering Units instead of cash for properties may provide potential sellers with partial federal income tax deferral.


     Although there is no separate trading market for LP Units of the Operating Partnership, the Company believes that the market value of the shares of Common Stock of the Company on the New York Stock Exchange may provide holders of LP Units, or potential holders of LP Units, with a mechanism by which to value LP Units from time to time, after giving effect to the particular tax position of each holder. The trading value of the Common Stock serves as a useful surrogate for the value of LP Units because the distributions to the holders of LP Units are made concurrently with and in the same amount per LP Unit as distributions paid by the Company to each share of Common Stock of the Company and because of the redemption rights of the holders of LP Units.



     At August 31, 1997, the Operating Partnership owned, directly or indirectly, 44 properties aggregating over 8.6 million square feet of rentable space, substantially all of which are located in Midwest markets, making the Operating Partnership one of the leading owners and operators of community and neighborhood shopping centers in this region. Of the 44 properties owned by the Operating Partnership at August 31, 1997, 28 were grocery-anchored, open-air shopping centers located in the Midwestern region of the United States. The portfolio of properties owned by the Operating Partnership has approximately 1,000 tenants, with no single tenant accounting for more than 6.5% of gross revenues. The majority of the properties have been constructed or renovated within the past five to eight years. As of August 31, 1997, the Operating Partnership's portfolio was approximately 93% occupied. (Properties owned by the Operating Partnership from time to time are hereinafter sometimes referred to individually as a "Property" and collectively referred to as the "Properties" or the "Portfolio.")



     As part of its ongoing business, the Operating Partnership regularly evaluates, and engages in discussions with public and private real estate entities regarding possible portfolio or individual asset acquisitions or business combinations. The Operating Partnership is in the process of actively evaluating several properties and, accordingly, expects to complete additional acquisitions of retail properties during 1997 although no assurance can be given that any of these acquisitions will be consummated. The Operating Partnership currently has three properties under agreement, none of which individually or in the aggregate would have a material effect on the financial condition of the Operating Partnership. In evaluating potential acquisitions, the Operating Partnership focuses principally on community and neighborhood shopping centers in the upper Midwest -- generally consisting of the states of Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin -- that are anchored by strong national, regional and independent grocery store chains. The Operating Partnership favors grocery-anchored shopping centers because, based on its experience and current research, such properties offer better prospects for sustainable cash flow growth over time due to their strong and predictable daily consumer traffic and are less susceptible to downturns in the general economy than other types of properties, such as those anchored by stores focusing on apparel or leisure items instead of food or necessity items.



     In addition, management from time to time identifies Properties in the Portfolio that no longer are consistent with current operating focus or for which a purchase offer is received that management believes should be accepted to provide funds that may immediately or eventually be invested in properties with potential for a better return. During 1997, the Operating Partnership and the Company have sold two properties for an aggregate sales price of $17.2 million. Two properties, 585 Boylston Street located in Boston, Massachusetts and Village Shopping Center located in Gary, Indiana, are currently held for sale. The

585 Boylston Street property is not aligned with the Operating Partnership's current market strategy. Village Shopping Center, one of the properties acquired from Tucker, is considered by management to be a property where the proceeds from a sale could be better invested in a property or properties with higher growth potential, requiring lower property management intensity and with a tenant base more consistent with the current strategy.



     The Operating Partnership is a Delaware limited partnership and the Company is a Maryland corporation. The executive offices of both the Operating Partnership and the Company are located at 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062-1626 and their telephone number is (847) 272-9800.


BUSINESS OBJECTIVES AND STRATEGY


     Philosophy: The Operating Partnership intends to be a leading owner of grocery-anchored open-air shopping centers in the Midwestern region of the United States. The Operating Partnership believes grocery-anchored open-air properties offer risk-adjusted returns that are superior to alternative retail formats. Grocery-anchored centers perform better through varied economic conditions since they are usually located close to residential areas, are convenience driven, promote repeat customer traffic and cross-shopping, and tend to be less affected by changing demographics. The Operating Partnership intends to grow by improving cash flows from existing Properties through innovative, proactive management and leasing that focuses on tenant satisfaction and retention, increases in rents and occupancy levels and the control of operating expenses. The Operating Partnership also intends to grow through the acquisition of additional grocery-anchored shopping centers located throughout its Midwest target market. The Operating Partnership believes it is well positioned to achieve these objectives given Bradley's 35 year operating history in the Midwest region of the country, its existing management infrastructure in several key Midwestern markets and its depth of management and management information systems.


     Management Structure: The Operating Partnership provides a full range of fully integrated real estate services with over 80 professionals involved in management, leasing, acquisition and financing of the Operating Partnership's 44 Properties. Senior management consists of seven individuals with an average of 18 years of real estate experience, ranging from 12 to 30 years in the business. The Operating Partnership maintains regional offices in Chicago, Minneapolis, St. Louis and Milwaukee, in order that as many Properties as practicable have a manager located within a one to two hour drive. The Operating Partnership believes that operational success is driven by its employees and seeks to provide a challenging and congenial work environment which offers personal and career growth to all employees. The finance, accounting and administrative functions for the Operating Partnership are handled by a central office staff located in the Northbrook, Illinois headquarters.

     Property Operations: The Asset Management Department operates the Portfolio with the objective of maximizing current cash flows while at the same time enhancing long-term value. The Properties are operated by 13 professional property managers, all of whom have or are working toward professional designations. Each property manager currently manages an average of 600,000 square feet in slightly over three Properties. Property managers all have comprehensive written goals focusing on the following objectives:

     Tenant Coverage and Retention: The satisfaction of existing tenants at the Properties is demonstrated by the Operating Partnership's historical renewal rate. The Operating Partnership believes that the maintenance of good relationships and communications is imperative to tenant retention. Managers meet with tenants on a regular basis, with such communication considered essential not only in the lease renewal process but also in identifying mutual needs and expectations while clarifying and resolving issues. In general, leases are renewed at market rates with standard escalation clauses. The property manager negotiates the renewal terms with tenants, in conjunction with the leasing agent assigned to the Property.

     Property Maintenance and Expense Control: Maintenance of the Portfolio is performed by both internal and third-party contract personnel. The Operating Partnership's construction and property management personnel ensure each Property is maintained in optimal condition while ensuring all opportunities to minimize operating costs are considered. These opportunities include property tax protestation, competitive bidding for third party services, conducting routine preventative maintenance and enforcing strict accounting and collection controls.

     Financial Performance: Revenues from the Portfolio are maximized by providing property managers and leasing agents with significant input in the setting of financial goals for each Property and enabling property managers and leasing agents to make decisions with respect to new and renewal leases. Property managers are also required to follow strict policies with respect to competitive bidding of contracts and the collection procedures to be followed at each Property, as well as aggressively to seek property tax reductions.

     Leasing: The Leasing Department is focused on attracting and retaining quality tenants on economically favorable terms, leveraging off established tenant relationships and capitalizing on the Operating Partnership's ability to offer multiple locations. Each leasing representative is responsible for, on average, 1.5 million square feet of retail space or approximately five to eight shopping centers. Leasing representatives are assigned specific Properties and are responsible for the following objectives:

          Creating an annual leasing plan including an analysis of the competition for each center which is an integral part of the annual budget.

          Managing all leasing activities including sourcing new tenants, negotiating lease parameters, lease analysis and closing lease transactions.

          Working with property managers on lease renewals.

          Monitoring and working with the construction department on tenant improvements in order to insure that all lease occupancy requirements are met.

          Establishing tenant and industry relationships.

     The Operating Partnership commits significant resources to market research efforts. Leasing representatives have access to demographic programs detailing existing and projected population, income and retail sales growth within a trade area, as well as the macro and micro economic data provided by the Research Department. In addition to this internal market data, leasing representatives are required to prepare a site specific market analysis for each Property, taking into consideration competitive centers, market rental rates, local tenant concentration, traffic patterns, and vacancies within competing centers.

     Acquisitions: The Operating Partnership focuses its efforts on the acquisition of grocery-anchored open-air neighborhood and community shopping centers in its Midwest target area. Acquisition efforts are focused on both metropolitan statistical areas determined by the U.S. Census Bureau ("MSAs") and secondary markets in this area. The Operating Partnership seeks acquisitions in MSAs and secondary markets where it can establish a strong market presence by owning multiple properties. The Operating Partnership primarily seeks grocery-anchored open-air neighborhood and community shopping centers containing 60,000 to 200,000 square feet of rentable area and that have the following additional characteristics:

          Anchored by grocery stores that are operated by national or regional Midwest chains or by top-tier independent operators with leading positions in their trade areas.

          Contain service retailer tenants, such as banks, related financial service, brokerage, medical offices, auto service, restaurants, drug stores, video stores and florists.

          Have an appropriate balance of "small shop" space to the amount of anchor square footage.

          Have been sufficiently well-maintained so as not to have significant deferred maintenance costs.

     The Operating Partnership seeks to acquire properties that management believes are priced below replacement cost, are located in strong Midwestern MSAs or secondary markets, and that are capable of producing minimum acceptable threshold yields which management believes can be increased through the Operating Partnership's operating and leasing experience and in certain instances through strategic capital improvements. In conjunction with extensive internal research and product sourcing efforts, the Operating Partnership has established relationships with external brokers in a number of its markets, enabling it to diversify its search throughout its Midwestern target area. Such relationships give the Operating Partnership broad geographic coverage while minimizing fixed general and administrative expenses.

     Research: The Research Department supports the overall strategic planning process as well as the Acquisition, Leasing and Asset Management Departments. The Operating Partnership maintains its own internal demographic, retailer and shopping center databases with the assistance and support of outside consultants. Research efforts are ongoing and focus on analyzing selected counties and MSAs throughout the Operating Partnership's target markets in the Midwest. The research process focuses on four major elements:

          Demographic and economic trends in the Operating Partnership's trade areas.

          Detailed databases on shopping center inventory and owners.

          Credit and operating information on the region's grocery operators, as well as other national, regional and local tenants.

          Supply and demand balances for retail space in the targeted markets' trade areas.

     Management Information Systems: The Operating Partnership has integrated property management information systems which include distributive processing features that make available next day information to field and corporate office personnel of data and transactions entered at each location. The system also includes a comprehensive lease database containing all relevant economic and compliance provisions contained in each lease. The system is designed with significant security, control and efficiency features and includes automated billings, daily updates of receivables and open payables, and operational reports for both leasing and property management personnel. Management of the Operating Partnership is committed to continued investment in information technology so that information systems will continue to be adequate to support the growth of the Operating Partnership.

PROPERTIES

     The following table and notes describe the Properties with ownership interests held by the Operating Partnership at August 31, 1997 and rental information for leases in effect as of June 30, 1997 or, for Properties acquired after June 30, 1997, as of the date of acquisition.

                                                               GROSS
                                                              LEASABLE
                                                             AREA (GLA)                                    ANNUALIZED
                                                  YEAR         SQUARE                        ANNUALIZED   BASE RENT PER
               SHOPPING CENTERS                 ACQUIRED        FEET        PERCENT LEASED   BASE RENT      LEASED SF
----------------------------------------------  --------     ----------     --------------   ----------   -------------
ILLINOIS
Commons of Chicago Ridge......................    1996         309,000             95%       $2,885,446      $  9.84
and Annex
Chicago Ridge, IL
Commons of Crystal Lake(2)....................    1996         273,000             75%        2,340,291        11.48
Crystal Lake, IL
Crossroads Center.............................    1992(3)      242,000             98%        1,285,594         5.39
Fairview Heights, IL
Fairhills Shopping Center(4)..................    1997         106,000             90%          556,435         5.83
Springfield, IL
Heritage Square...............................    1996         212,000            100%        2,609,091        12.29
Naperville, IL
High Point Centre.............................    1996         240,000            100%        2,176,010         9.06
Lombard, IL
Parkway Pointe(4).............................    1997          39,000            100%          450,708        11.56
Springfield, IL
Rivercrest Center.............................    1994(3)      458,000             99%        3,543,519         7.78
Crestwood, IL
Rollins Crossing..............................    1996          66,000(5)          82%          489,939         9.08
Round Lake Beach, IL
Sangamon Center North(4)......................    1997         140,000             98%          981,313         7.15
Springfield, IL
Sheridan Village..............................    1996         298,000             97%        2,238,244         7.73
Peoria, IL
Westview Center...............................    1993(3)      328,000             71%        2,134,984         9.17
Hanover Park, IL
INDIANA
Martin's Bittersweet Plaza....................    1997          78,000             98%          551,335         7.21
Mishawaka, IN


                                                                                        BASE
                                                                         SQUARE     LEASE/OPTION
               SHOPPING CENTERS                    MAJOR TENANTS(1)       FEET     EXPIRATION DATE
----------------------------------------------  -----------------------  -------   ---------------
ILLINOIS
Commons of Chicago Ridge......................  T.J. Maxx                 25,082      1998/2008
and Annex                                       Marshalls                 27,000      1999/2014
Chicago Ridge, IL                               Office Depot              27,680      2002/2012
                                                Cineplex Odeon            25,000      2008/2018
                                                Michaels Stores           17,550      1999/2004
                                                Pep Boys                  22,354      2015/2035
                                                JC Penney Home Store      55,000      2007/2022
Commons of Crystal Lake(2)....................  Jewel/Osco                59,804      2007/2042
Crystal Lake, IL                                Venture (not owned)       81,338           2006
Crossroads Center.............................  Kmart (ground lease)      96,268      2001/2020
Fairview Heights, IL                            T.J. Maxx                 32,200      2006/2013
Fairhills Shopping Center(4)..................  Jewel/Osco                49,330      1998/2013
Springfield, IL
Heritage Square...............................  Montgomery Ward(9)       111,016      2013/2033
Naperville, IL                                  Circuit City              28,351      2009/2024
                                                Stroud's                  26,703      2003/2013
High Point Centre.............................  Cub Foods                 62,000      2008/2033
Lombard, IL                                     T.J. Maxx                 25,200      1998/2013
                                                Office Depot              36,416      2003/2013
                                                MacFrugal's               17,040      2006/2021
Parkway Pointe(4).............................  Shoe Carnival             10,186      2004/2014
Springfield, IL                                 Dress Barn                 8,200      2002/2017
Rivercrest Center.............................  Omni Foods                87,937      2011/2031
Crestwood, IL                                   Venture                   79,903      2011/2031
                                                Sears Roebuck and Co.     55,000      2001/2011
                                                T.J. Maxx                 34,425      2004/2019
                                                PETsMART                  31,639      2010/2030
                                                Best Buy                  25,000      2008/2023
                                                OfficeMax                 24,000      2007/2017
                                                Hollywood Park            15,000      2000/2005
Rollins Crossing..............................  Sears Hardware            21,083      2005/2020
Round Lake Beach, IL                            Super Kmart (not owned)  190,000           2033
Sangamon Center North(4)......................  Schnucks                  63,257      2016/2046
Springfield, IL                                 U.S. Post Office          16,000      2005/2015
Sheridan Village..............................  Bergner's Dept. Store    162,852      2006/2021
Peoria, IL                                      Cohen's Furniture         16,600           2006
Westview Center...............................  Cub Foods                 67,163      2009/2029
Hanover Park, IL                                Marshalls                 34,302      2004/2019
INDIANA
Martin's Bittersweet Plaza....................  Martin's Supermarket      45,079      2012/2032
Mishawaka, IN                                   Osco Drug                 16,000      2012/2032

                                                               GROSS
                                                              LEASABLE
                                                             AREA (GLA)                                    ANNUALIZED
                                                  YEAR         SQUARE                        ANNUALIZED   BASE RENT PER
               SHOPPING CENTERS                 ACQUIRED        FEET        PERCENT LEASED   BASE RENT      LEASED SF
----------------------------------------------  --------     ----------     --------------   ----------   -------------
County Line Mall(4)...........................    1997         261,000             95%       $1,589,766      $  6.41
Indianapolis, IN
Speedway SuperCenter..........................    1996         535,000             97%        3,858,469         7.45
and Outlots
Speedway, IN
The Village(6)................................    1996         352,000             87%        1,647,427         5.38
Gary, IN
Washington Lawndale Commons...................    1996         333,000             99%        1,647,902         5.00
Evansville, IN
IOWA
Burlington Plaza West(4)......................    1997          89,000             93%          599,112         7.24
Burlington, IA
Davenport Retail..............................    1997          63,000            100%          604,355         9.66
Davenport, IA
Holiday Plaza(4)..............................    1997          46,000             85%          261,698         6.69
Cedar Falls, IA
Parkwood Plaza(4).............................    1997         125,000             98%          967,996         7.90
Urbandale, IA
Spring Village................................    1997          91,000            100%          567,115         6.22
Davenport, IA
Warren Plaza..................................    1997          86,000            100%          609,144         7.07
Dubuque, IA
KANSAS
Santa Fe Square...............................    1996         134,000             94%        1,100,235         8.75
Olathe, KS
KENTUCKY
Stony Brook...................................    1996         136,000             98%        1,382,988        10.34
Louisville, KY
MAINE
Augusta Plaza(6)..............................    1971         152,000             89%          574,651         4.26
Augusta, ME

                                                                                        BASE
                                                                         SQUARE     LEASE/OPTION
               SHOPPING CENTERS                    MAJOR TENANTS(1)       FEET     EXPIRATION DATE
----------------------------------------------  -----------------------  -------   ---------------
County Line Mall(4)...........................  Kroger                    52,337      2011/2041
Indianapolis, IN                                Office Max/Furniture      32,208      2004/2024
                                                Max
                                                Target                    99,321      2002/2027
Speedway SuperCenter..........................  Kohl's                    90,072      2004/2024
and Outlots                                     Kroger                    59,515      2013/2043
Speedway, IN                                    Sears Roebuck and Co.     30,825      2004/2024
                                                Old Navy                  15,000      2005/2010
                                                Kittles                   25,320      2000/2010
                                                PETsMART                  21,781      2002/2012
                                                Factory Card Outlet       16,675      2003/2013
                                                Lindo Super Spa           16,589           2000
The Village(6)................................  JC Penney                 60,600      1999/2004
Gary, IN                                        Goldblatt's               55,000      2000/2005
                                                Post-Tribune Publishing   19,246           1999
                                                Indiana Employment        18,050           2000
Washington Lawndale Commons...................  Target                    83,110      2005/2025
Evansville, IN                                  Sears Homelife            34,527      2003/2018
                                                Allied Sporting Goods     20,285      1997/2012
                                                Jo-Ann Fabrics            15,262      2003/2013
                                                Books-A-Million           20,515      2002/2008
IOWA
Burlington Plaza West(4)......................  Festival Foods            52,468      2009/2039
Burlington, IA
Davenport Retail..............................  Staples                   24,153      2011/2026
Davenport, IA                                   PETsMART                  26,280      2011/2036
Holiday Plaza(4)..............................  West Music                 8,450      2002/2007
Cedar Falls, IA
Parkwood Plaza(4).............................  FoodSaver                 63,075      2008/2038
Urbandale, IA
Spring Village................................  Eagle Foods               45,763           2005
Davenport, IA
Warren Plaza..................................  Hy-Vee Supermarket        51,492           2013
Dubuque, IA
KANSAS
Santa Fe Square...............................  Schnucks                  55,820      2007/2027
Olathe, KS
KENTUCKY
Stony Brook...................................  Kroger                    79,625      2021/2046
Louisville, KY
MAINE
Augusta Plaza(6)..............................  Kmart                     85,808      1997/2012
Augusta, ME

                                                               GROSS
                                                              LEASABLE
                                                             AREA (GLA)                                    ANNUALIZED
                                                  YEAR         SQUARE                        ANNUALIZED   BASE RENT PER
               SHOPPING CENTERS                 ACQUIRED        FEET        PERCENT LEASED   BASE RENT      LEASED SF
----------------------------------------------  --------     ----------     --------------   ----------   -------------
MASSACHUSETTS
585 Boylston St.(6)...........................    1961          22,000             90%       $  680,934      $ 34.95
Boston, MA
MINNESOTA
Brookdale Square..............................    1996(3)      185,000             85%        1,175,468         7.47
Brooklyn, MN
Burning Tree Plaza............................    1993(3)      139,000             96%        1,210,815         9.12
Duluth, MN
Har Mar Mall..................................    1992(3)      430,000             89%        3,609,301         9.40
Roseville, MN
Hub West Shopping Center......................    1991(3)       78,000            100%          839,271        10.72
Richfield, MN
Richfield Hub Shopping Center.................    1988(3)      138,000             98%        1,262,456         9.35
Richfield, MN
Roseville Center..............................    1997          75,000             92%          654,708         9.57
Roseville, MN
Sun Ray Shopping Center.......................    1961(3)      261,000             81%        1,635,661         7.71
St. Paul, MN
Terrace Mall..................................    1993(3)      137,000             96%          944,356         7.16
Robbinsdale, MN
Westwind Plaza................................    1994(3)       88,000             90%          848,869        10.74
Minnetonka, MN
White Bear Hills..............................    1993(3)       73,000             98%          575,348         8.00
White Bear Lake, MN
MISSOURI
Grandview Plaza...............................    1971(3)      316,000             78%        2,060,123         8.34
Florissant, MO
Liberty Corners(4)............................    1997         121,000            100%          754,018         6.23
Liberty, MO

                                                                                        BASE
                                                                         SQUARE     LEASE/OPTION
               SHOPPING CENTERS                    MAJOR TENANTS(1)       FEET     EXPIRATION DATE
----------------------------------------------  -----------------------  -------   ---------------
MASSACHUSETTS
585 Boylston St.(6)...........................  CVS Pharmacy               7,582      2001/2016
Boston, MA
MINNESOTA
Brookdale Square..............................  Circuit City              36,391      2014/2034
Brooklyn, MN                                    Office Depot              30,395      2004/2014
                                                Drug Emporium             25,782      2000/2010
                                                United Artists            24,534      2002/2022
Burning Tree Plaza............................  T.J. Maxx                 30,000      2004/2019
Duluth, MN                                      Best Buy                  28,000      1999/2014
                                                Piece Goods Shops         17,682      1999/2004
Har Mar Mall..................................  HomePlace                 54,489      2010/2026
Roseville, MN                                   Barnes & Noble            44,856      2010/2025
                                                Marshalls                 34,858      1998/2013
                                                T.J. Maxx                 25,025      1998/2008
                                                General Cinema            22,252      2001/2021
                                                General Cinema            19,950      2000/2010
                                                Michaels Stores           17,907      2003/2018
Hub West Shopping Center......................  Rainbow Foods             50,817      2012/2022
Richfield, MN                                   U.S. Swim & Fitness       26,185      2001/2003
Richfield Hub Shopping Center.................  Marshalls                 26,785      2003/2008
Richfield, MN                                   Michaels Stores           24,235      1999/2014
Roseville Center..............................  Minnesota Fabrics         12,000           2004
Roseville, MN                                   Snyder Drugs               8,250           1998
Sun Ray Shopping Center.......................  JC Penney                 40,451      1999/2009
St. Paul, MN                                    Marshalls                 26,256      2005/2020
                                                T.J. Maxx                 23,955      2000/2005
                                                Petter's                  20,000           2007
                                                Michaels Stores           18,127      2004/2019
Terrace Mall..................................  Rainbow Foods             59,232      2013/2033
Robbinsdale, MN                                 North Memorial            32,000      1999/2004
Westwind Plaza................................  Northern Hydraulics       18,165      2002/2012
Minnetonka, MN
White Bear Hills..............................  Festival Foods            45,679      2011/2021
White Bear Lake, MN
MISSOURI
Grandview Plaza...............................  Home Quarters             84,611      2013/2033
Florissant, MO                                  Schnucks                  68,025      2011/2026
                                                Walgreens                 15,984      2008/2043
Liberty Corners(4)............................  Price Chopper             56,000      2007/2027
Liberty, MO

                                                               GROSS
                                                              LEASABLE
                                                             AREA (GLA)                                    ANNUALIZED
                                                  YEAR         SQUARE                        ANNUALIZED   BASE RENT PER
               SHOPPING CENTERS                 ACQUIRED        FEET        PERCENT LEASED   BASE RENT      LEASED SF
----------------------------------------------  --------     ----------     --------------   ----------   -------------
NEW MEXICO
St. Francis Plaza.............................    1995(3)       30,000            100%       $  357,000      $ 11.98
Santa Fe, NM
TENNESSEE
Williamson Square(7)..........................    1996         335,000             94%        2,172,203         6.93
Franklin, TN
WISCONSIN
Madison Plaza(4)..............................    1997         128,000            100%          965,832         7.57
Madison, WI
Mequon Pavilions..............................    1996         212,000             97%        2,195,179        10.67
Mequon, WI
RETAIL/OFFICE BUILDING
One North State...............................    1996         639,000             98%        9,827,135        15.68
Chicago, IL


                                                                                        BASE
                                                                         SQUARE     LEASE/OPTION
               SHOPPING CENTERS                    MAJOR TENANTS(1)       FEET     EXPIRATION DATE
----------------------------------------------  -----------------------  -------   ---------------
NEW MEXICO
St. Francis Plaza.............................  Walgreens                 14,950      2013/2043
Santa Fe, NM                                    Wild Oats                 14,850      2006/2066
TENNESSEE
Williamson Square(7)..........................  Wal-Mart                 117,493      2008/2038
Franklin, TN                                    Kroger                    63,986      2008/2038
                                                Carmike Cinemas           29,000      2008/2018
WISCONSIN
Madison Plaza(4)..............................  Supersaver                73,309      2008/2033
Madison, WI
Mequon Pavilions..............................  Kohl's Food Emporium      45,697      2010/2050
Mequon, WI                                      Furniture Clearance       19,900           1997
RETAIL/OFFICE BUILDING
One North State...............................  First Chicago            296,782           2003
Chicago, IL                                     Arthur Andersen(8)       126,533           1998
                                                T.J. Maxx                 77,675      2001/2011
                                                Filene's Basement         50,000      2002/2012
                                                Int'l Academy of Design   44,000      2003/2008

---------------

(1) Major tenants are defined as tenants leasing 15,000 square feet or more of the rentable square footage, with the exception of Parkway Pointe, Holiday Plaza, 585 Boylston St., Roseville Center and St. Francis Plaza. In some cases, the named tenant occupies the premises as a sublessee.
(2) The amount of rentable square feet at Commons of Crystal Lake does not include approximately 81,000 square feet which is owned by Metropolitan Life and leased to Venture.
(3) Year the Property was acquired by the Company, which contributed the Property to the Operating Partnership in August 1997.
(4) This Property was acquired subsequent to June 30, 1997. All information is as of the date of acquisition.

(5) The amount of rentable square feet at Rollins Crossing does not include approximately 190,000 square feet which is owned by Kmart Corporation.


(6) This property is held for sale.


(7) The Operating Partnership is the 60% general partner of a partnership owning this property, whose limited partner interests are owned by an unrelated investor.


(8) This tenant exercised its option on April 1, 1996, to terminate its lease, effective as of April 1, 1998, and has paid a $1.8 million cancellation fee. The tenant has substantially moved out of its space.


(9) Montgomery Ward, which has sought protection under Chapter 11 of the bankruptcy code, has notified the Operating Partnership that it intends to close this store on or before December 31, 1997.

ONE NORTH STATE

     One North State was the only Property in the Portfolio at December 31, 1996, that represented 10% or more of the historic book value of the Portfolio at December 31, 1996, or accounted for 10% or more of the Portfolio's gross revenues in 1996. One North State is a mixed-use property located in the "Loop" area of downtown Chicago, Illinois. The Property aggregates approximately 640,000 square feet of GLA including approximately 159,000 square feet of retail space. Real estate taxes for this Property amounted to approximately $2,917,000 for the period March 15, 1996 through December 31, 1996. The retail portion of this Property is anchored by T.J. Maxx and Filene's Basement. The leases to T.J. Maxx and Filene's Basement provide current minimum annual rent of approximately $1,237,000 and $1,000,000, respectively. The office portion of this Property is leased primarily to First Chicago and Arthur Andersen. The leases to First Chicago and Arthur Andersen provide current minimum annual rent of approximately $3,942,000 and $1,518,000, respectively.


     The following tables set forth certain supplemental information with respect to One North State, and reflect Arthur Andersen's termination in 1996 of its lease effective April 1998, and the fact that its leased space was substantially unoccupied at December 31, 1996. See "Risk Factors -- Risks of Decreased Rent from One North State Property."


     a.  Percentage occupied at December 31 for the last five years:

            1996............................................................   78%
            1995............................................................   95%
            1994............................................................   95%
            1993............................................................   95%
            1992............................................................   89%

     b. The average effective annual minimum rentals per square foot for 1996, 1995, and 1994 were as follows:

            1996........................................................  $15.18
            1995........................................................  $15.45
            1994........................................................  $16.34

     c. Leases in effect at December 31, 1996, expiring over each of the next ten years, assuming no tenants exercise renewal options:

                                                        NO. OF      SQUARE       MINIMUM
                                                        LEASES       FEET      ANNUAL RENT
                                                        ------     --------    -----------
        1997..........................................     3          8,494    $    36,000
        1998..........................................     1        126,533      1,518,400
        1999..........................................     1          1,177         76,505
        2000..........................................     1          1,807        182,507
        2001..........................................     5         83,767      1,645,670
        2002..........................................     2         51,451      1,101,570
        2003..........................................     4        343,432      4,712,361
        2004..........................................     1          6,200        120,000
        2005..........................................     2          2,035        121,547
        2006..........................................     0              0              0

TENANT MIX AND LEASES


     As evidenced by the preceding list of Properties, the tenant mix of the Portfolio is diverse and well represented by supermarkets, drugstores and other consumer necessity or value-oriented retailers. Based on its past experience, the Operating Partnership believes that such tenants tend to be stable performers in both good and bad economic times. As of December 31, 1996, sixteen Properties were anchored by supermarkets, most of which are leading grocery chains in their respective markets. No tenant included in the Portfolio on December 31, 1996 accounted for as much as 10% of the gross revenues of the Portfolio in 1996.

     The terms of the outstanding retail leases at the Properties vary from tenancies at will to 50 years. Major tenant leases are typically for 10 to 25 years, with one or more extension options available to the lessee upon expiration of the initial lease. By contrast, smaller shop leases are typically negotiated for three to five year terms. The longer term of the major tenant leases serves to protect the Operating Partnership against significant vacancies and to assure the presence of strong tenants who draw consumers to the Properties. The shorter term of the smaller shop leases allows the Operating Partnership to adjust rental rates for non-major store space on a regular basis and upgrade the overall tenant mix.


     Leases to major tenants tend to provide lower minimum rents per square foot than smaller shop leases. For example, although the Properties in the Portfolio at the present time are not identical, major tenant leases for Properties owned by the Operating Partnership at December 31, 1996, provided an average annual minimum rent of $6.53 per square foot, compared with non-major tenant leases which provided an average annual minimum rent of $10.51. In general, the Operating Partnership believes that minimum rental rates for major tenant leases entered into several years ago are below current market rates, while recent major tenant leases and most other leases provide for minimum rental rates that more closely reflect current market rates. The payment by tenants of minimum rents that are below current market rates is offset in part by payment of percentage rents.


     Annual minimum future rentals to be received under non-cancelable operating leases in effect at December 31, 1996, for the Properties included in the Portfolio at December 31, 1996 (excluding properties held for sale), and the number of leases that will expire, the square feet covered by such leases and the minimum annual rent in the year of expiration under such expiring leases for the next ten years are as follows:

                                                                       LEASES EXPIRING
                                            MINIMUM       ------------------------------------------
                                            FUTURE         NUMBER                         MINIMUM
          YEAR ENDING DECEMBER 31,           RENTS        OF LEASES     SQUARE FEET     FUTURE RENTS
    ------------------------------------  -----------     ---------     -----------     ------------
    1997................................  $56,997,000        107            312,851       $3,310,512
    1998................................   52,024,000        114            565,892        5,640,188
    1999................................   48,267,000        130            697,434        5,436,589
    2000................................   43,829,000        104            518,155        4,762,942
    2001................................   38,747,000        90             612,005        5,800,715
    2002................................   32,273,000        40             352,282        3,857,982
    2003................................   28,886,000        30             601,037        6,862,889
    2004................................   22,699,000        22             357,283        2,345,931
    2005................................   19,792,000        39             334,033        2,630,149
    2006................................   16,910,000        29             441,153        2,712,121


                     THE REMIC NOTE AND OTHER INDEBTEDNESS



     The title to six of the Properties acquired from Tucker described in the preceding list of Properties -- Commons of Crystal Lake, Heritage Square, Sheridan Village, Speedway Super Center (excluding outlots), Washington Lawndale Commons and One North State -- is held by a general partnership of which the Operating Partnership and a wholly-owned subsidiary of the Company are respectively 99% and 1% partners. The partnership is obligated under a $100 million mortgage note maturing in September 2000 secured by such six properties that was issued to a trust qualifying as a real estate mortgage investment conduit for federal income tax purposes (the "REMIC Note"). Pursuant to terms of the indenture (the "REMIC Indenture") governing the REMIC Note, prior to October 1997 principal payments on the REMIC Note cannot be made and the properties collateralizing the REMIC Note cannot be sold. If the Operating Partnership wishes either to repay all or part of the $100 million principal of the REMIC Note or to sell any of the properties collateralizing the REMIC Note after such date, significant prepayment penalties will be incurred. The prepayment of principal of the REMIC Note requires an additional payment of the greater of either (i) 1% of the amount of principal being prepaid or (ii) the product of
(A) the difference between the outstanding principal balance of the REMIC Note before prepayment and the present value of all remaining interest and principal payments thereon and (B) the amount of principal being prepaid divided by the outstanding principal balance of the REMIC Note. After October 1997, in order to release any of the properties collateralizing the REMIC Note from the lien, the REMIC Indenture requires that certain additional conditions be met, including that (i) the aggregate amount of principal repaid on the REMIC Note equals at least 125% of the amount of principal allocated to the property to be released and (ii) certain debt service coverage ratios continue to be satisfied.


     In August 1997, Standard & Poor's Investment Services ("Standard & Poor's") assigned a corporate rating of "BBB-" to the Operating Partnership. Depending upon market conditions and the costs to the Operating Partnership at the time, the Operating Partnership anticipates that it will be advantageous to incur the prepayment penalty and to prepay the REMIC Note after October 1997, with the proceeds from an issue of unsecured debt by the Operating Partnership, thereby releasing the six properties securing the REMIC Note from the lien of the REMIC Indenture. The Operating Partnership believes that, even with the prepayment penalty, refinancing the REMIC Note with debt at the lower interest rates currently available will economically benefit the Operating Partnership more than keeping the REMIC Note outstanding until its stated maturity in September 2000, at which point interest rates may be substantially higher. In anticipation of issuing such debt, the Operating Partnership has entered into two forward Treasury Note purchase agreements with third parties in order partially to hedge the interest rate. There can be no assurance that the Operating Partnership will prepay the REMIC Note or that, if the REMIC Note is prepaid, the effective cost of doing so will not be greater than the current interest cost of the REMIC Note.



     The Operating Partnership and the Company are also parties to a $150 million unsecured revolving line of credit with BankBoston, N.A. and other bank lenders. The line of credit, which matures in March 1999, is available for the acquisition, development, renovation and expansion of existing and new properties and for working capital purposes. As a result of the investment grade rating assigned to the Operating Partnership by Standard & Poor's, the interest rate on outstanding borrowings under the line of credit was lowered from 1.5% to 1.375% over the London InterBank Offer Rate ("LIBOR") in effect from time to time. The line of credit contains certain financial and operational covenants that, among other provisions, limit the amount of secured and unsecured indebtedness the Company and the Operating Partnership may have outstanding at any time, and provide for the maintenance of certain financial tests including minimum net worth and debt service coverage requirements. Management believes that such covenants will not adversely affect the business or the operation of its properties. In addition, the lenders may accelerate the maturity of the line of credit in the event that the Operating Partnership fails to pay at maturity or to perform any other material obligation under any other indebtedness amounting to greater than $10 million.



     Five other properties of the Operating Partnership secure an aggregate of approximately $28.6 million of additional mortgage debt, of which approximately $10.2 million matures in September 1998, $3.7 million matures in 2003, $12.8 million matures in August 2005 and $1.9 million matures in December 2008. Total debt outstanding as of June 30, 1997 amounted to $193,268,000, of which $128,868,000 was secured by various of the Properties. As of June 30, 1997, approximately 42% of the Operating Partnership's assets were encumbered by mortgage indebtedness, of which approximately 34% were encumbered specifically by the REMIC Note.



     The Operating Partnership may enter into derivative financial instrument transactions in order to mitigate its interest rate risk on a related financial instrument. The Operating Partnership has designated these derivative financial instruments as hedges and applies deferral accounting, as the instrument to be hedged exposes the Operating Partnership to interest rate risk and the derivative financial instrument reduces that exposure. Gains and losses related to the derivative financial instrument are deferred and amortized over the terms of the hedged instrument. If a derivative terminates or is sold, the gain or loss is deferred and amortized over the remaining life of the derivative. Derivatives that do not satisfy the criteria above are carried at market value, and any changes in market value are recognized in other income. As of the date of this Prospectus

Supplement, the Operating Partnership has only entered into derivative transactions that satisfy the aforementioned criteria.



ITEM 2. FINANCIAL INFORMATION


                            SELECTED FINANCIAL DATA
                 (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)


                         SIX MONTHS ENDED JUNE 30,
                                (UNAUDITED)                                       YEARS ENDED DECEMBER 31,
                     ---------------------------------    ------------------------------------------------------------------------
                       PRO                                    PRO
                     FORMA(1)          HISTORICAL          FORMA(1)                             HISTORICAL
                     --------     --------------------    -----------    ---------------------------------------------------------
                       1997         1997        1996         1996          1996        1995        1994        1993         1992
                     --------     --------    --------    -----------    --------    --------    --------    --------     --------
                                                          (UNAUDITED)
Rental income.....   $ 49,685     $ 45,889    $ 33,201      $95,468      $ 77,512    $ 36,405    $ 32,875    $ 22,875     $ 11,839
Other income......        647          642         555        1,433         1,327         167         112         594          308
Expenses..........     37,163       33,689      26,533       74,149        60,184      27,711      24,877      17,550       11,175
                     --------     --------    --------     --------      --------     -------     -------     -------      -------
Income before gain
  on sale and
  provision for
  loss on real
  estate
  investments.....     13,169       12,842       7,223       22,752        18,655       8,861       8,110       5,919          972
Gain on sale of
  property........         --        3,073       9,379           --         9,379          --         983          --           --
Provision for loss
  on real estate
  investment......         --       (1,300)         --           --            --          --          --          --           --
                     --------     --------    --------     --------      --------     -------     -------     -------      -------
Income before
  allocation to
  minority
  interest........     13,169       14,615      16,602       22,752        28,034       8,861       9,093       5,919          972
Income allocated
  to minority
  interest........        (46)         (46)        (29)         (78)          (78)         --          --          --           --
                     --------     --------    --------     --------      --------     -------     -------     -------      -------
Net income........   $ 13,123     $ 14,569    $ 16,573      $22,674      $ 27,956    $  8,861    $  9,093    $  5,919     $    972
                     ========     ========    ========     ========      ========     =======     =======     =======      =======
Total assets at
  end of period...   $575,865(2)  $512,980    $491,692                   $502,284    $180,545    $166,579    $127,931     $ 93,326
                     ========     ========    ========                   ========     =======     =======     =======      =======
Mortgage and bank
  loans payable at
  end of period...   $247,354(2)  $193,268    $220,638                   $188,894    $ 39,394    $ 66,748    $ 29,317     $ 44,085
                     ========     ========    ========                   ========     =======     =======     =======      =======
Per Unit:
  Net income......   $   0.58     $   0.65    $   1.04      $  1.00      $   1.56    $   0.90    $   1.11    $   0.88     $   0.49
  Distributions...   $   0.89     $   0.67    $   0.64      $  1.34      $   1.34    $   1.37    $   1.35    $   1.29     $   1.24
Weighted average
  units
  outstanding.....   22,739,378   22,260,759  15,914,362  22,638,660     17,932,769  9,863,767   8,191,831   6,715,813    1,972,054


---------------
     Reference is made to "Management's Discussion and Analysis" for a discussion of various factors or events which materially affect the comparability of the information set forth above.

(1) Unaudited pro forma data includes operating revenues and expenses for the six months ended June 30, 1997 and for the year ended December 31, 1996 for the properties acquired and disposed between January 1, 1996 and June 30, 1997, and subsequently, for the period during which the Operating Partnership did not own them. For the six months ended June 30, 1997 and the year ended December 31, 1996, pro forma mortgage and other interest has been increased by approximately $2,033,000 and $2,370,000, respectively, reflecting the borrowings estimated for such acquisitions for the period which the Operating Partnership did not own them, net of reductions of mortgage and other interest for the application of net proceeds from dispositions and the November 1996 Offering used to pay-down the line of credit for the period the Operating Partnership owned such properties and for the period prior to the November 1996 Offering. Pro forma depreciation and amortization for the six months ended June 30,

    1997 and the year ended December 31, 1996 has been increased by approximately $702,000 and $1,914,000, respectively, to give effect to recording the acquisitions for the period which the Operating Partnership did not own them, net of the reduction for properties disposed for the period which the Operating Partnership owned such properties, using a useful life of 39 years.

(2) The unaudited pro forma balance sheet as of June 30, 1997 was prepared as if the acquisitions and the disposition occurring subsequent to June 30, 1997, had been completed on June 30, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        LIQUIDITY AND CAPITAL RESOURCES

GENERAL

     The Operating Partnership believes that improving its financial flexibility will position the Operating Partnership for future growth, allowing it to take advantage of acquisition, renovation and expansion opportunities. The Operating Partnership further considers its liquidity and ability to generate cash from operating and from financing activities to be sufficient, and expects them to continue to be sufficient, to meet its operating expense, debt service, distribution requirements and acquisition opportunities for the foreseeable future. Due to the capital intensive nature of real estate in general, the avenues available for raising capital, as well as the mix of debt and equity, are a critical component in the ability of the Operating Partnership to continue to grow.

     The Operating Partnership funds operating expenses and distributions primarily from operating cash flows, although its bank line of credit may also be used for these purposes. The Operating Partnership and the Company may each borrow under the bank line of credit and are jointly and severally liable for all obligations thereunder. The Operating Partnership funds acquisitions and capital expenditures primarily from the line of credit and, to a lesser extent, operating cash flows, as well as through the issuance of LP Units. The Operating Partnership may also acquire properties through capital contributions by the Company of proceeds from the issuance by the Company of additional securities. In addition, three properties which no longer fit the Operating Partnership's strategic focus were held for sale. The Operating Partnership may also dispose of other properties which it no longer considers to be core properties, reinvesting the proceeds from such dispositions in properties with better growth potential and that are more consistent with the Operating Partnership's strategic focus. In addition, the Operating Partnership may acquire partial interests in real estate assets through participation in joint venture transactions.

     As of June 30, 1997, financial liquidity was provided by approximately $3,579,000 in cash and cash equivalents and by the Operating Partnership's unused balance on the line of credit of $85,600,000. In addition, the Company has effective "universal shelf" registration statements under which the Company may issue up to $234,460,000 in equity securities, making such capital available to the Operating Partnership. Equity securities may be issued from the universal shelf registration from time to time when the Company determines that market conditions and the opportunity to utilize the proceeds from the issuance of such securities are favorable. The Company is obligated to contribute any net proceeds from the issuance of such securities to the Operating Partnership, and the Operating Partnership is obligated to issue to the Company an equivalent number of GP Units having economic terms comparable to the securities issued by the Company.


     The mortgage debt outstanding at June 30, 1997 consisted of fixed-rate notes totaling $128,868,000 with a weighted average interest rate of 7.58% maturing at various dates through 2008. Short term liquidity represents debt service requirements due within one year. Scheduled principal amortization of mortgage debt totaled $320,000 during the six months ended June 30, 1997, with another $302,000 scheduled principal payments due for the remainder of the year. During the year ending December 31, 1998, scheduled principal payments of approximately $536,000 are due. Additionally, in September 1998, approximately $10,011,000, with an interest rate of 9.875% is scheduled to mature. Management currently expects to fund such debt service requirements with operating cash flow and the line of credit.


     The Operating Partnership focuses its investment activities on community and neighborhood shopping centers primarily in the Midwestern United States anchored by regional and national grocery store chains. The Operating Partnership will continue to seek acquisition opportunities of individual properties and property portfolios and of private and public real estate entities in both primary and secondary Midwestern markets where management can utilize its extensive experience in shopping center renovation, expansion, re-leasing and re-merchandising to achieve long-term cash flow growth and favorable investment returns.

OPERATING ACTIVITIES

     Net cash flows provided by operating activities increased to $19,536,000 during the six months ended June 30, 1997 from $14,952,000 during the same period in 1996, and to $32,261,000 during the year ended December 31, 1996, from $13,163,000 during the year ended December 31, 1995 and $11,343,000 in 1994.
These increases were due primarily to the growth of the Operating Partnership's Portfolio.


     Funds from operations ("FFO") increased $7,435,000 or 58% during the six month period ended June 30, 1997 to $20,266,000 from $12,831,000 during the six months ended June 30, 1996, and $15,400,000 or 98% during the year ended December 31, 1996, from $15,679,000 in the year ended December 31, 1995 to $31,079,000 in the year ended December 31, 1996. FFO increased by $2,831,000 or 22% during 1995 from $12,848,000 in 1994. The Operating Partnership generally considers FFO to be a relevant and meaningful supplemental measure of the performance of an equity REIT because it is predicated on a cash flow analysis, contrasted with net income, a measure predicated on generally accepted accounting principles which gives effect to non-cash items such as depreciation. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and as followed by the Operating Partnership, represents net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization. In computing FFO, the Operating Partnership does not add back to net income the amortization of costs incurred in connection with the Operating Partnership's financing activities or depreciation of non-real estate assets. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and should not be considered as an alternative to cash flow as a measure of liquidity or as a measure of cash made available to investors. Reference is made to the consolidated statements of cash flows, which has been prepared in accordance with generally accepted accounting principles, to obtain an understanding of the cash made available to fund cash flow requirements. Since the definition of FFO is a guideline, computation of FFO may vary from one REIT (and/or its operating partnership) to another. FFO is not necessarily indicative of cash available to fund cash needs.


INVESTING ACTIVITIES

     Net cash flows from investing activities decreased to a net use of cash of $8,877,000 during the six months ended June 30, 1997 from a net use of cash of $1,920,000 in the same period of 1996, and to $16,715,000 during the year ended December 31, 1996, from a net use of cash of $9,953,000 in 1995 and a net use of cash of $33,653,000 in 1994.

     During 1996 and 1995, the Company completed two corporate acquisitions through the issuance of a total of 7,753,157 shares of the Company's Common Stock. The first acquisition, completed in January 1995, was the acquisition of the real estate investment trust advisory business of its former advisor, thereby enabling the Company and thus the Operating Partnership to become self-administered. The acquisition was completed through the issuance of 325,000 shares of Common Stock of the Company to the owners of the former advisor. The business, consisting of a nominal amount of office equipment and information systems, was contributed to the Operating Partnership. Additionally, the employees of the advisory business became employees of Bradley.

     On March 15, 1996, the Company closed the Tucker Acquisition. The acquisition was completed through the issuance of 7.4 million shares of Common Stock of the Company valued at $13.96 per share, the payment of certain transaction costs and the assumption of all of Tucker's liabilities, including the $100,000,000 REMIC Note discussed below. The acquisition was structured as a tax-free transaction, and was accounted for using the purchase method of accounting. Tucker held title to all of its properties through two partnerships--eight properties through TOP, in which Tucker had a 95.9% general partnership interest, and six properties through TFP, a general partnership of which TOP owned 99% and a wholly owned Tucker corporate subsidiary owned the remaining 1%. In August 1997, the Company contributed its interests in 18 properties it held directly to the Operating Partnership. The Operating Partnership therefore succeeds Bradley as the entity through which the Company will expand its ownership and operation of properties primarily located in the Midwestern region of the country.

     In addition to the Tucker Acquisition, during 1996, the Operating Partnership spent approximately $25,989,000 on property acquisitions and capital improvements. Of that amount, approximately $18,012,000 was spent on property acquisitions, approximately $7,310,000 on tenant specific capital improvements and approximately $667,000 for other property improvements. As of June 30, 1997, the Operating Partnership had commitments of approximately $2,500,000 for tenant specific capital improvements for new tenants at Westview Center and Grandview Plaza.


     Throughout 1996 and 1995, in addition to the Tucker Acquisition, the Operating Partnership acquired three shopping centers in separate transactions at an aggregate cost of approximately $23,261,000. The first property was acquired for $9,100,000 with cash drawn from the Operating Partnership's line of credit. The second property acquisition was structured as a "like-kind" exchange for federal income tax purposes, whereby proceeds of $12,900,000 from the sale of a ground lease were partially exchanged for a shopping center costing $8,900,000. The excess cash proceeds from the sale were used to pay-down the line of credit. The third property was acquired for approximately $5,261,000 with financing provided by the assumption of $2,094,000 in debt and the capital contribution from the Company resulting from cash proceeds from the issuance of 182,500 shares of Common Stock in a privately negotiated transaction.

     During the first half of 1997, the Operating Partnership acquired five shopping centers in separate transactions for a total purchase price of approximately $26.5 million and sold one property that had been held for sale for a net sales price of approximately $11.3 million. Subsequent to June 30, 1997, the Operating Partnership completed the acquisition of a portfolio of five shopping centers located in Illinois and Iowa for approximately $28.8 million and four additional shopping centers located in Indiana, Iowa, Wisconsin and Missouri in separate transactions for approximately $40.3 million. Also subsequent to June 30, 1997, the Operating Partnership sold one property.

FINANCING ACTIVITIES

     Net cash flows provided by financing activities declined to a net use of cash of $14,542,000 during the six moths ended June 30, 1997 from a net use of cash of $9,770,000 during the same period in 1996, and to a net use of cash of $8,781,000 during the year ended December 31, 1996 from a net use of cash of $2,706,000 during 1995 and a source of cash of $21,553,000 in 1994.
Distributions (treated as a reduction in cash flows from financing activities in the accompanying financial statements) were $14,974,000 during the six months ended June 30, 1997, $10,232,000 during the six months ended June 30, 1996, and $24,004,000, $13,528,000 and $11,034,000 during the years ended December 31,
1996, 1995 and 1994, respectively.

     During 1996 and 1995, the Company completed two public offerings under the Company's "shelf" registration statement, issuing a total of 5,375,000 shares of Common Stock raising a total of approximately $82,300,000 after offering costs. Net proceeds from the 1996 and 1995 public offerings (the "November 1996 Offering" and the "July 1995 Offering") of approximately $44,900,000 and $37,400,000, respectively, were contributed to the Operating Partnership and were applied principally to pay-down outstanding borrowings under the applicable bank lines of credit that had been incurred, and mortgage notes that had been assumed, in connection with the purchase of certain properties.

     On March 15, 1996, concurrently with the Tucker Acquisition, the Operating Partnership entered into a new $150,000,000 unsecured revolving bank line of credit facility with The First National Bank of Boston and other banks, replacing the previous $65,000,000 line of credit that had been secured by a blanket mortgage on six properties. The new line was at an interest rate equal to the lower of the bank's base rate or 1.75% over LIBOR. Additionally, the facility stipulated a commitment fee ranging from 0.125% to 0.250% per annum of the unfunded line of credit balance depending on the outstanding balance during a calendar quarter. The rates available under the line would become more favorable in the event certain loan-to-value tests were met or the Operating Partnership received an investment grade unsecured debt rating. The Operating Partnership entered into interest rate protection agreements with respect to $100,000,000 of the potential borrowings under the line of credit. In addition to replacing outstanding borrowings under Bradley's and Tucker's previously outstanding secured lines of credit, the facility is available for the acquisition, development, renovation and expansion of new and existing properties, and for other working capital purposes.

     The line of credit contains certain financial and operational covenants that, among other provisions, limit the amount of secured and unsecured indebtedness the Operating Partnership may have outstanding at any time, and provide for the maintenance of certain financial tests including minimum net worth and debt service coverage requirements. The Operating Partnership believes it is currently in compliance and was in compliance with such covenants during 1996 and that such covenants will not adversely affect the Operating Partnership's business or the operation of its properties.


     In March 1997, the Operating Partnership amended the line of credit facility, extending the maturity date to March 15, 1999, and reducing the interest rate to the lower of the bank's base rate or 1.50% over LIBOR. The amended line of credit agreement also provides more flexible covenants compared with the previous agreement. The Operating Partnership expects to be able to refinance the line of credit when due, although there can be no assurance that the refinancing terms at the time of maturity will be favorable.



     In August 1997, Standard & Poor's Investment Services, a national credit rating agency, announced that it assigned an investment grade corporate credit rating of "BBB-" to the Operating Partnership. As a result, the interest rate on the line of credit was further reduced to the lower of the bank's base rate or 1.375% over LIBOR, in accordance with the line of credit agreement, representing a decrease in the interest margin on the line of credit of 0.375% from the rate in effect at December 31, 1996.


     Financings for the five shopping center acquisitions completed during the first half of 1997 included $17,500,000 in cash provided by the line of credit, the assumption of a $3,800,000 non-recourse mortgage note, and $5,200,000 via the issuance of 281,300 LP Units to the former owners of a shopping center. Financing for the nine properties acquired subsequent to June 30, 1997 included $60,000,000 drawn from the line of credit (including amounts used to pay-off at closing an assumed $6,900,000 non-recourse mortgage) and $9,000,000 through the issuance of 478,619 LP Units to the former owners of a shopping center. Net proceeds of approximately $17,200,000 in the aggregate from the sale of a shopping center during the first half of 1997, and from the sale of another shopping center subsequent to June 30, 1997, were used to pay-down the line of credit.

CAPITAL STRATEGY


     The Tucker liabilities assumed included a $100,000,000 mortgage note issued by TFP, secured by the six properties it held. As of June 30, 1997, approximately 42% of the Operating Partnership's assets were encumbered by mortgage indebtedness, of which approximately 34% were encumbered specifically by the REMIC Note. The note had been issued to an entity qualifying as a real estate mortgage investment conduit (REMIC) for federal income tax purposes. The REMIC Note has a fixed, 7.3% rate of interest, with an effective rate of 7.23%, matures in September 2000 and becomes prepayable, upon payment of a significant prepayment premium, in October 1997. The investment grade rating received from Standard & Poor's provides the Operating Partnership with the ability to issue fixed-rate unsecured debt. In anticipation of issuing such debt to prepay a portion or all of the REMIC Note and possibly to pay-down additional debt, the Operating Partnership has entered into two forward Treasury Note purchase agreements with third parties in order partially to hedge the interest rate. Management believes that the bank line of credit, as well as the current value of the Operating Partnership's assets, provide the Operating Partnership with the necessary flexibility to refinance the REMIC Note, as well as its other debt obligations when due, although there can be no assurance that refinancing terms at the time of maturity will be favorable.


     Management believes that the Company's recent growth has enhanced its and the Operating Partnership's ability to raise further capital in the public markets, providing an additional source of capital for the Operating Partnership and, as indicated above, the Company has positioned itself to take advantage of favorable opportunities by increasing the dollar amount of securities that it may issue pursuant to "universal shelf" registration statements, and by obtaining an investment grade corporate rating for the Operating Partnership. While the public capital markets have generally been favorable for selected REITs during the past few years, there can be no assurance either that the public markets will remain receptive to providing new capital to REITs and their operating partnerships or that the terms upon which the Company and the Operating Partnership may be able to raise funds will be attractive or favorable to them or to their share owners and partners.

     In addition, management from time to time identifies Properties in the Portfolio that no longer are consistent with current operating focus or for which a purchase offer is received that management believes should be accepted to provide funds that may immediately or eventually be invested in properties with potential for a better return. During 1997, the Operating Partnership and the Company have sold two properties for an aggregate sales price of $17.2 million; and three properties are currently held for sale.

                             RESULTS OF OPERATIONS

JUNE 30, 1997 COMPARED TO JUNE 30, 1996

     During the first six months of 1997, the Operating Partnership (including the Predecessor Business) acquired five shopping centers in separate transactions for a total purchase price of approximately $26.5 million, and sold one shopping center that had been held for sale for a net sales price of approximately $11.3 million. During the year ended December 31, 1996, the Operating Partnership acquired sixteen properties, including fourteen properties upon the Tucker Acquisition, and sold its interest in a ground lease. For the six months ended June 30, 1997, net income was $14.6 million, or $0.65 per Unit, compared with $16.6 million, or $1.04 per Unit, for the six months ended June 30, 1996. Net income for the six months ended June 30, 1997, includes a $3.1 million gain on sale of property and a $1.3 million provision for loss on real estate investment. Net income for the six months ended June 30, 1996, includes a $9.4 million gain on sale of property. Weighted average Units outstanding for the six-month period were 22,260,759 compared with 15,914,362 in the prior-year period. The increased number of Units outstanding was due primarily to the 2,875,000 share November 1996 Offering which net proceeds were contributed to the Operating Partnership in exchange for an equivalent number of GP Units, and the issuance of 7,428,157 GP Units to the Company in connection with the Tucker Acquisition on March 15, 1996.

ACQUISITION AND DISPOSITION ACTIVITIES

                              ACQUISITIONS                                DATE
        ---------------------------------------------------------  ------------------
        Tucker (14 properties)...................................    March 15, 1996
        Brookdale Square.........................................    March 26, 1996
        Santa Fe Square..........................................  December 27, 1996
        Roseville Center.........................................   January 1, 1997
        Martin's Bittersweet Plaza...............................   January 1, 1997
        Warren Plaza.............................................   January 21, 1997
        Spring Village...........................................    April 28, 1997
        Davenport Retail.........................................    June 19, 1997

                              DISPOSITIONS                                DATE
        ---------------------------------------------------------  ------------------

        Nicollet Avenue ground lease.............................    March 26, 1996
        Hood Commons.............................................    March 13, 1997

  Property Specific Revenues And Expenses (in thousands of dollars)

                                     SIX MONTHS ENDED
                                         JUNE 30,                                           PROPERTIES
                                   --------------------                   ACQUISITIONS/     HELD BOTH
                                     1997        1996      DIFFERENCE     DISPOSITIONS        YEARS
                                   --------    --------    ----------     -------------     ---------
    Rental income................  $ 45,889    $ 33,201     $ 12,688         $11,947          $ 741
    Operations, maintenance and
      management.................     6,999       5,792        1,207           1,859           (652)
    Real estate taxes............     9,627       7,688        1,939           1,842             97
    Depreciation and
      amortization...............     7,855       5,976        1,879           1,654            225

  Results Attributable to Acquisition and Disposition Activities

     Rental income increased from $33,201,000 in the first half of 1996 to $45,889,000 in the first half of 1997. Approximately $12,782,000 of the increase was attributable to the Operating Partnership's acquisition activities, partially offset by $835,000 attributable to disposition activities.

     Operations, maintenance and management expense increased from $5,792,000 in the first half of 1996 to $6,999,000 in the first half of 1997. Operations, maintenance and management expenses incurred for properties acquired during the six month period, net of such expenses eliminated for properties disposed, of $1,859,000 were partially offset by a decrease of $652,000 in such expenses for properties held both years.

     Real estate taxes increased from $7,688,000 in the first half of 1996 to $9,627,000 in the first half of 1997. Substantially all of the increase was attributable to the Operating Partnership's acquisition activities.

     Depreciation and amortization increased from $5,976,000 in the first half of 1996 to $7,855,000 in the first half of 1997. Approximately $1,865,000 of the increase was attributable to the Operating Partnership's acquisition activities, partially offset by $211,000 attributable to disposition activities.

  Results for Properties Fully Operating Throughout Both Periods

     The remaining increase in rental income for the six month period ended June 30, 1997, of $741,000 represented an increase of 4.5% over the first half of 1996. The positive variance was primarily due to an increase at Har Mar Mall resulting from successful leasing activity during the second half of 1996, where leases were signed for approximately 26,000 square feet, or 6% of the center. Decreases in rental income at Westview Center due to a lower occupancy and at Grandview Plaza due to the vacancy of JC Penney in 1996 were offset by an increase at Rivercrest Center due to an increase in average occupancy during the first half of 1997 compared with the first half of 1996. During the second quarter of 1997, the Operating Partnership signed a new lease with OfficeMax for 30,000 square feet at Grandview Plaza, which is expected to commence early in the first quarter of 1998. A new lease for 55,000 square feet with Waccamaw Pottery at Westview Center is expected to contribute to increased rental income in the fourth quarter of 1997, and a new lease with JC Penney Homestore for 55,000 square feet at the Commons of Chicago Ridge is expected to contribute to increased rental income in the third quarter of 1997.

     The remaining decreases in operations, maintenance and management expense of $652,000, or 20%, from the first half of 1996 were primarily attributable to cost savings resulting from the completion in the second quarter of 1996 of the internalization of the property management function for the properties located in the Midwest, including a decrease in bad debt expense for such properties.

     The remaining increase in depreciation and amortization of $225,000 for the six month period ended June 30, 1997, compared with the same period in 1996, was primarily a result of new construction and leasing at White Bear Hills, Har Mar Mall and Burning Tree Plaza as well as new tenancies at various other locations.

  Non-Property Specific Expenses

     Mortgage and other interest expense increased to $7,231,000 for the six months ended June 30, 1997, from $5,554,000 during the same period in 1996. Debt assumed in the Tucker Acquisition on March 15, 1996, consisting primarily of the $100 million REMIC mortgage note secured by six of the acquired Tucker properties, accounted for $1,715,000 of the increase. Additionally, mortgage interest expense on the mortgage note assumed upon the acquisition of Martin's Bittersweet Plaza in January 1997 contributed to an increase of approximately $171,000 during the first half of 1997 compared with the first half of 1996. A lower weighted average outstanding balance on the line of credit, primarily resulting from the application of proceeds from the November 1996 Offering resulted in a decrease in interest expense of $195,000 for the six month period ended June 30, 1997, compared with the same period in 1996. The Operating Partnership's weighted average interest rate for the six months ended June 30, 1997 was 7.67%.

     Administrative and general expense increased from $1,179,000 during the six months ended June 30, 1996, to $1,977,000 during the six months ended June 30, 1997. Although the Tucker Acquisition created substantial operating efficiencies, following the acquisition the Operating Partnership reorganized its internal operations to function by disciplines rather than geography. The reorganization included the addition of executive management for leasing, asset management and acquisition activities, mostly during the second half of 1996. In addition, the acquisition of fifteen properties since June 30, 1996 has required an increase in personnel to manage the additional workload. As a result of the aforementioned reorganization and acquisition activity, the number of employees has increased, resulting in an increase in payroll costs.

     During the first half of 1997, the Operating Partnership recorded a provision for loss on its investment in Meadows Town Mall, located in Rolling Meadows, Illinois. While undertaking a redevelopment plan for the center, the Company received an unsolicited offer from a prospective purchaser of the property. Management accepted the offer with the intention of redeploying proceeds from the sale to the acquisition of another property or properties. The provision of $1,300,000 represents the difference between the sales price, net of closing costs, and the carrying value of the property. The property was reclassified as held for sale on July 1, 1997. The sale was completed on August 8, 1997 for a net sales price of $5.9 million.

     During the first half of 1996, the Operating Partnership incurred a charge of $344,000 consisting of deferred financing costs related to Bradley's former bank line of credit and certain deferred acquisition costs related to acquisitions which Bradley chose not to pursue due to the efforts required to finalize the Tucker Acquisition.

1996 COMPARED TO 1995

     During 1996, Bradley acquired sixteen properties, including the fourteen properties in connection with the Tucker Acquisition, and sold its interest in a ground lease. Including operations for the newly acquired properties and the gain on sale of $9,379,000, net income increased from $8,861,000 or $0.90 per Unit in 1995 to $27,956,000, or $1.56 per Unit, in 1996. Per Unit amounts reflect weighted average Units outstanding of 17,932,769 in 1996 and 9,863,767 in 1995. The increased Units primarily reflect the 7,428,157 Units issued to the Company in connection with the Tucker Acquisition in March 1996 and the 2,875,000 Units issued to the Company upon its contribution to the Operating Partnership of the net proceeds from the November 1996 Offering of an equivalent number of shares of Common Stock.

  Property Specific Revenues and Expenses (in thousands of dollars)

                                                                                            PROPERTIES
                                                                           ACQUISITIONS/       HELD
                                     1996        1995       DIFFERENCE     DISPOSITIONS     BOTH YEARS
                                    -------     -------     ----------     ------------     ----------
    Rental income.................  $77,512     $36,405      $ 41,107        $ 41,443         $ (336)
    Operations, maintenance and
      management..................  $12,949     $ 5,858      $  7,091        $  6,432         $  659
    Real estate taxes.............  $16,787     $ 8,726      $  8,061        $  8,346         $ (285)
    Depreciation and
      amortization................  $13,286     $ 7,317      $  5,969        $  5,463         $  506

  Results Attributable to Acquisition and Disposition Activities

     Rental income increased from $36,405,000 in 1995 to $77,512,000 in 1996, an increase of $41,107,000. Approximately $42,279,000 of the net increase was attributable to Bradley's acquisition activities, partially offset by approximately $836,000 attributable to disposition activities.

     Other income increased from $167,000 in 1995 to $1,327,000 in 1996. The increase was partially a result of income received from a sales tax sharing agreement at Rollins Crossing, one of the properties acquired from Tucker. In addition, interest income earned on cash and escrow balances increased due to an increase in the weighted average daily balances, including, since the Tucker Acquisition, approximately $3,600,000 held in various escrow accounts in accordance with the $100 million REMIC Note assumed in connection with the Tucker Acquisition.

     Operations, maintenance and management expense increased from $5,858,000 in 1995 to $12,949,000 in 1996. Approximately $6,432,000 of the increase was attributable to acquisition activities.

     Real estate taxes increased from $8,726,000 in 1995 to $16,787,000 in 1996. Approximately $8,346,000 of the increase was attributable to acquisition activities.

     Depreciation and amortization increased from $7,317,000 in 1995 to $13,286,000 in 1996, an increase of $5,969,000. Approximately $5,463,000 of the increase was attributable to acquisition and disposition activities.

  Results For Properties Fully Operating Throughout Both Periods

     The remaining decrease in rental income of approximately $336,000 was attributable to decreases at Westview Shopping Center and Grandview Plaza in the aggregate of $1,115,000, partially offset by increases in rental income at Har Mar Mall, Burning Tree Plaza and Rivercrest Shopping Center of approximately $712,000 in the aggregate. Westview Shopping Center continued to suffer from the vacancy of Burlington Coat Factory in 1994. However, management negotiated a decrease in the assessed value of the property and received a tax abatement during 1996 resulting in a decrease in real estate tax expense of approximately $669,000, more than offsetting the decrease in rental income. The increase in rental income at Har Mar Mall was primarily attributable to a full year's rental income from Barnes & Noble Superstore and HomePlace. During the second half of 1996, the Operating Partnership also signed leases at Har Mar Mall for approximately 26,000 square feet, or 6% of the center, contributing to the increase. The increase in rental income at Rivercrest Shopping Center was primarily the result of an increase in real estate tax reimbursements.

     The remaining increase in operations, maintenance and management expense of $659,000 was attributable to increased expenses at Sun Ray Shopping Center, Har Mar Mall, and Rivercrest Shopping Center, and increased snow removal costs. The increase in operations, maintenance and management expense was partially offset by cost savings resulting from the completion of the internalization of the property management function for the properties in the Midwest.

     The remaining increase in depreciation and amortization of $506,000 was primarily a result of new construction and leasing at White Bear Hills, Har Mar Mall and Burning Tree Plaza as well as new tenancies at various other locations.

  Non-Property Specific Expenses

     Mortgage and other interest increased from $4,705,000 in 1995 to $13,404,000 in 1996. Interest expense on the line of credit, net of amounts capitalized, increased from $2,011,000 to $5,666,000. The increase in interest expense on the line of credit was due to a higher average outstanding balance primarily as a result of paying off Tucker's secured line of credit with the Operating Partnership's unsecured line of credit in March 1996, and the repayment of three mortgages secured by Sun Ray Shopping Center for approximately $12,300,000 with cash drawn on the line of credit. The weighted average interest rate on the mortgage notes secured by Sun Ray Shopping Center was 10.53%. The weighted average interest rate on outstanding borrowings under the line of credit decreased to 7.84% in 1996 from 8.00% in 1995. Mortgage interest expense increased from $2,694,000 in 1995 to $7,738,000 in 1996, primarily as a result of the assumption of the $100,000,000 REMIC Note. The effective rate on the REMIC Note is 7.23% and mortgage interest on the REMIC was approximately $5,729,000 during 1996. The increase in mortgage interest expense was partially offset by a decrease attributable to the repayment of three mortgage notes secured by Sun Ray Shopping Center.

     General and administrative expenses increased from $1,105,000 in 1995 to $3,005,000 in 1996. Although the Tucker Acquisition created substantial operating efficiencies, following the acquisition the Operating Partnership reorganized its internal operations to function by disciplines rather than geography. The reorganization included the addition of executive management for leasing, asset management and acquisition activities. The Operating Partnership also completed the internalization of its property management and leasing functions for all of its Midwest retail properties. Primarily as a result of the Tucker Acquisition and the internal reorganization, the number of employees has increased from 16 at December 31, 1995, to 81 at December 31, 1996, resulting in an increase in payroll costs.

     In connection with Bradley's stated objective to focus on the Midwest, Bradley relocated its headquarters from Boston, Massachusetts (where the Company was founded in 1961) to Northbrook, Illinois. As a result of the headquarters move, a one-time relocation charge of $409,000, or $0.02 per unit, was incurred during 1996.

     During 1996, the Operating Partnership incurred a charge of $344,000, or $0.02 per unit, consisting of deferred financing costs related to the former bank line of credit and certain deferred acquisition costs related to acquisitions which Bradley chose not to pursue due to the efforts required to finalize the Tucker Acquisition.

1995 COMPARED TO 1994

     The aggregate result for 1995 was a $232,000 or 3% decrease in net income from $9,093,000 ($1.11 per Unit) to $8,861,000 ($.90 per Unit). In 1994, income before the gain on sale of property was $8,110,000 ($.99 per Unit), compared with $8,861,000 in 1995, ($.90 per Unit). Per Unit amounts reflect weighted average Units outstanding of 9,863,767 in 1995 and 8,191,831 in 1994, the increased number of Units being attributable primarily to the Company's public issuance of 2,500,000 shares of Common Stock (the "July 1995 Offering"), completed in July 1995.

     Rental income increased $3,530,000 or 11% from $32,875,000 in 1994 to $36,405,000 in 1995. Approximately $3,594,000 of this increase was due to the acquisitions of Westwind Plaza and Rivercrest Center in 1994 and St. Francis Plaza in 1995. These increases were partially offset by the sale of Spruce Tree Centre in late 1994. Rental income from Har Mar Mall increased approximately $598,000 while rental income from Burning Tree Plaza increased approximately $260,000 from the prior year. Rental income at Har Mar Mall increased primarily due to the signing of leases with Barnes & Noble and HomePlace. The increase at Burning Tree Plaza was substantially attributable to the expansion of T.J. Maxx.

     Other income increased $55,000 or 49% from $112,000 in 1994 to $167,000 in 1995. This increase was primarily due to an increase in interest income, resulting from the temporary investment of proceeds from the July 1995 Offering.

     Total expenses increased $2,834,000 or 11% from $24,877,000 in 1994 to $27,711,000 in 1995. Operations, maintenance and management expense increased $543,000 during 1995 (from $5,315,000 in 1994 to $5,858,000), due primarily to an increase in operating expenses of $295,000 at Rivercrest Center, $285,000 at Har Mar Mall and $269,000 at Westview Center, partially offset by the sale of Spruce Tree Centre.

     Real estate tax expense increased $656,000 during 1995 (from $8,070,000 to $8,726,000); $375,000 of the increase was due to the change in properties in Bradley's portfolio. The remaining increase of $281,000 was due to tax increases at all of the properties, most notably the Illinois properties, with the exception of Har Mar Mall, which had a $355,000 reduction in real estate taxes following negotiation of abatements.

     Mortgage and other interest expense increased $181,000 during 1995 (from $4,524,000 in 1994 to $4,705,000). Approximately $270,000 of this increase was due to mortgages secured by St. Francis Plaza and

Westwind Plaza, partially offset by a decrease in interest expense on the line of credit ($63,000) due to a decrease in the average debt balance, and an increase in capitalized interest. The average interest rate on outstanding borrowings under the line of credit increased from 7.1% in 1994 to 8.0% in 1995.

     Depreciation and amortization expense increased from $5,146,000 in 1994 to $7,317,000 in 1995. Of this $2,171,000 increase, $1,193,000 was related to amortizing the cost of the purchase of the advisory business of Bradley's former external advisor, consummated in January 1995; $300,000 of the increase was due to changes in real estate holdings; and the balance of the increase was due to real estate improvements.

     Administrative and general expense decreased $717,000 in 1995, from $1,822,000 in 1994 to $1,105,000 in 1995. This decrease primarily reflects cost savings associated with becoming self-administered following the purchase of the advisory business of the former advisor in January 1995.

     The acquisition of Westwind Plaza for approximately $7,500,000 was effected in a tax-deferred exchange following the sale of Spruce Tree Centre for $2,750,000, which resulted in a gain on sale of property of $983,000 recognized in 1994.

IMPACT OF RECENTLY ISSUED PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement No. 128") which supersedes APB Opinion No. 15, "Earnings Per Share." Statement No. 128 replaces the presentation of "primary EPS," which the Operating Partnership has historically presented, with a presentation of "basic EPS," and replaces the presentation of "fully diluted EPS," which the Operating Partnership has not been required to present due to the immaterial difference from primary EPS with "diluted EPS." It also requires dual presentation of basic and diluted EPS on the face of the income statement and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Statement No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Management does not expect implementation of Statement No. 128 to have a material effect on the financial statements of the Operating Partnership because basic EPS is not expected to differ from the primary earnings per Unit as previously presented, and diluted EPS is not expected to be materially different from basic EPS.

INFLATION

     The Operating Partnership's leases generally contain provisions designed to mitigate the adverse impact of inflation on net income. These provisions include clauses enabling the Operating Partnership to pass through to tenants certain operating costs, including real estate taxes, common area maintenance, utilities and insurance, thereby reducing the Operating Partnership's exposure to increases in costs and operating expenses resulting from inflation. Certain of the Operating Partnership's leases contain clauses enabling the Operating Partnership to receive percentage rents based on tenants' gross sales, which generally increase as prices rise, and, in certain cases, escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the Operating Partnership's non-anchor leases are for terms of less than ten years, which permits the Operating Partnership to seek increased rents upon re-leasing at higher market rates.

ITEM 3.  PROPERTIES

     The properties owned by the Operating Partnership at August 31, 1997 are described under Item 1. Also see Note 3 of the Notes to the Consolidated Financial Statements contained in this Registration Statement.

     The Operating Partnership's principal office is located at 40 Skokie Boulevard in Northbrook, Illinois, where it leases approximately 10,000 square feet of space from an unrelated landlord.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Partnership interests in the Operating Partnership are represented by Units, of which there are general partner units ("GP Units"), all of which are held by the Company as the sole general partner, and limited partner units ("LP Units"). Information known to the Operating Partnership with respect to beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of the outstanding GP Units and LP Units as of August 31, 1997 follows:

                                                         NO. OF UNITS      PERCENTAGE OF   PERCENTAGE OF
          CLASS               BENEFICIAL OWNER        BENEFICIALLY OWNED       CLASS         ALL UNITS
    ------------------  ----------------------------  ------------------   -------------   -------------
    GP Units..........  Bradley Real Estate, Inc.         21,676,375             100%           95.3%
                        40 Skokie Blvd
                        Northbrook, IL 60062
    LP Units..........  County Line 31 Company L.P.          478,619            44.6%            2.1%
                        2500 One American Square
                        Indianapolis, IN 46282
    LP Units..........  Lexington Holding Company            281,300            26.3%            1.2%
                        650 Pilsbury Centre
                        Minneapolis, MN 55402
    LP Units..........  Kenneth Tucker                       207,446            19.4%            0.9%
                        1420 Sheridan Road
                        Wilmette, IL 60091

SECURITY OWNERSHIP OF MANAGEMENT

     The Operating Partnership is managed by the Company as the general partner of the Operating Partnership. No director or executive officer of the Company personally owns any GP Units or LP Units of the Operating Partnership. Information concerning the beneficial ownership of shares of Common Stock of the Company by its directors and executive officers, as well as by persons believed to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, is hereby incorporated by reference to the information contained on pages 13-14 of the Company's definitive proxy statement for its annual meeting of stockholders held in 1997 under the caption "Beneficial Ownership of Shares."

ITEM 5.  DIRECTORS AND OFFICERS

     The Operating Partnership is managed by the Company as the general partner of the Operating Partnership. The information required by this item is hereby incorporated by reference to the material appearing under Item 4-A, "Executive Officers of the Registrant," in the Company's annual report on Form 10-K, as amended, for the fiscal year ended December 31, 1996.

ITEM 6.  EXECUTIVE COMPENSATION

     The Operating Partnership is managed by the Company as the general partner of the Operating Partnership. Consequently, the Operating Partnership has no executive officers and pays no compensation. The information required by this item therefore reflects compensation paid to the executive officers of the Company and is hereby incorporated by reference to the material appearing on pages 5-7 of the Company's definitive proxy statement for the annual meeting of stockholders held in 1997 under the caption "Compensation of Directors and Executive Officers."

ITEM 7.  CERTAIN RELATIONSHIPS

     The Operating Partnership is managed by the Company as the general partner of the Operating Partnership. The information required by this item is hereby incorporated by reference to the material appearing on pages 15-16 of the Company's definitive proxy statement for the annual meeting of stockholders held in 1997 under the caption "Certain Relationships and Related Party Transactions."

ITEM 8.  LEGAL PROCEEDINGS

     At the date of this Registration Statement, there are no legal proceedings pending or, to the Company's knowledge, threatened, that would, if adversely determined, have a material adverse effect on the Company or the Operating Partnership.

ITEM 9.  MARKET PRICE AND DISTRIBUTION

     There is no established public trading market for the Units, and Units may be transferred only with the consent of the general partner as provided in the Partnership Agreement. As of August 31, 1997, the Company was the only holder of GP Units and there were approximately 20 holders of record of LP Units.


     At the present time, (i) there are no Units subject to outstanding options or warrants to purchase, or securities convertible into, Units of the Operating Partnership, (ii) there are 311,001 Units which could be sold pursuant to Rule 144 under the Securities Act, subject to other restrictions on transfer in the securities laws or in the Operating Partnership Agreement. LP units may be transferred only with the consent and approval of the general partner, subject to certain exemptions. See "Description of Registrant's Securities to be Registered -- Transferability." Although the Operating Partnership has not entered into any agreements to register the Units under the Securities Act, the Company has agreed to register 1,070,920 shares of Common Stock, which are issuable upon redemption of certain Units.


     The Operating Partnership Agreement provides that the Operating Partnership will make priority distributions of Operating Cash Flow and Capital Cash Flow, as defined, to limited partners at the time of each distribution to holders of Common Stock of the Company, in an amount per Unit identical to the amount that is distributed with respect to each share of Common Stock of the Company. The Operating Partnership Agreement provides that all remaining such cash flow will be distributed to the general partner. The following table sets forth the quarterly distributions paid by the Operating Partnership to holders of its LP Units with respect to each full quarterly period for which the Company has been the general partner of the Operating Partnership.

                                                                       DISTRIBUTIONS
                                  QUARTER ENDED                         PER LP UNIT
            ---------------------------------------------------------  -------------
            June 30, 1997............................................      $ .33
            March 31, 1997...........................................        .33
            December 31, 1996........................................        .33
            September 30, 1996.......................................        .33
            June 30, 1996............................................        .33

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     At the time of the Company's acquisition of Tucker in March 1996, the then outstanding units of TOP were adjusted by the same fraction (.686-to 1) as the conversion ratio of shares of Common Stock of the Company issued in exchange for shares of common stock of Tucker, resulting in there then being 314,749 Units (representing 4.1% of the interest in the Operating Partnership) held by limited partners and 7,428,202 Units acquired by the Company as successor general partner of the Partnership.

     On January 1, 1997 and July 31, 1997, the Operating Partnership issued 281,300 and 478,619 LP Units, respectively that may be exchanged after one year for an equal number of shares of Common Stock of the Company. Such LP Units were issued, each as a part of the consideration paid for Roseville Center and County Line Mall, respectively, to the existing privately held partnerships that contributed each of Roseville Center and County Line Mall to the Operating Partnership. No registration statement was required in connection with the issuances because the transactions did not involve a public offering and were exempt under Section 4(2) of the Securities Act. At the dates of the respective transactions, the value of a share of the Common Stock of the Company for which each LP Unit may be exchanged was $18.375 and $18.866 per share, respectively.

     As a result of contributions of cash and properties made by the Company to the Operating Partnership from time to time and to reflect that the Company holds all of its assets (except its interest as general partner of the Operating Partnership) for the benefit of the Operating Partnership, the Operating Partnership Agreement reflects that the number of Units held by the general partner is the same as the number of shares of Common Stock of the Company that are outstanding, or 21,676,375 GP Units at the date of this Registration Statement.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The securities registered by this Registration Statement are General Partner Units ("GP Units"). The rights and obligations of the general partner as the sole holder of GP Units are as set forth in the Operating Partnership Agreement. The following description is only a summary of certain provisions of the Operating Partnership Agreement and is subject to, and qualified in its entirety by, the Operating Partnership Agreement, which has been filed as an exhibit to this Registration Statement.

     Voting Rights. Under the Operating Partnership Agreement, the Company as general partner of the Operating Partnership may take any action in a manner which it reasonably believes is in the best interests of the Company's stockholders or complies with the REIT requirements for the Company. Limited Partners as holders of LP Units may not elect directors, or elect or remove the Company as the general partner of the Operating Partnership. Until March 15, 1998, the general partner may not elect to dissolve the Operating Partnership or sell all or substantially all of the assets of the Operating Partnership without the consent of a majority in interest of the limited partners who were limited partners at the time of the Tucker Acquisition (the "Original Limited Partners"), except in connection with a merger or other business combination of the general partner or its affiliates. The limited partners have no other voting rights under the Operating Partnership Agreement, except that certain actions of the general partner described below require the prior consent of a majority in interest of the limited partners or the Original Limited Partners.

     Transferability. Pursuant to the Operating Partnership Agreement, the general partner may, in its sole and absolute discretion, transfer its interest in the Operating Partnership; provided, however, that until March 16, 1998, the general partner shall not without the consent of the majority of the Original Limited Partners, transfer its interest to any of its affiliates other than an affiliate whose securities will become issuable upon redemption of the Units. The LP Units are transferable (i) either by will, the laws of intestacy or otherwise to the legal representative or successor of the transferring limited partner who shall be bound in all respects by the terms of the Operating Partnership Agreement; (ii) for inter vivos transfers for estate planning purposes; or (iii) for pledges to secure the repayment of a loan. Other transfers are subject to the consent and approval of the general partner.

     Issuance of Additional Units. The issuance of additional Units, and the relative rights, powers and duties of such Units, is at the discretion of the Company as the sole general partner of the Operating Partnership. Notwithstanding the foregoing, until March 16, 1998, the general partner may not cause the Operating Partnership to issue additional Units with rights, powers and duties senior to the Units currently held by the limited partners without the consent of a majority in interest of the Original Limited Partners. In addition, the general partner may not permit the Operating Partnership to issue additional Units until March 16, 1998 if the issuance of such Units would cause a material adverse tax consequence to the Original Limited Partners (determined in the manner described in the Operating Partnership Agreement), other than in connection with the merger, consolidation or combination of the general partner or its affiliates.

     Distributions. In general, the Operating Partnership Agreement provides for operating distributions to be made, subject to any priority distribution rights of any class or series of Preferred Units, first to the limited partners in an amount equal to the lesser of (i) 99% of the cash available for distribution from the Operating Partnership and (ii) an amount calculated in a manner intended to provide the limited partners with distributions on each of their LP Units equal to the dividend paid for the same period on a share of the Company's Common Stock. Any remaining cash from operations available for distribution will be distributed to the Company as general partner. Subject to any priority distribution rights of any class or series of Preferred Units, the Operating Partnership Agreement generally provides for liquidating distributions to the limited partners equal to either (i) an amount per Unit intended to equal the amount distributed with respect to each share of the Company's Common Stock upon the concurrent liquidation of the Operating Partnership and the Company or (ii) in the event that the Operating Partnership is liquidated other than in connection with the liquidation to the Company, an amount per Unit equal to the then market price of a share of the Company's Common Stock; provided, however, that the limited partners will not receive more than 99% of any proceeds available for distribution from the liquidation of the Operating Partnership. Any remaining liquidation proceeds will be distributed to the Company as the general partner.

     Redemption Right. Pursuant to the Operating Partnership Agreement, each limited partner (other than the Company) has the right, subject to certain limitations, to require the Operating Partnership to redeem all or a portion of the LP Units held by such partner for the cash equivalent of that number of shares of the Company's Common Stock (subject to certain adjustments to prevent dilution), or, at the option of the Company, the Company may elect to purchase LP Units presented for redemption for an equivalent number of shares of the Company's Common Stock. Each LP Unit that is purchased by the Company for shares of Common Stock will upon such purchase be converted to a GP Unit.

     Management Fees and Expenses. The Operating Partnership Agreement provides that the Company shall be reimbursed for all expenses incurred by the Company relating to the management and business of the Operating Partnership including the costs and expenses of the Company in raising and maintaining capital of the Company that the Company in good faith determines is necessary or appropriate to be applied, raised, used or maintained for the benefit of the Operating Partnership

     Amendment. Generally, the Operating Partnership Agreement may be amended by the general partner without the consent of limited partners, except that certain amendments which alter or change the distribution rights or redemption rights of a limited partner shall require the consent of a majority in interest of the limited partners.

     Termination. The Operating Partnership will continue until December 31, 2050, or upon dissolution at an earlier time for specified reasons set forth in the Operating Partnership Agreement.

     The Operating Partnership Agreement provides that management and control of the Operating Partnership is vested in the Company, which serves as the sole general partner of the Operating Partnership. Equity ownership in the Operating Partnership is represented by the LP Units and the GP Units. Each LP Unit is designed to provide distributions to the holder thereof that are equal to the distributions paid on each share of the Company's Common Stock, and each such LP Unit is redeemable for the cash equivalent of one share of the Company's Common Stock (subject to certain restrictions), or, at the Company's option, one share of the Company's Common Stock.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware Revised Uniform Limited Partnership Act provides that a limited partnership has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

     The Operating Partnership Agreement generally provides that the general partner and any person acting on its behalf will incur no liability to the Operating Partnership or any limited partner for any act or omission within the scope of the general partner's authorities, provided the general partner's or such other person's action or omission to act was taken in good faith and in the belief that such action or omission was in the best interests of the Company and its affiliates, and provided further, that the general partner's or such other person's actions or omissions shall not constitute actual fraud or gross negligence or deliberately dishonest conduct.

     The Operating Partnership Agreement also provides for the indemnification of the general partner and its affiliates and any individual acting on their behalf from any loss, damage, claim or liability, including, but not limited to, reasonable attorneys' fees and expenses, incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity.

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.


     The charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director, officer, agent, employee or plan administrator of the Company or of its predecessor Bradley Real Estate Trust (the "Trust") or
(ii) any individual who, at the request of the Company, serves or has served in any of these capacities with another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify (a) any present or former director or officer of the Company, (b) any individual who, at the request of the Company, serves or has served another corporation, partnership, joint venture, trust or other enterprise as a director or officer or (c) any present or former Trustee or officer of the Trust.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires a corporation as a condition to advancing expenses, to obtain (x) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the bylaws and (y) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Company and the Operating Partnership have claims-made directors and officers liability insurance policies that insure the directors and officers of the Company including in its capacity as general partner of the Operating Partnership against loss from claimed wrongful acts and insure the Company for indemnifying the directors and officers against such loss. The policy limits of liability are $10,000,000 each policy year and are subject to a retention of $150,000 of loss by the Company.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY INFORMATION


     See "Index to Financial Statements" on page F-1 of this Form 10. The Company's Consolidated Financial Statements for the years ended December 31, 1996 and 1995 and the Form 10-Qs for the quarters ended June 30, 1997 and March 31, 1997 are incorporated by reference herein from the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996.


ITEM 14. CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not Applicable.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements and Financial Statement Schedules

     See "Index to Financial Statements" on page F-1 of this Form 10.

     (b) Exhibits


  3.1     Second Restated Agreement of Limited Partnership of Bradley Operating Limited
          Partnership, dated as of September 2, 1997.
  3.2.1   Articles of Amendment and Restatement of Bradley Real Estate, Inc. (the "Company"),
          incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K
          dated October 17, 1994.
  3.2.2   Articles of Merger between Tucker Properties Corporation and Bradley Real Estate,
          Inc. incorporated by reference to Exhibit 3.3 of the Company's Annual Report on Form
          10-K dated March 25, 1996.
 10.1.1   Revolving Credit Agreement dated as of March 15, 1996 by and Bradley Real Estate,
          Inc., Bradley Operating Limited Partnership and The First National Bank of Boston,
          incorporated by reference to Exhibit 10.2 of the Company's Annual Report on Form
          10-K dated March 25, 1996.
 10.1.2   First Amendment dated as of May 2, 1996 and Second Amendment dated as of March 28,
          1997 to the aforesaid Revolving Credit Agreement, incorporated by reference to
          Exhibit 10.2.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended
          March 31, 1997 dated May 13, 1997.
 10.2     Indenture dated as of June 1, 1994 between Tucker Financing Partnership (name changed March 15, 1996 to Bradley Financing Partnership) and Bankers Trust Company
          of California, N.A. relating to 7.30% Mortgage Notes due September 30, 2000 (the
          "REMIC Note"), incorporated by reference to Exhibit 10.3 of the Company's Annual
          Report on Form 10-K dated March 25, 1996.
 21.1     List of Subsidiaries
 27.1     Financial Data Schedule
 99.1     The following sections of the Company's Annual Report on Form 10-K dated March 19,
          1997, which sections are incorporated by reference to such Report:
          - Description under caption "Risk Factors" in Item 1;
          - Description of "Executive Officers of the Registrant" in Item 4-A.
 99.2     The following sections of the Company's definitive Proxy Statement for its 1997
          Annual Meeting of Stockholders, which sections are incorporated by reference to such
          Proxy Statement:
          - Description of "Compensation of Directors and Executive Officers" at pages 5-7.
          - Description of "Beneficial Ownership of Shares" at pages 13-14;
          - Description of "Certain Relationships and Related Party Transactions" at pages
          15-16.


---------------
* Filed herewith.

                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

Pro Forma Financial Statements (Unaudited) -- Bradley Operating Limited Partnership
  and Predecessor Business and Subsidiaries
  Condensed Consolidated Balance Sheet -- June 30, 1997...............................   F-2
  Condensed Consolidated Statement of Income -- For the Six Months Ended June 30,
     1997.............................................................................   F-4
  Condensed Consolidated Statement of Income -- For the Year Ended December 31,
     1996.............................................................................   F-7
Financial Statements -- Bradley Operating Limited Partnership and Predecessor Business
  and Subsidiaries
  Independent Auditors' Report........................................................  F-11
  Consolidated Balance Sheets -- June 30, 1997 (Unaudited) and December 31, 1996 and
     1995.............................................................................  F-12
  For the Six Months Ended June 30, 1997 and 1996 (Unaudited), and for the Years Ended
     December 31, 1996, 1995, and 1994
     Consolidated Statements of Income................................................  F-13
     Consolidated Statements of Changes in Capital....................................  F-14
     Consolidated Statements of Cash Flows............................................  F-15
  Notes to Consolidated Financial Statements..........................................  F-16
  Schedule III -- Real Estate and Accumulated Depreciation............................  F-31
Financial Statements -- Acquisition Properties
  Independent Auditors' Report........................................................  F-32
  For the Period January 1, 1997 through June 30, 1997 (Unaudited) and for the Year
     Ended December 31, 1996
     Combined Statement of Revenues and Certain Expenses..............................  F-33
  Notes to Combined Statement of Revenues and Certain Expenses........................  F-34
Financial Statements -- Tucker Properties Corporation
  Report of Independent Accountants...................................................  F-36
  Consolidated Balance Sheets, December 31, 1995 and 1994.............................  F-37
  Consolidated Statements of Operations for the years ended December 31, 1995 and
     1994.............................................................................  F-38
  Consolidated Statements of Stockholders' Equity for the years ended December 31,
     1995 and 1994....................................................................  F-39
  Consolidated Statements of Cash Flows for the years ended December 31, 1995 and
     1994.............................................................................  F-40
  Notes to Consolidated Financial Statements..........................................  F-41

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

                       PRO FORMA CONDENSED BALANCE SHEET
                                 JUNE 30, 1997
                                  (UNAUDITED)

     Subsequent to June 30, 1997, the Operating Partnership sold a shopping center, utilizing the proceeds to pay-down the line of credit, and acquired nine shopping centers, including a portfolio of five shopping centers from one seller for approximately $28,800,000 with cash provided by the line of credit. Three of the remaining four shopping centers were also funded with cash provided by the line of credit, for an aggregate purchase price of approximately $24,000,000. The final property was purchased for approximately $16,300,000 through the issuance of 478,619 limited partner units ("LP Units") and the assumption of a $6,900,000 non-recourse mortgage note which was paid-off in full at closing with cash drawn from the line of credit.

     This unaudited Pro Forma Condensed Balance Sheet is presented as if the acquisitions and the disposition occurring subsequent to June 30, 1997, had been completed on June 30, 1997. In the opinion of management of the general partner, all adjustments necessary to reflect the effects of these transactions have been made.

     This unaudited Pro Forma Condensed Balance Sheet is prepared for comparative purposes only and is not necessarily indicative of what the actual financial position of the Operating Partnership would have been at June 30, 1997, nor does it purport to represent the future financial position of the Operating Partnership. This unaudited Pro Forma Condensed Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of the Operating Partnership included in this Registration Statement.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30,1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                                  PROPERTY ADJUSTMENTS
                                                             -------------------------------
                                                              ACQUISITION      DISPOSITION
                                                HISTORICAL   ADJUSTMENTS(A)   ADJUSTMENTS(A)   PRO FORMA
                                                ----------   --------------   --------------   ---------

ASSETS
Real estate investments -- at cost............   $ 510,558      $ 69,016         $ (5,896)     $ 573,678
Accumulated depreciation and amortization.....     (36,708)           --              207        (36,501)
                                                  --------       -------          -------       --------
Net real estate investments...................     473,850        69,016           (5,689)       537,177
Real estate investments held for sale.........      10,000            --               --         10,000
Other assets:
  Cash and cash equivalents...................       3,579            --               --          3,579
  Rents and other receivables, net of
     allowance for doubtful accounts of
     $2,309...................................      10,587            --             (272)        10,315
  Deferred charges, net and other assets......      14,964            --             (170)        14,794
                                                  --------       -------          -------       --------
          Total assets........................     512,980        69,016           (6,131)       575,865
                                                  ========       =======          =======       ========
LIABILITIES AND PARTNERS' CAPITAL
Mortgage loans................................     128,868            --               --        128,868
Line of credit................................      64,400        59,986           (5,900)       118,486
Accounts payable, accrued expenses and other
  liabilities.................................      20,875            --           (1,484)        19,391
                                                  --------       -------          -------       --------
          Total liabilities...................     214,143        59,986           (7,384)       266,745
                                                  --------       -------          -------       --------
Minority interest.............................         867            --               --            867
                                                  --------       -------          -------       --------
Partners' capital
  General partner.............................     290,045            --            1,220        291,265
  Limited partners............................       7,925         9,030               33         16,988
                                                  --------       -------          -------       --------
                                                   297,970         9,030            1,253        308,253
                                                  --------       -------          -------       --------
          Total liabilities and partners'
            capital...........................   $ 512,980      $ 69,016         $ (6,131)     $ 575,865
                                                  ========       =======          =======       ========


EXPLANATORY NOTES

(A) Adjustments represent acquisitions and dispositions of properties subsequent to June 30, 1997 that have been completed.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

     During the period from January 1, 1997 to June 30, 1997, the Operating Partnership acquired five shopping centers. Three of the five shopping centers were acquired for cash with financing provided by the bank line of credit. One shopping center was acquired with cash provided by the line of credit and the assumption of a $3,800,000 non-recourse mortgage note, and one shopping center was acquired via the issuance of 281,300 limited partnership units ("LP Units"). Additionally, during such period, the Operating Partnership sold a shopping center, utilizing the proceeds to pay-down the line of credit.

     Subsequent to June 30, 1997, the Operating Partnership sold an additional shopping center, utilizing the proceeds to pay-down the line of credit, and acquired nine shopping centers, including a portfolio of five shopping centers from one seller for approximately $28,800,000 with cash provided by the line of credit. Three of the shopping centers were also funded with cash provided by the line of credit, for an aggregate purchase price of approximately $24,000,000. The final property was purchased for approximately $16,300,000 through the issuance of 478,619 LP Units and the assumption of a $6,900,000 non-recourse mortgage note which was paid-off in full at close with cash drawn from the line of credit.

     The unaudited Pro Forma Condensed Statement of Income is presented as if the acquisitions and the dispositions described above had been consummated on January 1, 1996, and with the Operating Partnership qualifying as a partnership and, therefore, incurring no federal income tax expense during the period January 1, 1997 through June 30, 1997. In the opinion of management, all adjustments necessary to reflect the effects of these transactions have been made.


     For purposes of this unaudited Pro Forma Condensed Statement of Income, "Acquisition Properties" represents those properties for which the Operating Partnership has furnished a Combined Statement of Revenues and Certain Expenses in accordance with Rule 3.14 of the Securities and Exchange Commission Regulation S-X. "Other Acquisition Properties" represents those individually insignificant properties which, in the aggregate, comprise less than a majority of the assets acquired or that were probable of being acquired by the Operating Partnership and as such, no audited financial statements were furnished in accordance with Rule 3.14 of the Securities and Exchange Commission Regulation S-X.


     This unaudited Pro Forma Condensed Statement of Income is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations of the Operating Partnership would have been for the period presented, nor does it purport to represent the results to be achieved in future periods. This unaudited Pro Forma Condensed Statement of Income should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of the Operating Partnership included in this Registration Statement.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)


                                                  ACQUISITION    OTHER ACQUISITION    DISPOSITION       OTHER
                                    HISTORICAL   PROPERTIES(A)     PROPERTIES(A)     PROPERTIES(B)   ADJUSTMENTS   PRO FORMA
                                    ----------   -------------   -----------------   -------------   -----------   ----------
Revenues:
  Rental income...................  $   45,889      $ 3,180           $ 2,085           $(1,469)       $    --     $  49,685
  Other income....................         642            4                 9                (8)            --           647
                                    ----------       ------            ------           -------       --------     ----------
        Total revenue.............      46,531        3,184             2,094            (1,477)            --        50,332
                                    ----------       ------            ------           -------       --------     ----------
Expenses:
  Operations, maintenance and
    management....................       6,999          444               277              (324)            --         7,396
  Real estate taxes...............       9,627          426               320              (404)            --         9,969
  Mortgage and other interest.....       7,231           --                --                --          2,033(C)      9,264
  Administrative and general......       1,977           --                --                --             --         1,977
  Depreciation and amortization...       7,855           --                --                --            702(D)      8,557
                                    ----------       ------            ------           -------       --------     ----------
        Total expenses............      33,689          870               597              (728)         2,735        37,163
                                    ----------       ------            ------           -------       --------     ----------
Income before gain on sale and
  provision for loss on real
  estate investments..............      12,842        2,314             1,497              (749)        (2,735)       13,169
Gain on sale of property..........       3,073           --                --            (3,073)            --            --
Provision for loss on real estate
  investment......................      (1,300)          --                --             1,300             --            --
                                    ----------       ------            ------           -------       --------     ----------
Income before allocation to
  minority interest...............      14,615        2,314             1,497            (2,522)        (2,735)       13,169
Income allocated to minority
  interest........................         (46)          --                --                --             --           (46)
                                    ----------       ------            ------           -------       --------     ----------
Net income........................      14,569        2,314             1,497            (2,522)        (2,735)       13,123
                                    ==========       ======            ======           =======       ========     ==========
Net income per weighted average
  unit
  outstanding.....................  $     0.65                                                                     $    0.58
                                    ==========                                                                     ==========
Weighted average units
  outstanding.....................  22,260,759                                                                     22,739,378


EXPLANATORY NOTES

(A) Increase represents historical operating revenues and expenses for the six months ended June 30, 1997 for the properties acquired during 1997 for the period during which the Operating Partnership did not own such properties.

(B) Decrease represents the elimination of historical operating revenues and expenses, gains and provision for loss for the six months ended June 30, 1997 for the properties disposed during 1997 for the period during which the Operating Partnership owned such properties.

(C) Mortgage and other interest has been increased to reflect the borrowings estimated for property acquisitions for the period during which the Operating Partnership did not own such properties, net of the reduction for the application of net proceeds from property dispositions to pay down the line of credit for the period during which the Operating Partnership owned such properties, at an interest rate of 7.000%, which was the Operating Partnership's borrowing rate at August 31, 1997. A 0.125% change in the variable rate would result in a change in the pro forma interest adjustment of approximately $36,000.

        Increase in interest expense attributable to acquisition
          activities........................................................  $2,394
        Decrease in interest expense attributable to disposition
          activities........................................................    (361)
                                                                              ------
        Pro forma adjustment................................................  $2,033
                                                                              ======

(D) Depreciation and amortization has been increased to give effect to recording the property acquisitions over a depreciable life of 39 years, for the period which the Operating Partnership did not own such properties, net of the reduction for properties disposed for the period which the Operating Partnership owned such properties, as follows:

        Increase in depreciation and amortization attributable to acquisition activities..........................................................  $800
        Decrease in depreciation and amortization attributable to disposition
          activities..........................................................   (98)
                                                                                ----
        Pro forma adjustment..................................................  $702
                                                                                ====

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

     During the period from January 1, 1996 to June 30, 1997, the Operating Partnership acquired seven shopping centers and sold one shopping center and a ground lease. Four of the seven shopping centers were acquired for cash with financing provided by the bank line of credit. One shopping center was acquired with cash provided by the line of credit and the assumption of a $3,800,000 non-recourse mortgage note, and one shopping center was acquired via the issuance of 281,300 LP Units. The sale of its interest in a ground lease was structured as a "like-kind" exchange for federal income tax purposes, acquiring a shopping center as a replacement property in the exchange. Since the net proceeds from the sale were greater than the net purchase price of the property acquired, the excess proceeds were used to pay down the line of credit.

     On March 15, 1996, Bradley completed the Tucker Acquisition. The acquisition was consummated through the issuance by Bradley of approximately 7.4 million shares of its Common Stock valued at $13.96 per share, and was accounted for using the purchase method of accounting. Tucker held title to all of its properties through two partnerships; eight properties through Tucker Operating Limited Partnership ("TOP"), in which Tucker had a 95.9% general partnership interest, and six properties through Tucker Financing Partnership ("TFP"), a general partnership of which TOP owned 99% and a wholly-owned Tucker corporate subsidiary owned the remaining 1%. Upon the acquisition of Tucker, the Company succeeded to Tucker's interest in TOP, TFP and the wholly-owned Tucker corporate subsidiary, and the name "Bradley" was substituted for "Tucker" in each subsidiary and partnership. In August 1997, the Company contributed its interests in the 18 properties it held directly to the Operating Partnership, two of which are held for sale. The Operating Partnership therefore succeeds Bradley as the entity through which Bradley will expand its ownership and operation of properties.

     Additionally, in November 1996, the Company completed a public offering of 2,875,000 shares of Common Stock (including shares issued pursuant to the exercise of the underwriter over-allotment option) at a price of $16.50 per share (the "November 1996 Offering"). Net proceeds from the November 1996 Offering, approximately $44,851,000 (net of offering costs of $2,618,000), were contributed to the Operating Partnership and used to reduce outstanding borrowings under the line of credit.

     Subsequent to June 30, 1997, the Operating Partnership sold one shopping center, utilizing the proceeds to pay-down the line of credit, and acquired nine shopping centers, including a portfolio of five shopping centers from one seller for approximately $28,800,000 with cash provided by the line of credit. Three of the remaining four shopping centers were also funded with cash provided by the line of credit, for an aggregate purchase price of approximately $24,000,000. The final property was purchased for approximately $16,300,000 through the issuance of 478,619 LP Units and the assumption of a $6,900,000 non-recourse mortgage note which was paid-off in full at close with cash drawn from the line of credit.

     The unaudited Pro Forma Condensed Statement of Income is presented as if the November 1996 Offering, the acquisitions, the dispositions, and the "like-kind" exchange described above had been consummated on January 1, 1996, and as if the Tucker Acquisition had occurred on January 1, 1996, and with the Operating Partnership qualifying as a partnership and, therefore, incurring no federal income tax expense during the period January 1, 1996 through June 30, 1997. In the opinion of management, all adjustments necessary to reflect the effects of these transactions have been made.


     For purposes of this unaudited Pro Forma Condensed Statement of Income, "Acquisition Properties" represents those properties for which the Operating Partnership has furnished a Combined Statement of Revenues and Certain Expenses in accordance with Rule 3.14 of the Securities and Exchange Commission Regulation S-X. "Other Acquisition Properties" represents those individually insignificant properties which, in the aggregate, comprise less than a majority of the assets acquired or that were probable of being acquired by the Operating Partnership and as such, no audited financial statements were furnished in accordance with Rule 3.14 of the Securities and Exchange Commission Regulation S-X.


     This unaudited Pro Forma Condensed Statement of Income is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations of the Operating Partnership would have been for the period presented, nor does it purport to represent the results to be achieved in future periods. This unaudited Pro Forma Condensed Statement of Income should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of the Operating Partnership included in this Registration Statement.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)


                                                                            OTHER
                                             TUCKER       ACQUISITION    ACQUISITION    DISPOSITION      OTHER
                             HISTORICAL  ACQUISITION(A)  PROPERTIES(B)  PROPERTIES(B)  PROPERTIES(C)  ADJUSTMENTS    PRO FORMA
                             ----------  --------------  -------------  -------------  -------------  -----------    ----------
Revenues:
  Rental income.............    $77,512      $8,075          $9,952         $4,566       $  (4,637)      $   --         $95,468
  Other income..............      1,327         146              21              5             (66)          --           1,433
                                -------  ----------       ---------      ---------       ---------    ---------         -------
         Total revenue......     78,839       8,221           9,973          4,571          (4,703)          --          96,901
                                -------  ----------       ---------      ---------       ---------    ---------         -------
Expenses:
  Operations, maintenance
    and management..........     12,949       1,491           1,322            492            (883)          --          15,371
  Real estate taxes.........     16,787       1,993           1,571            842          (1,057)          --          20,136
  Mortgage and other
    interest................     13,404       2,574              --             --              --        2,370(D)       18,348
  Administrative and
    general.................      3,005          --              --             --              --           --           3,005
  Corporate office
    relocation..............        409          --              --             --              --           --             409
  Write-off of deferred
    financing and
    acquisition costs.......        344          --              --             --              --           --             344
  Depreciation and
    amortization............     13,286       1,336              --             --              --        1,914(E)       16,536
                                -------  ----------       ---------      ---------       ---------    ---------         -------
         Total expenses.....     60,184       7,394           2,893          1,334          (1,940)       4,284          74,149
                                -------  ----------       ---------      ---------       ---------    ---------         -------
Income before gain on sale
  of property...............     18,655         827           7,080          3,237          (2,763)      (4,284)         22,752
Gain on sale of property....      9,379          --              --             --          (9,379)          --              --
                                -------  ----------       ---------      ---------       ---------    ---------         -------
Income before allocation to
  minority interest.........     28,034         827           7,080          3,237         (12,142)      (4,284)         22,752
Income allocated to minority
  interest..................        (78)         --              --             --              --           --             (78)
                                -------  ----------       ---------      ---------       ---------    ---------         -------
Net income..................    $27,956       $ 827          $7,080         $3,237       $ (12,142)     $(4,284)        $22,674
                                =======  ==========       =========      =========       =========    =========         =======
Net income per weighted
  average Unit
  outstanding...............    $  1.56                                                                                 $  1.00
                                =======                                                                                 =======
Weighted average Units
  outstanding............... 17,932,769                                                                              22,638,660


EXPLANATORY NOTES

(A) Increase represents historical operating revenues and expenses for the year ended December 31, 1996 for Tucker for the period preceding the Tucker Acquisition.

(B) Increase represents historical operating revenues and expenses for the year ended December 31, 1996 for the properties acquired during 1996 and 1997 for the period during which the Operating Partnership did not own such properties.

(C) Decrease represents the elimination of historical operating revenues and expenses for the year ended December 31, 1996 for the properties disposed during 1996 and 1997 for the period during which the Operating Partnership owned such properties.

(D) Mortgage and other interest has been increased to reflect the borrowings estimated for property acquisitions during 1997 and 1996 for the period which the Operating Partnership did not own such properties, net of the reduction for the application of net proceeds from property dispositions during 1997 and 1996 and the November 1996 Offering to pay down the line of credit, for the period which the Operating Partnership owned such properties, and for the period preceding the November 1996 Offering at an interest rate of 7.000%, which was the Operating Partnership's borrowing rate at August 31, 1997. A 0.125% change in the variable rate would result in a change in the pro forma interest adjustment of approximately $44,000.

        Increase in interest expense attributable to acquisition
          activities.......................................................  $ 6,279
        Decrease in interest expense attributable to disposition
          activities.......................................................   (1,269)
        Decrease in interest expense attributable to the November 1996
          Offering.........................................................   (2,640)
                                                                             -------
        Pro forma adjustment...............................................  $ 2,370
                                                                             =======

(E) Depreciation and amortization has been increased to give effect to recording the property acquisitions during 1997 and 1996 using a depreciable life of 39 years for the period which the Operating Partnership did not own such properties, net of the reduction for properties disposed during 1997 and 1996 for the period which the Operating Partnership owned such properties as follows:

        Increase in depreciation and amortization attributable to
          acquisition activities............................................  $2,170
        Decrease in depreciation and amortization attributable to
          disposition activities............................................    (256)
                                                                              ------
        Pro forma adjustment................................................  $1,914
                                                                              ======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors of Bradley Real Estate Inc.
and Unit Holders of Bradley Operating Limited Partnership:

     We have audited the consolidated balance sheets of Bradley Operating Limited Partnership and Predecessor Business and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in capital, and cash flows for each of the years in the three-year period ended December 31, 1996. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule III, Real Estate and Accumulated Depreciation. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bradley Operating Limited Partnership and Predecessor Business and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG PEAT MARWICK LLP

Chicago, Illinois
August 19, 1997

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                          DECEMBER        DECEMBER
                                                                             31,             31,
                                                                            1996            1995
                                                          JUNE 30,       -----------     -----------
                                                            1997
                                                         -----------
                                                         (UNAUDITED)
ASSETS
Real estate investments -- at cost.....................   $ 510,558       $ 490,133       $ 189,405
Accumulated depreciation and amortization..............     (36,708)        (30,670)        (27,591)
                                                            -------         -------         -------
Net real estate investments............................     473,850         459,463         161,814
Real estate investments held for sale..................      10,000          10,285              --
Other assets:
  Cash and cash equivalents............................       3,579           7,462             697
  Rents and other receivables, net of allowance for
     doubtful accounts of $2,309 for 1997 and $1,636
     for 1996 and $711 for 1995........................      10,587           9,543           8,671
  Deferred charges, net and other assets...............      14,964          15,531           9,363
                                                            -------         -------         -------
          Total assets.................................   $ 512,980       $ 502,284       $ 180,545
                                                            =======         =======         =======
LIABILITIES AND PARTNERS' CAPITAL
Mortgage loans.........................................     128,868         125,394          24,794
Line of credit.........................................      64,400          63,500          14,600
Accounts payable, accrued expenses and other
  liabilities..........................................      20,875          19,606           6,053
                                                            -------         -------         -------
          Total liabilities............................     214,143         208,500          45,447
                                                            -------         -------         -------
Minority interest......................................         867             874              --
                                                            -------         -------         -------
Partners' capital......................................     297,970         292,910         135,098
                                                            -------         -------         -------
          Total liabilities and partners' capital......   $ 512,980       $ 502,284       $ 180,545
                                                            =======         =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

                       CONSOLIDATED STATEMENTS OF INCOME
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                        SIX MONTHS ENDED JUNE
                                                 30,                    YEARS ENDED DECEMBER 31,
                                       -----------------------     ----------------------------------
                                          1997         1996           1996        1995        1994
                                       ----------   ----------     ----------   ---------   ---------
                                             (UNAUDITED)
INCOME:
  Rental income......................  $   45,889   $   33,201     $   77,512   $  36,405   $  32,875
  Other income.......................         642          555          1,327         167         112
                                          -------      -------        -------     -------     -------
                                           46,531       33,756         78,839      36,572      32,987
                                          -------      -------        -------     -------     -------
EXPENSES:
  Operations, maintenance and
     management......................       6,999        5,792         12,949       5,858       5,315
  Real estate taxes..................       9,627        7,688         16,787       8,726       8,070
  Mortgage and other interest........       7,231        5,554         13,404       4,705       4,524
  Administrative and general.........       1,977        1,179          3,005       1,105       1,822
  Corporate office relocation........          --           --            409          --          --
  Write-off of deferred financing and
     acquisition costs...............          --          344            344          --          --
  Depreciation and amortization......       7,855        5,976         13,286       7,317       5,146
                                          -------      -------        -------     -------     -------
          Total expenses.............      33,689       26,533         60,184      27,711      24,877
                                          -------      -------        -------     -------     -------
Income before gain on sale and
  provision for loss on real estate
  investments........................      12,842        7,223         18,655       8,861       8,110
Gain on sale of property.............       3,073        9,379          9,379          --         983
Provision for loss on real estate
  investment.........................      (1,300)          --             --          --          --
                                          -------      -------        -------     -------     -------
Income before allocation to minority
  interest...........................      14,615       16,602         28,034       8,861       9,093
Income allocated to minority
  interest...........................         (46)         (29)           (78)         --          --
                                          -------      -------        -------     -------     -------
Net income...........................  $   14,569   $   16,573     $   27,956   $   8,861   $   9,093
                                          =======      =======        =======     =======     =======
Net income per Unit..................  $     0.65   $     1.04     $     1.56   $    0.90   $    1.11
                                          =======      =======        =======     =======     =======
Weighted average Units outstanding...  22,260,759   15,914,362     17,932,769   9,863,767   8,191,831

  The accompanying notes are an integral part of these consolidated financial statements.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

                 CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     PREDECESSOR     LIMITED      GENERAL      TOTAL
                                                       EQUITY        PARTNERS     PARTNER     CAPITAL
                                                     -----------     --------     -------     -------
Balance December 31, 1993..........................      96,384           --           --      96,384
  Net income.......................................       9,093           --           --       9,093
  Cash distributions...............................     (11,034)          --           --     (11,034)
  Capital contributions............................         136           --           --         136
                                                       --------       ------      -------     -------
Balance December 31, 1994..........................      94,579           --           --      94,579
  Net income.......................................       8,861           --           --       8,861
  Cash distributions...............................     (13,528)          --           --     (13,528)
  Capital contributions............................      45,186           --           --      45,186
                                                       --------       ------      -------     -------
Balance December 31, 1995..........................     135,098           --           --     135,098
  Reclassification of Predecessor Business Owners'
     Equity in connection with the Tucker
     Acquisition...................................    (135,098)          --      135,098          --
  Net income.......................................          --          396       27,560      27,956
  Cash distributions...............................          --         (309)     (23,695)    (24,004)
  Tucker capital contribution......................          --        4,394      102,801     107,195
  Reallocation of minority interest................          --         (283)         283          --
  Capital contributions............................          --           --       46,665      46,665
  GP Units issued upon redemption of LP Units......          --          (52)          52          --
                                                       --------       ------      -------     -------
Balance December 31, 1996..........................          --        4,146      288,764     292,910
  Net income.......................................          --          388       14,181      14,569
  Cash distributions...............................          --         (398)     (14,576)    (14,974)
  Capital contributions............................          --           --          309         309
  Reallocation of minority interest................          --       (1,367)       1,367          --
  Acquisition of property for LP Units.............          --        5,169           --       5,169
  Other............................................          --          (13)          --         (13)
                                                       --------       ------      -------     -------
Balance June 30, 1997 (unaudited)..................          --        7,925      290,045     297,970
                                                       ========       ======      =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        SIX MONTHS ENDED
                                                            JUNE 30,            YEARS ENDED DECEMBER 31,
                                                       -------------------   -------------------------------
                                                         1997       1996       1996        1995       1994
                                                       --------   --------   ---------   --------   --------
                                                           (UNAUDITED)
Cash flows from operating activities:
  Net income.........................................  $ 14,569   $ 16,573   $  27,956   $  8,861   $  9,093
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization....................     7,855      5,976      13,286      7,317      5,146
    Gain on sale of property.........................    (3,073)    (9,379)     (9,379)        --       (983)
    Write-off of deferred financing and acquisition
      costs..........................................        --        344         344         --         --
    Provision for loss on real estate investment.....     1,300         --          --         --         --
    Income allocated to minority interest............        46         29          78         --         --
Change in operating assets and liabilities, net of
  the effect of the Tucker acquisition:
  (Increase) decrease in rents and other
    receivables......................................    (1,044)     1,797       1,659     (2,895)    (1,428)
  Increase in accounts payable, accrued expenses and
    other liabilities................................     1,052      1,521         613        362      2,822
  Increase in deferred charges.......................    (1,169)    (1,909)     (2,296)      (482)    (3,307)
                                                       --------   --------   ---------   --------   --------
         Net cash provided by operating activities...    19,536     14,952      32,261     13,163     11,343
                                                       --------   --------   ---------   --------   --------
Cash flows from investing activities:
  Expenditures for real estate investments...........   (20,187)    (4,240)    (18,730)    (9,410)   (36,253)
  Purchase of Tucker, net of cash acquired...........        --     (1,825)     (2,130)        --         --
  Excess proceeds from like-kind exchange of
    properties.......................................        --      4,145       4,145         --      2,600
  Decrease in investing-related deferred charges.....        --         --          --        106         --
  Net proceeds from sale of property.................    11,310         --          --         --         --
  Expenditure for purchase of advisory business......        --         --          --       (649)        --
                                                       --------   --------   ---------   --------   --------
         Net cash used by investing activities.......    (8,877)    (1,920)    (16,715)    (9,953)   (33,653)
                                                       --------   --------   ---------   --------   --------
Cash flows from financing activities:
  Borrowings from lines of credit....................    20,900    110,500     132,500     15,300     38,700
  Payments under lines of credit.....................   (20,000)   (76,208)   (129,708)   (39,700)    (5,800)
  Cost associated with modified line of credit.......      (391)        --          --         --         --
  Expenditures to acquire new line of credit.........        --     (1,468)     (1,468)        --         --
  Pay-off of Westwind mortgage loans with proceeds...        --         --          --     (4,712)        --
  Pay-off of secured mortgage loans with borrowings
    from lines of credit.............................        --    (32,234)    (32,234)        --         --
  Distributions paid.................................   (14,974)   (10,232)    (24,004)   (13,528)   (11,034)
  Distributions to minority interest holders.........       (66)       (38)       (101)        --         --
  Principal payments on mortgage loans...............      (320)      (187)       (431)      (336)      (449)
  Reorganization costs...............................        --         --          --       (617)        --
  Capital contributions..............................       309         97      46,665     40,887        136
                                                       --------   --------   ---------   --------   --------
         Net cash provided by (used in) financing
           activities................................   (14,542)    (9,770)     (8,781)    (2,706)    21,553
                                                       --------   --------   ---------   --------   --------
  Net increase (decrease) in cash and cash
    equivalents......................................    (3,883)     3,262       6,765        504       (757)
  Cash and cash equivalents:
    Beginning of period..............................     7,462        697         697        193        950
                                                       --------   --------   ---------   --------   --------
  End of period......................................  $  3,579   $  3,959   $   7,462   $    697   $    193
                                                       ========   ========   =========   ========   ========
  Supplemental cash flow information:
    Interest paid, net of amount capitalized.........  $  7,241   $  5,097   $  13,366   $  4,854   $  4,218
                                                       ========   ========   =========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ORGANIZATION

     Bradley Operating Limited Partnership and its Predecessor Business (the "Operating Partnership") is the entity through which Bradley Real Estate, Inc. (the "Company"), a self-administered and self-managed real estate investment trust ("REIT"), conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. The objective of the Operating Partnership is to be a dominant owner of grocery-anchored, open air shopping centers in the Midwestern region of the United States. As used herein, the term "Bradley Real Estate, Inc." refers also to its predecessor Bradley Real Estate Trust, and the term "Company" or "Bradley" as used herein refers to Bradley Real Estate, Inc. and its subsidiaries on a consolidated basis (including Bradley Operating Limited Partnership and its subsidiaries) or, where the context so requires, Bradley Real Estate, Inc. only. The term "Operating Partnership" as used herein means Bradley Operating Limited Partnership and its subsidiaries on a consolidated basis, or, where the context so requires, Bradley Operating Limited Partnership only. The Predecessor Business refers to the accounts and operations of the Company, exclusive of operating items associated with its existence as a public company.

     Bradley Real Estate, Inc., has elected to qualify as a real estate investment trust ("REIT") for federal income tax purposes since its organization in 1961. The Company believes it is the nation's oldest continually qualified real estate investment trust. On March 15, 1996, the Company completed the acquisition (the "Tucker Acquisition") of Tucker Properties Corporation ("Tucker"). The acquisition was consummated through the issuance by the Company of approximately 7.4 million shares of its Common Stock valued at $13.96 per share, and was accounted for using the purchase method of accounting. Tucker held title to all of its properties through two partnerships; eight properties through Tucker Operating Limited Partnership ("TOP"), in which Tucker had a 95.9% general partnership interest, and six properties through Tucker Financing Partnership ("TFP"), a general partnership of which TOP owned 99% and a wholly-owned Tucker corporate subsidiary owned the remaining 1%. Upon the acquisition of Tucker, the Company succeeded to Tucker's interest in TOP, TFP and the wholly-owned Tucker corporate subsidiary, and the name "Bradley" was substituted for "Tucker" in each subsidiary and partnership. In August 1997, the Company contributed its interests in the 18 properties it held directly to the Operating Partnership, two of which are held for sale.

     The Operating Partnership therefore succeeds Bradley as the entity through which the Company will expand its ownership and operation of properties primarily located in the Midwestern region of the country.

     At August 31, 1997, the Operating Partnership owned, directly or indirectly, 44 properties aggregating over 8.6 million square feet of rentable space, substantially all of which are located in Midwest markets, making the Operating Partnership one of the leading owners and operators of community and neighborhood shopping centers in this region. The portfolio of properties owned by the Operating Partnership has approximately 1,000 tenants, with no single tenant accounting for more than 6.5% of gross revenues. The majority of the properties have been constructed or renovated within the past five to eight years. As of August 31, 1997, the Operating Partnership's portfolio was approximately 93% occupied. (Properties owned by the Operating Partnership from time to time are hereinafter sometimes referred to individually as a "Property" and collectively referred to as the "Properties" or the "Portfolio.")

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The financial statements are prepared on the accrual basis in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

     The consolidated financial statements of the Operating Partnership include the accounts and operations of the Operating Partnership, Bradley Financing Partnership, and the general partnership interest in the joint venture that owns Williamson Square Shopping Center. Due to the Operating Partnership's ability as general partner to directly or indirectly control each of these subsidiaries, each is consolidated for financial reporting purposes.

  Rents and Other Receivables

     Management has determined that all of the Operating Partnership's leases with its various tenants are operating leases. Revenues for such leases are recognized using the straight-line method over the remaining term of the leases.

  Real Estate Investments

     Real estate investments are carried at cost less accumulated depreciation. The provision for depreciation and amortization has been calculated using the straight-line method based upon the following estimated useful lives of assets:

        Buildings................................................      31.5 -- 39 years
        Improvements and alterations.............................         2 -- 39 years

     Expenditures for maintenance, repairs and betterments that do not materially prolong the normal useful life of an asset are charged to operations as incurred and amounted to $2,056,000, $874,000, and $626,000 for 1996, 1995
and 1994, respectively.

     Additions and betterments that substantially extend the useful lives of the properties are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is reflected in net income.

     Real estate investments include capitalized interest and other costs on significant construction in progress. Capitalized costs are included in the cost of the related asset and charged to operations through depreciation over the asset's estimated useful life. Interest capitalized amounted to $150,000, $137,000, and $89,000 in 1996, 1995 and 1994, respectively.

     Management reviews each property for impairment whenever events or changes in circumstances indicate that the carrying value of a property may not be recoverable. The review of recoverability is based on an estimate of undiscounted future cash flows expected to result from its use and eventual disposition. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value of the property exceeds its estimated fair value.

     On March 31, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("Statement No. 121"). This Statement provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of.

     Statement No. 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. Thus, the Operating Partnership adopted Statement No. 121 as of January 1, 1996. Adoption of Statement No. 121 had no effect on the financial position or results of operations of the Operating Partnership.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Real Estate Investments Held for Sale

     Real estate investments held for sale are carried at the lower of cost or the fair value less cost to sell. Depreciation and amortization are suspended during the sale period.

  Cash Equivalents

     Cash and cash equivalents consist of cash in banks and short-term investments with original maturities of less than ninety days.

  Derivative Transactions

     The Operating Partnership may enter into derivative financial instrument transactions in order to mitigate its interest rate risk on a related financial instrument. The Operating Partnership has designated these derivative financial instruments as hedges and applies deferral accounting, as the instrument to be hedged exposes the Operating Partnership to interest rate risk and the derivative financial instrument reduces that exposure. Gains and losses related to the derivative financial instrument are deferred and amortized over the terms of the hedged instrument. If a derivative terminates or is sold, the gain or loss is deferred and amortized over the remaining life of the derivative. Derivatives that do not satisfy the criteria above are carried at market value, and any changes in market value are recognized in other income. The Operating Partnership has only entered into derivative transactions that satisfy the aforementioned criteria.

  Deferred Charges

     A majority of deferred charges consist of agency commissions incurred in leasing the Operating Partnership's properties. Such charges are amortized using the straight-line method over the term of the related lease. In addition, deferred charges include costs incurred in connection with securing long-term debt, including the costs of entering into interest rate protection agreements. Such costs are amortized over the terms of the related agreements.

  Earnings Per Unit

     The Operating Partnership's LP Units are exchangeable for shares of Bradley Common Stock on a one-for-one basis. Accordingly, the number of Bradley common shares outstanding during periods prior to the Tucker Acquisition are equivalent to Units of the Predecessor Business, and the number of Units outstanding during periods subsequent to the Tucker Acquisition are equivalent to the number of outstanding shares of Bradley Common Stock plus the number of outstanding LP Units. Earnings per Unit are based on the weighted average number of Units outstanding during each year exclusive of outstanding Bradley stock options (common unit equivalents), which would not materially affect earnings per common unit. Per Unit data and weighted average Units outstanding as reported on the accompanying financial statements for 1994 reflect a one-for-two reverse Bradley share split effected on October 17, 1994.

  Stock Option Plans

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"). Statement No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. This includes all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Statement No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

cost using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion No. 25"). The Operating Partnership elected to continue using Opinion No. 25 and make pro forma disclosures of net income and earnings per Unit as if the fair value method of accounting defined in Statement No. 123 had been applied. See Note 8 for the required disclosures.

  Unaudited Interim Periods

     The accompanying interim financial statements have been prepared by the Operating Partnership, without audit, and in the opinion of management reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim period presented. Certain information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

NOTE 2 -- SUPPLEMENTAL CASH FLOW DISCLOSURE

     In January 1997, a property was purchased for approximately $5.4 million which included the issuance of 281,300 LP Units which the holders may ultimately exchange for 281,300 shares of Bradley's common stock, valued on such date at $18.375 per share.

     Also in January 1997, a property was purchased for approximately $4.8 million which included the Operating Partnership's assumption of a $3.8 million non-recourse mortgage note.

     The merger acquisition of Tucker on March 15, 1996 resulted in the following non-cash effect on the Operating Partnership's 1996 balance sheet:

        Assets acquired.............................................    $(310,443,000)
        Liabilities assumed.........................................      204,615,000
        Capital stock issued, at $.01 par value.....................           75,000
        Additional paid-in capital..................................      103,623,000
                                                                        -------------
        Purchase of Tucker, net of cash acquired....................    $  (2,130,000)
                                                                        =============

     The like-kind exchange of Nicollet Avenue and Brookdale Square in March 1996, resulted in a decrease in other net operating assets of $1,649,000 and the assumption of net operating liabilities of $173,000.

     During 1996, 3,738 shares of Bradley Common Stock were issued upon the conversion of an equivalent number of LP Units held by the limited partners.

     In 1995, Bradley issued 325,000 shares of Common Stock having a value of $4,916,000 in connection with the acquisition of the REIT advisory business of its former advisor. The business, consisting of a nominal amount of office equipment and information systems, was contributed to the Operating Partnership.

     In 1995, a property was purchased for $5,261,000 which included the assumption of $2,094,000 in non-recourse mortgages.

     In 1994, a property was purchased for $7,496,000 which included the assumption of $4,980,000 in non-recourse mortgages.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- REAL ESTATE INVESTMENTS

     The following is a summary of real estate investments that are held for lease at December 31:

                                                              1996             1995
                                                          ------------     ------------
        Land............................................  $ 97,904,000     $ 35,781,000
        Buildings.......................................   332,671,000       88,674,000
        Improvements and alterations....................    55,041,000       63,098,000
        Construction in progress........................     4,517,000        1,852,000
                                                          ------------     ------------
                                                           490,133,000      189,405,000
        Accumulated depreciation and amortization.......   (30,670,000)     (27,591,000)
                                                          ------------     ------------
                                                          $459,463,000     $161,814,000
                                                          ============     ============

     The following table sets forth the detail with respect to the properties with ownership interests held by the Operating Partnership at December 31, 1996. The aggregate cost of those properties for federal income tax purposes was approximately $498,738,000.

                                                                         INITIAL COST
                                                                 ----------------------------     CAPITALIZED
                                                                                  BUILDINGS       SUBSEQUENT
PROPERTY                                                                             AND              TO
  NO.              SHOPPING CENTERS             ENCUMBRANCES        LAND         IMPROVEMENTS     ACQUISITION
--------   --------------------------------     ------------     -----------     ------------     -----------
  ILLINOIS
  1.       Rivercrest Center   Crestwood,
           IL                                   $         --     $ 7,349,000     $ 17,147,000     $ 1,951,000
  2.       Westview Center   Hanover Park,
           IL                                             --       6,417,000       14,973,000       1,139,000
  3.       Crossroads Center   Fairview
           Heights, IL                                    --       2,846,000        8,538,000         651,000
  4.       Commons of Chicago Ridge   and
           Annex   Chicago Ridge, IL                      --       5,087,000       15,113,000         986,000
  5.       Commons of Crystal Lake
             Crystal Lake, IL                             **       3,546,000       20,093,000          65,000
  6.       Heritage Square   Naperville, IL               **       8,047,000       17,099,000              --
  7.       Meadows Town Mall   Rolling
           Meadows, IL                                    --       1,036,000        5,965,000         749,000
  8.       Sheridan Village   Peoria, IL                  **       2,841,000       19,010,000         156,000
  9.       High Point Centre   Lombard, IL                --       2,969,000       16,822,000          65,000
 10.       Rollins Crossing   Round Lake
           Beach, IL                                      --       1,996,000        8,509,000         261,000
MINNESOTA
 11.       Har Mar Mall   Roseville, MN                   --       6,551,000       15,263,000       8,461,000
 12.       Sun Ray Shopping Center   St.
           Paul, MN                                       --          82,000        2,945,000      11,933,000

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                         INITIAL COST
                                                                 ----------------------------     CAPITALIZED
                                                                                  BUILDINGS       SUBSEQUENT
PROPERTY                                                                             AND              TO
  NO.              SHOPPING CENTERS             ENCUMBRANCES        LAND         IMPROVEMENTS     ACQUISITION
--------   --------------------------------     ------------     -----------     ------------     -----------
 13.       Richfield Hub Shopping Center
             Richfield, MN                      $  5,355,000     $ 3,000,000     $  5,390,000     $ 5,148,000
 14.       Brookdale Square Shopping Center
             Brooklyn, MN                                 --       2,230,000        6,694,000          14,000
 15.       Hub West Shopping Center
             Richfield, MN                         4,942,000         757,000          345,000       4,165,000
 16.       White Bear Hills   White Bear
           Lake, MN                                       --         750,000        3,762,000         484,000
 17.       Terrace Mall   Robbinsdale, MN                 --         630,000        1,706,000       2,369,000
 18.       Burning Tree Plaza   Duluth, MN                --         609,000        3,744,000       3,961,000
 19.       Westwind Plaza   Minnetonka, MN                --       1,949,000        5,547,000          35,000
INDIANA
 20.       Speedway SuperCenter and Outlots
             Speedway, IN                                 **       6,098,000       34,555,000       1,151,000
 21.       The Village Shopping Center
             Gary, IN                                     --       1,152,000        6,530,000         190,000
 22.       Washington Lawndale Commons
             Evansville, IN                               **       2,488,000       13,062,000          89,000
KANSAS
 23.       Santa Fe Square   Olathe, KS                   --       1,999,000        7,089,000              --
TENNESSEE
 24.       Williamson Square   Franklin, TN       12,902,000       2,570,000       14,561,000         281,000
WISCONSIN
 25.       Mequon Pavilions   Mequon, WI                  --       2,761,000       15,647,000           4,000
KENTUCKY
 26.       Stony Brook   Louisville, KY                   --       3,106,000        9,319,000          89,000
MISSOURI
 27.       Grandview Plaza   Florissant, MO               --         414,000        2,205,000      14,870,000
NEW MEXICO
 28.       St. Francis Plaza   Santa Fe, NM        1,945,000       1,578,000        3,683,000              --

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                         INITIAL COST
                                                                 ----------------------------     CAPITALIZED
                                                                                  BUILDINGS       SUBSEQUENT
PROPERTY                                                                             AND              TO
  NO.              SHOPPING CENTERS             ENCUMBRANCES        LAND         IMPROVEMENTS     ACQUISITION
--------   --------------------------------     ------------     -----------     ------------     -----------
  RETAIL/OFFICE BUILDING
 29.       One North State   Chicago, IL        $         **     $16,765,000     $ 37,317,000     $   610,000
                                                ------------     -----------     ------------     -----------
  Real estate investments held for lease          25,144,000      97,623,000      332,633,000      59,877,000
   Real estate investments held for sale                  --         735,000        3,079,000      13,684,000
                                                ------------     -----------     ------------     -----------
       Total real estate investments            $ 25,144,000     $98,358,000     $335,712,000     $73,561,000
                                                  ==========      ==========      ===========      ==========

---------------
** The property is encumbered by the $100 million REMIC Note. See Note 4 for further information.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

               GROSS AMOUNT CARRIED AT DECEMBER 31, 1996
             ---------------------------------------------
                              BUILDINGS                                                     LIVES ON WHICH
PROPERTY                         AND                           ACCUMULATED       DATE        DEPRECIATION
  NO.           LAND         IMPROVEMENTS        TOTAL         DEPRECIATION    ACQUIRED      IS COMPUTED
--------     -----------     ------------     ------------     -----------     --------     --------------
    1.       $ 7,349,000     $ 19,098,000     $ 26,447,000     $ 1,528,000       1994            7 -- 39
    2.         6,404,000       16,125,000       22,529,000       1,706,000       1993            4 -- 39
    3.         2,878,000        9,157,000       12,035,000       1,184,000       1992          2 -- 31.5
    4.         5,087,000       16,099,000       21,186,000         289,000       1996            3 -- 39
    5.         3,546,000       20,158,000       23,704,000         402,000       1996            4 -- 39
    6.         8,047,000       17,099,000       25,146,000         340,000       1996            3 -- 39
    7.         1,036,000        6,714,000        7,750,000         138,000       1996            3 -- 39
    8.         2,841,000       19,166,000       22,007,000         395,000       1996            4 -- 39
    9.         2,969,000       16,887,000       19,856,000         319,000       1996           10 -- 39
   10.         1,996,000        8,770,000       10,766,000         173,000       1996            3 -- 39
   11.         6,786,000       23,489,000       30,275,000       2,892,000       1992            5 -- 39
   12.            91,000       14,869,000       14,960,000       7,531,000       1961            3 -- 33
   13.         3,000,000       10,538,000       13,538,000       2,854,000       1988            2 -- 39
   14.         2,230,000        6,708,000        8,938,000         132,000       1996            3 -- 39
   15.           757,000        4,510,000        5,267,000         684,000       1991               31.5
   16.           755,000        4,241,000        4,996,000         314,000       1993                 39
   17.           630,000        4,075,000        4,705,000         504,000       1993            6 -- 39
   18.           609,000        7,705,000        8,314,000         703,000       1993            5 -- 39
   19.         1,949,000        5,582,000        7,531,000         312,000       1994                 39
   20.         6,098,000       35,706,000       41,804,000         673,000       1996            2 -- 39
   21.         1,152,000        6,720,000        7,872,000         136,000       1996            8 -- 39
   22.         2,488,000       13,151,000       15,639,000         275,000       1996            3 -- 39
   23.         1,999,000        7,089,000        9,088,000              --       1996            3 -- 39
   24.         2,570,000       14,842,000       17,412,000         309,000       1996            3 -- 39
   25.         2,761,000       15,651,000       18,412,000         312,000       1996            5 -- 39
   26.         3,106,000        9,408,000       12,514,000         193,000       1996            5 -- 39
   27.           427,000       17,062,000       17,489,000       5,389,000       1971            2 -- 33
   28.         1,578,000        3,683,000        5,261,000         157,000       1995            3 -- 39
   29.        16,765,000       37,927,000       54,692,000         826,000       1996            3 -- 39
             -----------     ------------     ------------     -----------
              97,904,000      392,229,000      490,133,000      30,670,000
                 740,000       16,758,000       17,498,000       7,213,000
             -----------     ------------     ------------     -----------
             $98,644,000     $408,987,000     $507,631,000     $37,883,000
             ===========     ============     ============     ===========

     During the first half of 1997, the Operating Partnership acquired five shopping centers in separate transactions for a total purchase price of approximately $26.5 million and sold one property that had been held for sale for a net sales price of approximately $11.3 million. Subsequent to June 30, 1997, the Operating Partnership completed the acquisition of a portfolio of five shopping centers located in Illinois and Iowa for approximately $28.8 million and four additional shopping centers located in Indiana, Iowa, Wisconsin and Missouri in separate transactions for approximately $40.3 million.

     Financings for the five shopping center acquisitions completed during the first half of 1997 included $17,500,000 in cash provided by the line of credit, the assumption of a $3,800,000 non-recourse mortgage note, and $5,200,000 via the issuance of 281,300 LP Units to the former owners of a shopping center. Financing for the nine properties acquired subsequent to June 30, 1997 included $60,000,000 drawn from the line of credit

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(including amounts used to pay-off at closing an assumed $6,900,000 non-recourse mortgage) and $9,000,000 through the issuance of 478,619 LP Units to the former owners of a shopping center.

     As of June 30, 1997, three properties -- Village Shopping Center, Augusta Plaza and 585 Boylston Street -- were held for sale. The net book value of the three properties, $10.0 million, has been reclassified on the balance sheet from "Real estate investments" to "Real estate investments held for sale." The sales of these properties are expected to be completed during 1997. The properties held for sale are no longer depreciated for financial reporting purposes. The balance as of December 31, 1996, $10.3 million, included Hood Commons, located in Derry, New Hampshire, which was sold in March 1997, and did not include Village Shopping Center, which was not placed for sale until 1997.

     As of June 30, 1997, the Operating Partnership recorded a provision for loss on its investment in Meadows Town Mall, located in Rolling Meadows, Illinois. While undertaking a redevelopment plan for the Center, the Operating Partnership received an unsolicited offer from a prospective purchaser of the property. Management accepted the offer with the intention of redeploying proceeds from the sale toward the acquisition of another property or properties. The provision of $1,300,000 represents the difference between the sales price, net of closing costs, and the carrying value of the property. The property was reclassified as held for sale on July 1, 1997. The sale was completed in August 1997.

     Net proceeds of approximately $17,200,000 in the aggregate from the sales of Hood Commons, and from the sale of Meadows Town Mall, were used to pay-down the line of credit.

NOTE 4 -- MORTGAGE LOANS AND LINE OF CREDIT

     Mortgage loans outstanding at December 31 consist of the following:

                                                                         1996          1995
                                                                     ------------   -----------
Mortgage loan collateralized by Richfield Hub Shopping Center, at
  9.875%, maturing September 1998..................................  $  5,355,000   $ 5,431,000
Mortgage loan collateralized by Hub West Shopping Center, at
  9.875%, maturing September 1998..................................     4,942,000     5,014,000
Mortgage loan collateralized by St. Francis Plaza, at 8.125%,
  maturing December 2008...........................................     1,945,000     2,029,000
Mortgage loans collateralized by Sun Ray Shopping Center, at rates ranging from 9.625% to 11.75%. These loans were paid-off on
  January 2, 1996..................................................            --    12,320,000
Mortgage loan collateralized by Williamson Square, at 8.000%,
  maturing August 2005.............................................    12,902,000            --
Mortgage note collateralized by six properties, at 7.230%, maturing
  September 2000, including unamortized premium of $250,000........   100,250,000            --
                                                                      -----------   -----------
                                                                     $125,394,000   $24,794,000
                                                                      ===========   ===========

     The net book value of real estate pledged as collateral for loans was approximately $214,192,000 (see Note 3). The mortgage loans collateralized by Richfield Hub Shopping Center and Hub West Shopping Center are cross-collateralized.

     In connection with the Tucker Acquisition, the Operating Partnership assumed the obligations under a $100 million mortgage note with a fair value of $100,300,000 at the date of acquisition. The mortgage note is collateralized by Commons of Crystal Lake, Heritage Square, Sheridan Village, Speedway SuperCenter (excluding Outlots), Washington Lawndale Commons and One North State. The mortgage note was issued to a trust qualifying as a real estate mortgage investment conduit for federal income tax purposes (the "REMIC

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Note"). Pursuant to terms of the indenture governing the REMIC Note, prior to October 1997, principal payments on the REMIC Note cannot be made and the properties collateralizing the REMIC Note cannot be sold. If the Operating Partnership wishes either to repay all or part of the $100 million principal of the REMIC Note or to sell any of the properties collateralizing the REMIC Note after such date, the Operating Partnership will incur significant prepayment penalties. The prepayment of principal of the REMIC Note requires an additional payment of the greater of either (i) 1% of the amount of principal being prepaid or (ii) the product of (A) the difference between the outstanding principal balance of the REMIC Note before prepayment and the present value of all remaining interest and principal payments thereon and (B) the amount of principal being prepaid divided by the outstanding principal balance of the REMIC Note. After October 1997, in order to release any of the properties collateralizing the REMIC Note from the lien, the REMIC indenture requires that certain additional conditions be met, including that (i) the aggregate amount of principal repaid on the REMIC Note equals at least 125% of the amount of principal allocated to the property to be released and (ii) certain debt service coverage ratios continue to be satisfied.

     On March 15, 1996, the Operating Partnership entered into a new $150 million unsecured revolving credit facility with The First National Bank of Boston and other bank lenders, replacing a previous $65 million line of credit that had been secured by a blanket mortgage on six properties. The new line bore interest at a rate equal to the lower of the bank's base rate or 1.75% over LIBOR. Additionally, the facility stipulated a commitment fee ranging from 0.125% to 0.250% per annum of the unfunded line of credit balance depending on the outstanding balance during a calendar quarter. The rates available under the line would become more favorable in the event that certain loan-to-value tests were met or the Operating Partnership received an investment grade unsecured debt rating. At December 31, 1996, the weighted average interest rate on the line of credit was 7.51%. In addition to replacing outstanding borrowings under the Operating Partnership's and Tucker's previously outstanding secured lines of credit, the facility is available for the acquisition, development, renovation and expansion of new and existing properties and for other working capital purposes.

     The line of credit contains certain financial and operational covenants that, among other provisions, limit the amount of secured and unsecured indebtedness the Operating Partnership may have outstanding at any time, and provide for the maintenance of certain financial tests including minimum net worth and debt service coverage requirements. The Operating Partnership believes that such covenants will not adversely affect the Operating Partnership's business or the operation of its properties.

     In March 1997, the Operating Partnership amended the line of credit facility, extending the maturity date to March 15, 1999, and reducing the interest rate to the lower of the bank's base rate or 1.50% over LIBOR. The amended line of credit agreement also provides more flexible covenants compared with the previous agreement.

     In August 1997, Standard & Poor's Investment Services, a national credit rating agency, announced that it assigned an investment grade corporate credit rating of "BBB-" to the Operating Partnership. As a result, the interest rate on the line of credit was further reduced to the lower of the bank's base rate or 1.375% over LIBOR, in accordance with the line of credit agreement, representing a decrease in the interest margin on the line of credit of 0.375% from the rate in effect at December 31, 1996.

     In order to reduce the Operating Partnership's (and thus the lenders') exposure to the risks associated with floating rate debt, the line of credit requires that the Operating Partnership maintain interest rate protection, at a rate satisfactory to the lead lender, with respect to at least $100 million of indebtedness. The Operating Partnership uses interest rate caps and swaps to limit its exposure to increases in interest rates on its floating rate debt. The Operating Partnership does not use them for trading or speculative purposes.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1996, the Operating Partnership was party to interest rate cap agreements which entitle the Operating Partnership to receive on a quarterly basis, the amount, if any, by which the applicable three-month LIBOR Rate (as defined in the interest rate protection agreement) for the protected amount exceeds the applicable cap rate for the protected amount. The Operating Partnership was also party to a swap agreement whereby the Operating Partnership receives or makes quarterly payments based on the differential between the three-month LIBOR Rate (as defined in the interest rate protection agreement) for the protected amount and the applicable fixed swap rate for the protected amount.

     The following summarizes the interest rate protection agreements outstanding at December 31, 1996:

  NOTIONAL       MAXIMUM     TYPE OF                            EFFECT ON            FAIR VALUE
   AMOUNT         RATE       CONTRACT        MATURITY        INTEREST EXPENSE     DECEMBER 31, 1996
-------------    -------     --------     ---------------    ----------------     -----------------
  $43,000,000      6.00%      Swap        April 14, 1998         $149,000             $(116,000)
   40,000,000      7.50%      Cap         March 18, 1998               --                16,000
   17,000,000      7.50%      Cap         April 11, 1998               --                 8,000
                                                             --------------            --------
 $100,000,000                                                    $149,000             $ (92,000)
                                                             ==============            ========

     The fair values of the interest rate protection agreements are estimated using option-pricing models that value the potential for the interest rate protection agreements to become in-the-money through changes in interest rates during the remaining terms of the agreements. The negative fair value represents the estimated amount the Operating Partnership would have to pay to cancel the contract or transfer it to other parties. The aggregate unamortized cost of the interest rate protection agreements was $195,000 at December 31, 1996.

     Scheduled principal payments on mortgage loans and the line of credit outstanding at December 31, 1996 are as follows:

            1997.................................................    $    442,000
            1998.................................................      73,972,000
            1999.................................................         344,000
            2000.................................................     100,621,000
            2001.................................................         403,000
            Thereafter...........................................      13,112,000
                                                                     ------------
                                                                     $188,894,000
                                                                     ============

NOTE 5 -- RENTALS UNDER OPERATING LEASES

     Annual minimum future rentals to be received under non-cancelable operating leases in effect at December 31, 1996 are as follows:

            1997.................................................    $ 56,997,000
            1998.................................................      52,024,000
            1999.................................................      48,267,000
            2000.................................................      43,829,000
            2001.................................................      38,747,000
            Later Years..........................................     204,304,000
                                                                     ------------
                                                                     $444,168,000
                                                                     ============

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Total minimum future rentals do not include contingent rentals under certain leases based upon lessees' sales volume. Contingent rentals earned amounted to approximately $1,397,000, $1,083,000, and $1,121,000 in 1996, 1995
and 1994, respectively. Certain leases also require lessees to pay all or a portion of real estate taxes and operating costs, amounting to $21,748,000, $10,774,000, and $9,259,000 in 1996, 1995 and 1994, respectively.

     No tenant accounted for as much as 10% of rental income in 1996, 1995 or 1994. One North State accounted for more than 10% of the Operating Partnership's rental income during 1996.

NOTE 6 -- FEDERAL INCOME TAXES

     The Operating Partnership is not liable for federal income taxes and each partner reports its allocable share of income and deductions on its respective return; accordingly no provision for income taxes is required in the consolidated financial statements.

NOTE 7 -- PARTNERS' CAPITAL

     In general, the Operating Partnership Agreement provides for operating distributions to be made, subject to any priority distribution rights of any class or series of Preferred Units, first to the limited partners in an amount equal to the lesser of (i) 99% of the cash available for distribution from the Operating Partnership and (ii) an amount calculated in a manner intended to provide the limited partners with distributions on each of their LP Units equal to the dividend paid for the same period on a share of the Company's Common Stock. Any remaining cash from operations available for distribution will be distributed to the Company as general partner. Subject to any priority distribution rights of any class or series of Preferred Units, the Operating Partnership Agreement generally provides for liquidating distributions to the limited partners equal to either (i) an amount per Unit intended to equal the amount distributed with respect to each share of the Company's Common Stock upon the concurrent liquidation of the Operating Partnership and the Company or (ii) in the event that the Operating Partnership is liquidated other than in connection with the liquidation to the Company, an amount per Unit equal to the then market price of a share of the Company's Common Stock; provided, however, that the limited partners will not receive more than 99% of any proceeds available for distribution from the liquidation of the Operating Partnership. Any remaining liquidation proceeds will be distributed to the Company as the general partner. Income, gains, and losses are allocated to the partners holding Units in proportion to their ownership interests during the period.

     In January 1995, Bradley issued 325,000 shares of Common Stock in conjunction with the purchase of the REIT advisory business of its former advisor. The business, consisting of a nominal amount of office equipment and information systems, was contributed to the Operating Partnership. Additionally, the employees of the advisory business became employees of Bradley. In April 1995, Bradley issued 182,500 shares of Common Stock at a price of $17 per share, which proceeds were applied to the acquisition of St. Francis Plaza, which property was contributed to the Operating Partnership. In July 1995, Bradley completed a public share offering of 2,500,000 shares of Common Stock at a price of $16 per share. Net proceeds from the offering of approximately $37,405,000 (net of offering costs of approximately $2,595,000), were contributed to the Operating Partnership and were used to pay-down the bank line of credit and mortgage notes that had been assumed in connection with the purchase of certain properties.

     In November 1996, Bradley completed a public offering of 2,875,000 shares of Common Stock (including shares issued pursuant to the exercise of the underwriter over-allotment option) at a price of $16.50 per share. Net proceeds from the offering, approximately $44,851,000 (net of offering costs of $2,618,000) were contributed to the Operating Partnership and were used to reduce outstanding indebtedness incurred under the line of credit.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Under Bradley's Dividend Reinvestment and Share Purchase Plan in effect since 1993, share owners of record owning at least 100 shares may elect to reinvest cash dividends and make limited additional cash payments (minimum $100, maximum $2,500 per quarter) to purchase newly issued Bradley shares without brokerage fees or other transaction costs, at a 3% discount from market prices (as determined in the Plan). During 1996, 1995 and 1994, Bradley issued 13,082, 16,714, and 8,530 shares, respectively, under this Plan. The net proceeds resulting from these transactions were contributed to the Operating Partnership.

     The capital contributions arising from the transactions described in this Note result in the issuance to Bradley of general partner Units (which are not convertible) ("GP Units") in amounts equal to the number of shares issued by Bradley in each respective transaction.

NOTE 8 -- STOCK OPTION PLAN

     Bradley is obligated to contribute to the Operating Partnership all proceeds from the exercise of options or other stock-based awards granted under Bradley's Stock Option and Incentive Plan, and Bradley's interest as general partner in the Operating Partnership evidenced by GP Units will be adjusted so as to increase the number of GP Units by a number equivalent to the number of shares of Common Stock issued pursuant to awards under the Plan. The Plan authorizes options and other stock-based awards for up to 5% of Bradley's shares outstanding from time to time. During 1996 and 1995, options for 17,500 and 217,500 shares, respectively, were granted under this Plan. All of the options granted in 1996 were pursuant to an amendment to the Plan approved by the share owners that year, which provides for an annual option grant for 2,500 shares to each non-employee director at an exercise price equal to the fair market value of the subject shares at the date of grant. At December 31, 1996 and 1995, options for 180,000 and 295,251 shares, respectively, remained outstanding under this and a prior stock option plan.

     A committee of Bradley's Board of Directors administers the Plan and is responsible for selecting persons eligible for awards and for determining the terms and duration of any award.

     Bradley has estimated the fair value of each option granted on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 8.96% and 8.87%; expected volatility of 23% and 18%; risk-free interest rates of 6.1% for both years; and expected lives of five years for both years. Bradley applies Opinion No. 25 and related Interpretations in accounting for awards under the Plan. Accordingly, no compensation cost relating to the stock option plans has been recognized in the accompanying financial statements. Had compensation cost for the Plan been determined consistent with Statement No. 123, net income and earnings per Unit would have been reduced to the pro forma amounts indicated below:

                                                               1996            1995
                                                            -----------     -----------
        Net income
          As Reported.....................................  $27,956,000     $ 8,861,000
          Pro Forma.......................................  $27,935,000     $ 8,661,000
        Net income per Unit
          As Reported.....................................  $      1.56     $      0.90
          Pro Forma.......................................  $      1.56     $      0.88

     The effect of applying Statement No. 123 for disclosing compensation costs under such pronouncement may not be representative of the effects on reported net income for future years.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of option transactions during the periods covered by these financial statements is as follows:

                                                                           EXERCISE PRICES
                                                              SHARES          PER SHARE
                                                             --------     -----------------
    Outstanding at December 31, 1993 and 1994..............    91,375      $11.50  - $22.00
      Granted..............................................   217,500      $14.875 - $16.50
      Expired..............................................    (4,624)     $16.66  - $21.25
      Exercised............................................    (9,000)    $11.50  - $14.875
                                                             --------
    Outstanding at December 31, 1995.......................   295,251      $11.50  - $22.00
      Granted..............................................    17,500         $14.7375
      Expired..............................................   (24,251)     $14.75  - $22.00
      Exercised............................................  (108,500)     $11.50  - $17.00
                                                             --------
    Outstanding at December 31, 1996.......................   180,000      $11.50  - $21.25
                                                             ========

     All options outstanding at December 31, 1996 are fully vested and exercisable and have a duration of ten years from the date of grant, subject to earlier termination in certain circumstances. The weighted average exercise price per share and the weighted average contractual life of options outstanding at December 31, 1996 were $15.65 and 6.90 years, respectively. The weighted average fair value of options granted during 1996 and 1995 approximates the exercise prices for such options on the date of grant.

NOTE 9 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires the Operating Partnership to disclose fair value information of all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value.

     The Operating Partnership's financial instruments, other than debt and interest rate protection agreements for the Operating Partnership's line of credit, are generally short-term in nature and contain minimal credit risk. These instruments consist of cash and cash equivalents, rents and other receivables, and accounts payable. The carrying amount of these assets and liabilities in the consolidated balance sheets are assumed to be at fair value.

     Mortgage loans are at fixed rates, and when compared with borrowing rates currently available to the Operating Partnership with similar terms and average maturities, approximate fair value. The line of credit is at a variable rate, which results in a carrying value that approximates its fair value. The fair values of the interest rate protection agreements and methodologies for determining their fair values are described in Note 4.

NOTE 10 -- PRO FORMA INFORMATION

     On March 15, 1996, Bradley closed the merger acquisition of Tucker. The acquisition was completed through the issuance of 7.4 million shares of Bradley Common Stock valued at $13.96 per share, in exchange for 100% of the outstanding shares of Tucker, payment of certain transaction costs and the assumption of all of Tucker's liabilities. The Tucker share owners received .686 of a share of Bradley for each outstanding Tucker share. The acquisition was structured as a tax-free transaction, and was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the fair value of assets acquired and liabilities assumed over the purchase price was not material. Such excess was allocated to reduce proportionately, the values assigned to the properties acquired.

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth certain summary unaudited pro forma operating data for the years ended December 31, 1996 and 1995, as if the merger had been consummated as of the beginning of 1996 and 1995, after giving effect to certain adjustments including a reduction in depreciation expense due to longer useful lives and estimated cost savings of the combined entity.

                                                                       YEARS ENDED DECEMBER 31,
                                                                      ---------------------------
                                                                         1996            1995
                                                                      -----------     -----------
                                                                              (UNAUDITED)
        Total revenues..............................................  $89,561,000     $87,428,000
        Net income..................................................  $29,740,000     $17,565,000
        Net income per unit.........................................  $      1.55     $      1.01

     The unaudited pro forma operating data are presented for comparative purposes only and are not necessarily indicative of what the actual results of operations would have been for the years ended December 31, 1996 and 1995, nor does such data purport to represent the results to be achieved in future periods.

NOTE 11 -- SUPPLEMENTARY QUARTERLY DATA (UNAUDITED)

                                                               MARCH 31,     JUNE 30,     SEPT. 30,     DEC. 31,
                                                                 1996          1996         1996          1996
                                                               ---------     --------     ---------     --------
                                                                 (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
Rental income................................................   $11,219      $ 21,982      $ 21,442     $ 22,869
Gain on sale of property.....................................     9,379            --            --           --
Net income...................................................    11,507         5,053         5,086        6,310
Net income per unit..........................................       .90           .27           .27          .30

                                                               MARCH 31,     JUNE 30,     SEPT. 30,     DEC. 31,
                                                                 1995          1995         1995          1995
                                                               ---------     --------     ---------     --------
                                                                 (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
Rental income................................................   $ 8,615      $  8,686      $  9,396     $  9,708
Net income...................................................     1,943         1,746         2,464        2,708
Net income per unit..........................................       .23           .20           .22          .24

NOTE 12 -- SUBSEQUENT EVENTS (UNAUDITED)


     On August 21, 1997, the Operating Partnership entered into a Treasury Rate Lock transaction with a notional amount of $37.1 million, expiring November 26, 1997, in anticipation of issuing up to $100 million in ten-year notes during the fourth quarter of 1997. The Treasury Rate Lock was structured to fix the interest rate on a ten-year Treasury starting November 26, 1997, at approximately 6.305%. Also on August 21, 1997, the Operating Partnership entered into an additional Treasury Rate Lock transaction, with a notional amount of $16.0 million, also expiring November 26, 1997, in anticipation of issuing up to $50 million in seven-year notes during the fourth quarter of 1997. The Treasury Rate Lock was structured to fix the interest rate on an interpolated seven-year Treasury at approximately 6.25%. The proceeds of these financing transactions are anticipated to be used to prepay existing outstanding indebtedness of the Operating Partnership, including prepayment of the $100 million REMIC Note. The Operating Partnership may continue to limit its exposure to increases in interest rates in anticipation of future financing transactions through the use of additional Treasury Rate Locks or other financial derivative instruments. There can be no assurance, however, that the existing Treasury Rate Locks or future derivative transactions entered into for the purpose of hedging interest rate risk will be effective. On October 24, 1997, the Operating Partnership gave the REMIC Trustee notice of its intent to repay the REMIC Note on November 26, 1997. Concurrently with the delivery of such notice, the Operating Partnership entered into a standby commitment with First National Bank of Chicago for a $105 million line of credit, which the Operating Partnership may use to repay the REMIC Note on November 26, 1997 in the event that the contemplated sale of investment grade debt securities has not been consummated by such date.

                                                                    SCHEDULE III

                   BRADLEY OPERATING LIMITED PARTNERSHIP AND
                     PREDECESSOR BUSINESS AND SUBSIDIARIES
                  (COLLECTIVELY, THE "OPERATING PARTNERSHIP")

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                                                                      DECEMBER 31,
                                                       ------------------------------------------
                                                           1996           1995           1994
                                                       ------------   ------------   ------------
Cost
  Balance, beginning of year.........................  $189,405,000   $177,939,000   $138,189,000
  Improvements and other additions...................   320,053,000     11,466,000     41,433,000
  Sale of property...................................    (1,827,000)            --     (1,683,000)
                                                       ------------   ------------   ------------
  Balance, end of year...............................  $507,631,000   $189,405,000   $177,939,000
                                                       ============   ============   ============
Accumulated Depreciation
  Balance, beginning of year.........................  $ 27,591,000   $ 22,385,000   $ 18,156,000
  Depreciation provided..............................    10,292,000      5,206,000      4,330,000
  Sale of property...................................            --             --       (101,000)
                                                       ------------   ------------   ------------
  Balance, end of year...............................  $ 37,883,000   $ 27,591,000   $ 22,385,000
                                                       ============   ============   ============

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors of Bradley Real Estate Inc.
and Unit Holders of Bradley Operating Limited Partnership:

     We have audited the accompanying combined statement of revenues and certain expenses (defined as operating revenues less direct operating expenses) of the Acquisition Properties for the year ended December 31, 1996. This combined financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this combined financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Registration Statement on Form 10 of Bradley Operating Limited Partnership as described in note 2. The presentation is not intended to be a complete presentation of the Acquisition Properties' revenues and expenses.

     In our opinion, the combined statement of revenues and certain expenses presents fairly, in all material respects, the combined revenues and certain expenses, described in note 2, of the Acquisition Properties for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
July 18, 1997

                             ACQUISITION PROPERTIES

              COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES
                          YEAR ENDED DECEMBER 31, 1996
               AND THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)


                                                                  SIX MONTHS
                                                                     ENDED
                                                                 JUNE 30, 1997        YEAR ENDED
                                                                  (UNAUDITED)      DECEMBER 31, 1996
                                                                 -------------     -----------------
Revenues:
  Base rental income...........................................   $ 3,881,633         $ 7,694,172
  Operating expense and real estate tax recoveries.............     1,079,606           2,258,160
  Other income.................................................         9,552              20,541
                                                                   ----------          ----------
Total revenues.................................................     4,970,791           9,972,873
                                                                   ----------          ----------
Certain expenses:
  Real estate taxes............................................       801,779           1,571,346
  Operating expenses...........................................       479,387             959,237
  Utilities....................................................       107,764             233,835
  Insurance....................................................        54,341             128,442
                                                                   ----------          ----------
Total expenses.................................................     1,443,271           2,892,860
                                                                   ----------          ----------
Excess of revenues over certain expenses.......................   $ 3,527,520         $ 7,080,013
                                                                   ==========          ==========


See accompanying notes to combined statements of revenues and certain expenses.

                             ACQUISITION PROPERTIES

     NOTES TO COMBINED FINANCIAL STATEMENT OF REVENUES AND CERTAIN EXPENSES

                          YEAR ENDED DECEMBER 31, 1996
               AND THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

(1) BACKGROUND

     The Combined Statement of Revenues and Certain Expenses (Combined Statement) has been included for certain properties (Acquisition Properties) which were acquired by Bradley Real Estate, Inc. or Bradley Operating Limited Partnership. The Acquisition Properties are as follows:


        PROPERTY                                                  DATE ACQUIRED
        --------------------------------------------------------  -------------------
        Santa Fe Square.........................................  December 27, 1996
        Roseville Center........................................  January 1, 1997
        Warren Plaza............................................  January 21, 1997
        Spring Village..........................................  April 28, 1997
        Sangamon Center North...................................  July 1, 1997
        Fairhills Shopping Center...............................  July 1, 1997
        Parkway Pointe..........................................  July 1, 1997
        Holiday Plaza...........................................  July 1, 1997
        Burlington Plaza........................................  July 1, 1997
        County Line Mall........................................  July 31, 1997


     Santa Fe Square is located in Olathe, Kansas. It consists of approximately 133,000 square feet of gross leasable area and was approximately 95% occupied at December 31, 1996.

     Roseville Center is located in Roseville, Minnesota. It consists of approximately 77,000 square feet of gross leasable area and was approximately 80% occupied at December 31, 1996.

     Warren Plaza is located in Dubuque, Iowa. It consists of approximately 90,000 square feet of gross leasable area and was 100% occupied at December 31, 1996.

     Spring Village is located in Davenport, Iowa. It consists of approximately 90,000 square feet of gross leasable area and was 100% occupied at December 31, 1996. A tenant which occupies approximately 12% of the gross leasable area of Spring Village vacated its premises during November 1996. The tenant has continued paying rent pursuant to the terms of its lease, which runs through November 2010.

     Sangamon Center North is located in Springfield, Illinois. It consists of approximately 140,000 square feet of gross leasable area and was approximately 98% occupied at December 31, 1996.

     Fairhills Shopping Center is located in Springfield, Illinois. It consists of approximately 106,000 square feet of gross leasable area and was approximately 98% occupied at December 31, 1996.

     Parkway Pointe is located in Springfield, Illinois. It consists of approximately 39,000 square feet of gross leasable area and was approximately 79% occupied at December 31, 1996.

     Holiday Plaza is located in Cedar Falls, Iowa. It consists of approximately 46,000 square feet of gross leasable area and was approximately 74% occupied at December 31, 1996.

     Burlington Plaza is located in Burlington, Iowa. It consists of approximately 89,000 square feet of gross leasable area and was approximately 91% occupied at December 31, 1996.


     County Line Mall is located in Indianapolis, Indiana. It consists of approximately 260,000 square feet of gross leasable area and was approximately 95% occupied at December 31, 1996.

   NOTES TO COMBINED FINANCIAL STATEMENT OF REVENUES AND CERTAIN EXPENSES --
                                  (CONTINUED)

(2) BASIS OF PRESENTATION


     The Combined Statement has been prepared for the purpose of complying with Rule 3.14 of the Securities and Exchange Commission Regulation S-X in a current report on Form 8-K and for inclusion in the Registration Statement on Form 10 of Bradley Operating Limited Partnership and is not intended to be a complete presentation of the Acquisition Properties revenues and expenses. The Combined Statement has been prepared on the accrual basis of accounting and requires management of the Acquisition Properties to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.


     Certain expenses which may not be comparable to the expenses expected to be incurred in the proposed future operations of the Acquisition Properties have been excluded. Expenses excluded consist of interest, depreciation and amortization, professional fees, and management fees.

  Unaudited Interim Periods

     The accompanying interim financial statements have been prepared by the Operating Partnership, without audit, and in the opinion of management reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim period presented. Certain information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

(3) REVENUES

     Each property leases retail space under various lease agreements with its tenants. All leases are accounted for as operating leases. Certain of the leases include provisions under which the property is reimbursed for certain common area, real estate, and insurance costs. Operating expenses and real estate tax recoveries reflected on the combined statement of revenues and certain expenses include amounts due for 1996 expenses for which the tenants have not yet been billed. In addition, certain leases provide for payment of contingent rentals based on a percentage applied to the amount by which the tenant s sales, as defined, exceed predetermined levels. Certain leases contain renewal options for various periods at various rental rates.


     Base rentals are reported as income over the lease term as they become receivable under the provisions of the leases. However, when rentals vary from a straight-line basis due to short-term rent abatements or escalating rents during the lease term, the income is recognized based on effective rental rates. Related adjustments increased base rental income by approximately $54,000 for the year ended December 31, 1996.


     Minimum rents to be received from tenants under operating leases in effect at December 31, 1996 are approximately as follows:


            YEAR                                                        AMOUNT
            --------------------------------------------------------  -----------
            1997....................................................  $ 6,888,000
            1998....................................................    6,103,000
            1999....................................................    5,473,000
            2000....................................................    4,560,000
            2001....................................................    3,811,000
            Thereafter..............................................   21,328,000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Tucker Properties Corporation:

     We have audited the consolidated balance sheets of Tucker Properties Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Tucker Properties Corporation management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 11, the Company has entered into a merger agreement, subject to shareholder ratification, that if approved, would result in the Company being merged with and into Bradley Real Estate, Inc.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tucker Properties Corporation and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Chicago, Illinois
March 13, 1996

                         TUCKER PROPERTIES CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                  ------------     ------------
Assets:
  Properties, at cost:
     Land.......................................................  $ 63,132,436     $ 60,601,445
     Buildings and improvements.................................   258,048,684      243,846,038
                                                                  ------------     ------------
                                                                   321,181,120      304,447,483
     Less accumulated depreciation..............................    26,354,532       16,939,008
                                                                  ------------     ------------
                                                                   294,826,588      287,508,475
Construction in progress........................................     3,044,788        8,295,828
Cash and cash equivalents.......................................     3,344,096        4,514,887
Tenant accounts receivable, net.................................    12,113,006       12,596,993
Due from affiliates.............................................       109,259          283,596
Deferred costs, net.............................................     5,752,586        5,533,703
Other assets....................................................     3,771,494        3,559,060
                                                                  ------------     ------------
          Total assets..........................................  $322,961,817     $322,292,542
                                                                  ============     ============
Liabilities:
  Mortgage notes payable and line of credit.....................  $177,234,309     $164,412,573
  Accounts payable..............................................     2,196,868        1,637,667
  Accrued liabilities...........................................    10,485,655       10,280,712
  Distributions payable.........................................            --        4,063,356
  Deferred revenue..............................................     1,960,898               --
  Other liabilities.............................................       980,093          942,340
                                                                  ------------     ------------
          Total liabilities.....................................   192,857,823      181,336,648
                                                                  ------------     ------------
Minority interests..............................................     5,330,794        5,771,920
                                                                  ------------     ------------
Stockholders' equity:
  Preferred stock, $.001 par value, 10 million shares
     authorized, no shares issued...............................                             --
  Common stock, $.001 par value, 90 million shares authorized,
     10,828,283 shares issued and outstanding...................        10,828           10,828
  Paid-in capital...............................................   155,224,309      155,224,309
  Distributions in excess of accumulated earnings...............   (30,461,937)     (20,051,163)
                                                                  ------------     ------------
          Total stockholders' equity............................   124,773,200      135,183,974
                                                                  ------------     ------------
          Total liabilities and stockholders' equity............  $322,961,817     $322,292,542
                                                                  ============     ============

   The accompanying notes are an integral part of these financial statements.

                         TUCKER PROPERTIES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                       1995            1994
                                                                    -----------     -----------
Revenue:
  Rental..........................................................  $36,239,073     $34,723,119
  Additional rents -- expense reimbursements......................   13,484,603      13,357,655
  Other income....................................................    1,132,374       1,076,347
                                                                    -----------     -----------
          Total revenue...........................................   50,856,050      49,157,121
                                                                    -----------     -----------
Expenses:
  Real estate taxes...............................................   10,482,757       9,921,570
  Repairs and maintenance.........................................    1,421,172       1,045,165
  Other operating.................................................    6,802,243       6,059,209
  General and administrative......................................    3,066,362       3,017,610
  Interest........................................................   13,345,988      10,512,639
  Bad debt expenses...............................................      366,464              --
  Provision for merger related expenses and write-downs...........    2,236,113              --
  Depreciation and amortization...................................   11,458,170      10,356,658
                                                                    -----------     -----------
          Total expenses..........................................   49,179,269      40,912,851
                                                                    -----------     -----------
Operating income..................................................    1,676,781       8,244,270
Income allocated to minority interests............................      (68,161)       (391,945)
                                                                    -----------     -----------
Net income........................................................  $ 1,608,620     $ 7,852,325
                                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                         TUCKER PROPERTIES CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                      DISTRIBUTION
                                                   COMMON STOCK                       IN EXCESS OF
                                               ---------------------     PAID-IN      ACCUMULATED
                                                 SHARES      DOLLARS     CAPITAL        EARNINGS
                                               -----------   -------   ------------   ------------
Balance, January 1, 1994.....................  $10,828,283   $10,828   $156,251,818   $(12,094,195)
Offering costs...............................                            (1,027,509)
Net income...................................                                            7,852,325
Distributions declared ($1.46 per share).....                                          (15,809,293)
                                               -----------   -------   ------------   ------------
Balance, December 31, 1994...................   10,828,283    10,828    155,224,309    (20,051,163)
Net income...................................                                            1,608,620
Distributions declared ($1.11 per share).....                                          (12,019,394)
                                               -----------   -------   ------------   ------------
Balance, December 31, 1995...................  $10,828,283   $10,828   $155,224,309   $(30,461,937)
                                               ===========   =======   ============   ============

   The accompanying notes are an integral part of these financial statements.

                         TUCKER PROPERTIES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                  ------------     ------------
Cash flows from operating activities:
  Net income....................................................  $  1,608,620     $  7,852,325
  Adjustments to reconcile net income to net cash provided by operating activities:
     Income allocated to minority interests.....................        68,161          391,945
     Depreciation and amortization..............................    11,458,170       10,356,658
     Bad debt expense...........................................       366,464               --
     Provision for merger related expenses and write-downs......     2,236,113               --
  Net changes in assets and liabilities:
     Tenants accounts receivable................................      (550,642)      (2,540,819)
     Due from affiliates........................................       174,337          (37,942)
     Other assets...............................................    (1,780,382)        (375,005)
     Accounts payable...........................................       559,201       (1,004,891)
     Accrued liabilities........................................       204,943        2,007,775
     Due to affiliates..........................................            --         (121,757)
     Other liabilities..........................................       398,651          (30,893)
                                                                  ------------     ------------
          Net cash provided by operating activities.............    14,743,636       16,497,396
                                                                  ------------     ------------
Cash flows from investing activities:
  Purchase of properties........................................            --      (18,372,428)
  Additions to properties.......................................    (4,246,416)      (4,384,282)
  Additions to deferred costs...................................    (1,060,650)        (786,791)
  Payment of development costs..................................    (6,283,164)      (7,926,231)
                                                                  ------------     ------------
     Cash used in investing activities..........................   (11,590,230)     (31,469,732)
                                                                  ------------     ------------
Cash flows from financing activities:
  Payments of mortgage notes payable............................   (11,973,750)              --
  Proceeds from mortgage notes payable..........................    19,650,000       13,500,000
  Principal payments in mortgage note payable...................       (70,064)              --
  Borrowings under line of credit...............................     7,215,550       20,560,153
  Repayments of lines of credit.................................    (2,000,000)      (4,000,000)
  Payment of offering costs.....................................            --         (502,509)
  Distributions paid............................................   (15,917,576)     (15,376,162)
  Distributions paid to minority interests......................      (674,461)        (710,391)
  Additions to deferred loan costs..............................      (553,896)        (446,060)
                                                                  ------------     ------------
          Net cash provided by financing activities.............    (4,324,197)      13,025,031
                                                                  ------------     ------------
Decrease in cash and cash equivalents...........................    (1,170,791)      (1,947,305)
Cash and cash equivalents, beginning of period..................     4,514,887        6,462,192
                                                                  ------------     ------------
Cash and cash equivalents, end of period........................  $  3,344,096     $  4,514,887
                                                                  ============     ============

   The accompanying notes are an integral part of these financial statements.

                         TUCKER PROPERTIES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND BASIS OF PRESENTATION

  Organization

     Tucker Properties Corporation (the "Company"), a Maryland corporation, was formed May 28, 1993. The Company completed a public offering of 10,720,000 shares of common stock and through a wholly-owned subsidiary issued $100,000,000 of mortgage notes payable (see Note 3) as of October 12, 1993 (the "Public Offering"). The Company is the successor entity to The Tucker Companies Inc. ("Tucker"), its affiliates and related real estate entities (together the "Predecessor Business") and is engaged in the management, operation, leasing, acquisition, development, investment in and disposition of neighborhood, community and regional shopping centers. The Company also owns and operates a mid-rise urban mixed-use office and retail building and provides services for shopping centers owned by third parties and affiliates.

     The owners and certain employees of the Predecessor Business (the "Predecessor Business Owners" or "Tucker Investors") who were general and limited partners in the entities contributed their properties to an operating partnership, Tucker Operating Limited Partnership ("TOLP"), at the time of the public offering. The Predecessor Business Owners received 567,000 operating partnership units ("OP Units") in return for the properties contributed to TOLP. The OP Units are convertible into common shares of the Company on a one-for-one basis. Kenneth Tucker, Chairman of the Company, immediately converted 108,183 OP Units into shares of the Company's common stock. After such conversion, there are 10,828,283 shares of the Company's common stock outstanding and the Predecessor Business Owners hold 458,817 OP Units or approximately 4.1% of the OP Units outstanding. The Company then purchased the sole general partner interest of approximately 95.9% in TOLP utilizing the proceeds of the Public Offering. The Company has operated as a real estate investment trust ("REIT") for the years ended December 31, 1995 and 1994 under the Internal Revenue Code of 1986, as amended.

  Basis of Presentation

     The consolidated financial statements of the Company include the accounts and operations of the Company, TOLP, Tucker Financing Partnership ("TFP"), and its general partnership interest in the joint venture that owns Williamson Square Shopping Center which is held through TOLP. Due to the Company's ability as general partner to directly or indirectly control each of these subsidiaries, each is consolidated for financial reporting purposes. TOLP and TFP together own six properties formerly held by the Predecessor Business, the three properties formerly held as equity investments, one property acquired at the time of the Public Offering, two properties acquired in December 1993, one property acquired in June 1994 and a property still under development, a portion of which was opened in 1995.

     The Company provides leasing and management services to third parties through its affiliate, Tucker Management Limited Partnership ("TMLP"). The Company holds a 40% limited partnership interest in TMLP and Tucker Management Corp. ("TMC") holds a 60% general partnership interest. TOLP owns 8% of the voting common stock and 95% of the nonvoting preferred stock of TMC and Kenneth and Richard Tucker own 92% of the voting common stock and 5% of the nonvoting preferred stock. The Company accounts for its interests in TMLP and TMC on the equity basis with its income from TMLP and TMC included in "Other Income" on the Statements of Operations.

     All significant intercompany balances and transactions between the Company and its consolidated affiliates have been eliminated.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     Tucker Properties Corporation is engaged in the ownership and operation of thirteen community shopping centers which serve neighborhood and community markets in Illinois, Indiana, Kentucky, Tennessee

                         TUCKER PROPERTIES CORPORATION
and Wisconsin, and one mixed-use property in Chicago, Illinois. Property retail tenants typically sell day-to-day and value-oriented merchandise rather than high-priced luxury items. While no one tenant generates more than 11% of the Company's total rental revenue, the Company remains susceptible to the level of retail sales and the general business conditions and failures of its tenants. Significant reduction of sales could prove to have a material affect on the tenant's ability to maintain financial stability which could lead to a default of their leases.

  Estimates and Assumptions

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of continent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may vary from those estimates.

  Properties

     Properties are stated at the lower of cost or fair value. Costs are capitalized as incurred for the acquisition, development, construction and improvement of properties. Interest and real estate taxes incurred during, construction are capitalized and amortized on the same basis as the related assets. Maintenance and repairs are charged to expense as incurred.

     Depreciation expense is computed principally using the straight line method over the original estimated useful lives:

Buildings...................  31.5 years
Improvements................  shorter of lease term or useful life

     In 1995, Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" was issued. SFAS No. 121, which establishes accounting standards for the evaluation of potential impairment of such assets, was adopted by the Company as of January 1, 1995, and did not have a material impact on the financial position or results of operations of the Company. Properties are evaluated for impairment when conditions exist, but not less than annually, which may indicate that it is probable that the sum of expected future undiscounted cash flows from a property are less than its cost. Upon determination that a permanent impairment has occurred. properties are reduced to their fair value.

  Deferred Costs

     Deferred costs, consisting principally of financing fees and leasing commissions, are amortized over the terms of the respective agreements.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures about the fair value of financial instruments whether or not such instruments are recognizable in the balance sheet. The Company's financial instruments include cash equivalents, tenant accounts receivable, accounts payable, accrued liabilities, mortgage notes payable, and line of credit. The fair values of these financial instruments were not materially different from their carrying or contract values.

                         TUCKER PROPERTIES CORPORATION

  Revenue Recognition

     Minimum rentals are recognized on a straight-line basis over the term of the related leases. As of December 31, 1995 and 1994, the deferred and unbilled rents included in tenant accounts receivable approximated $7,315,000 and $6,903,000, respectively. Additional rents from expense reimbursements for common area maintenance expenses and certain other expenses are recognized in the period in which the related expenses are incurred. Percentage rent is recognized on the accrual basis based on reported tenant sales. Percentage rent for the years ended December 31, 1995 and 1994 was approximately $898,000 and $614,000, respectively.

     Beginning in 1995, the Company began establishing an unallocated general reserve to supplement specific reserves previously established. As a result of recording this general reserve, the Company recognized bad debt expense of $366,464 in 1995. Accounts receivable in the accompanying balance sheets are shown net of an allowance for doubtful accounts of $472,464 and $106,000 as of December 31, 1995 and 1994, respectively.

  Cash and Cash Equivalents

     The Company considers all demand and money market accounts with an original maturity of three months or less when purchased to be cash equivalents. The carrying amount of these items approximates their fair value due to the short maturity of these investments.

  Income Taxes

     The Company has operated as a REIT during 1995 and 1994 under the Internal Revenue Code, as amended. As such, no federal or state income taxes are payable by the Company and none have been provided for in the financial statements.

  Minority Interests

     The Predecessor Business Owners own an approximate 4.1% limited partnership interest in TOLP, which either directly or through subsidiaries, owns and operates the properties and other activities of the Company. TOLP owns a 99% general partnership interest in TFP and the other 1% general partnership interest in TFP is held by Tucker Financing Corporation ("TFC"), a wholly-owned subsidiary of the Company. TOLP owns a 60% general partnership interest in the joint venture that owns Williamson Square Shopping Center. The minority interests included in the accompanying statements include the Predecessor Business Owners' approximate 4.1% interest in TOLP and the minority partner's 40% interest in Williamson Square Shopping Center, which interests reflect the contributions and distributions of capital or cash flows and profit or loss allocations attributed to the respective minority owners.

  Construction In Progress

     Under the terms of a redevelopment agreement with the Village of Chicago Ridge, in 1995 the Company received title to certain land and a commitment from the village to fund certain demolition and improvement costs related to the land. The agreement requires the Company to develop the land to include retail space and related parking. Costs in excess of funds committed by the village will be paid by the Company. The land, as improved, has been recorded in construction in progress at December 31, 1995 at its estimated fair value of $1.6 million and the related revenue resulting from such contribution has been deferred and will be amortized over the initial non-cancelable twenty-year term of the land lease with the property's initial tenant.

     The Company capitalizes all costs incurred during development (including but not limited to real estate taxes, insurance and interest) until the project is completed. Construction in progress also includes a portion of the Rollins Crossing property (approximately $.3 million) which is under development at December 31, 1995

                         TUCKER PROPERTIES CORPORATION
and certain of the Speedway Outlots (approximately $1.1 million) which are being held for future development.

  Reclassifications

     Certain reclassifications have been made to the previously presented 1994 financial statements to conform with the 1995 financial statement presentation. These reclassifications did not change the 1994 operating results.

(3) MORTGAGE NOTES PAYABLE

     As part of the Public Offering, TFP, a wholly-owned subsidiary of the Company, issued mortgage notes in the principal amount of $100.0 million. In June 1994, TFP exchanged the original mortgage notes for mortgage notes of equal principal amounts, which were issued pursuant to an Indenture dated as of June 1, 1994 between TFP, Bankers Trust Company, as initial servicer, and Bankers Trust Company of California, N.A., as trustee. At the same time, Kidder, Peabody Acceptance Corporation I sold six classes of pass-through certificates evidencing the entire beneficial ownership interest of a trust fund consisting primarily of the mortgage notes and related instruments evidencing the lender's security interest in the related collateral. The mortgage notes mature in September 2000 and require monthly interest-only payments at 7.3% per annum. The mortgage notes are recourse only to the assets of TFP and are collateralized by separate cross-collateralized, cross-defaulted first mortgage liens on each of the properties owned by TFP (Commons of Crystal Lake, Heritage Square, Sheridan Village, Speedway SuperCenter, Washington-Lawndale Commons and One North State) and by an assignment of all of TFP's interest in the rents and the leases at each of these properties.

                                                                      1995             1994
                                                                  ------------     ------------
Mortgage notes payable..........................................  $100,000,000     $100,000,000
Non-recourse mortgage note payable collateralized by Williamson
  Square in Franklin, Tennessee. In July 1995, the existing
  mortgage note was refinanced with USG Annuity and Life
  Company. A portion of the proceeds from the new $13,150,000 loan was used to repay the existing mortgage note of
  $11,973,750. The new loan bears interest at 8% per annum and requires monthly principal and interest payments of $101,494 through maturity of August 1, 2005. Few of $216,758 incurred in connection with the refinancing are being amortized over the term of the loan. The Company, through TOLP, holds a 60%
  interest in the Center through a joint venture with a
  non-affiliated third party....................................    13,079,936       11,973,750
Non-recourse mortgage note payable collateralized by Mequon
  Pavilions in Mequon, Wisconsin. The initial maturity date of
  December 31, 1995 was extended to June 30, 1996. Interest only is payable at LIBOR plus 2.75% through June 30, 1996. The
  interest rate on the loan was.8.625% at December 31, 1995.....    13,500,000       13,500,000
Construction loan collateralized by the Rollins Crossing
  development in Round Lake Beach, Illinois. Interest only is payable at LIBOR plus 2.75% through August 31, 1997, the
  maturity date of the loan. The maturity date may be extended for two successive one-year periods to August 31, 1999. The interest rate on the loan was 8.625% at December 31, 1995.
  TOLP may borrow up to $12.5 million pursuant to the terms of the loan under certain conditions. The Company has guaranteed
  repayment of amounts outstanding on this loan.................     6,500,000              N/A
                                                                  ------------     ------------
Total mortgage notes payable....................................  $133,079,936     $125,473,750
                                                                  ============     ============

                         TUCKER PROPERTIES CORPORATION

     Principal payments on the above described mortgage notes in each of the five years subsequent to December 1, 1995 are approximately as follows:

            1996...................................................  $ 13,678,000
            1997...................................................     6,693,000
            1998...................................................       209,000
            1999...................................................       226,000
            2000...................................................   100,245,000

     Management has determined that the year-end carrying amounts of these mortgage notes payable approximate their fair value given their terms and maturities and the current rates available in the market to the Company for comparable debt.

(4) LINE OF CREDIT

     TOLP has established a revolving line of credit with The First National Bank of Boston ("FNBB") for a total commitment of $48.0 million. As of December 31, 1995 and 1994, approximately $44.2 and $38.9 million respectively, had been drawn on the line of credit. In addition, approximately $.579 million is restricted to support a letter of credit which was issued in conjunction with the Rollins Crossing development. Under the original agreement, interest only was payable to the initial maturity on December 21, 1995. Interest is calculated at the FNBB base rate plus .5% or the Eurodollar rate plus 2.25% as selected by TOLP subject to certain restrictions. The interest rate on these borrowings at December 31, 1995 was 8.19%. In addition to interest, an annual facility fee shall be paid equal to .25% times the difference between the total commitment and the outstanding line balance. Under the original agreement, the maturity date could have been extended three years to December 21, 1999 subject to certain conditions including the payment of an extension fee equal to .5% of the outstanding line balance at initial maturity with monthly principal payments required equal to 1/300th of the prior month's outstanding principal balance. On December 21, 1995, the agreement was amended to provide for an initial extension to June 30, 1996 requiring interest only through such date. If this line of credit cannot be renewed or replaced with another financing source, there may be a disruptive effect on the operations of the Company. The Company paid an extension fee of $62,500 and is obligated to pay an additional $62,500 unless the line is repaid prior to March 31, 1996. The line of credit is collateralized by the assets of TOLP. Borrowings under the line of credit are subject to certain covenants the most restrictive of which require minimum tangible net worth and working capital levels. Management has determined that the year-end carrying amount drawn on the line of credit approximates the fair value of such borrowings given the terms and maturity and the current rates available in the market to the Company for comparable debt.

     As of December 31, 1995 the Company was in default of one of the financial covenants for the line of credit. Subsequent to year-end, the Company received a waiver from FNBB waiving the default of this covenant through March 31, 1996 subject to the Company satisfying certain conditions.

(5) TRANSACTIONS WITH AFFILIATES

     TMLP earns income from third party management and leasing contracts. Under the terms of the management contract relating to Washington Square Mall ("WSM"), which is owned by affiliates of Tucker, TMLP earned management and leasing fees totalling approximately $216,000 in 1995 and approximately $473,000 in 1994. The management contract relating to WSM ceased in September 1995. In addition, the Company previously had an option to acquire One Schaumburg Place ("OSP") but did not exercise the option as the property did not meet the Company's investment criteria. In March 1995, OSP was taken back by the mortgage holder and concurrently therewith, the Company lost its purchase option and TMLP lost its management and leasing contracts. Under the terms of the management contract relating to OSP, TLMLP

                         TUCKER PROPERTIES CORPORATION
earned management and leasing fees totalling approximately $37,000 in 1995 and approximately $232,000 in 1994.

     The income allocable to the Company from its equity interests in TMLP and TMC, aggregating $8,746 in 1995 and $168,876 in 1994, were recorded in Other income in the 1995 and 1994 Statement of Operations, respectively.

     Net amounts due from affiliates as of December 31, 1995 and 1994 were as follows:

                                                                     1995       1994
                                                                   ---------  ---------
        Due from affiliates......................................   $109,259   $283,596
                                                                    ========   ========

     The Tucker Companies, Inc., the sole shareholder of which is Kenneth L. Tucker, was paid a fee of $400,000 in April 1994 for efforts in reducing the cost of acquiring, the land for the Rollins Crossing development. This fee was capitalized as part of the total land cost.

(6) RENTAL OPERATIONS

     Space in the shopping centers and the mixed-use retail and office building is leased to various tenants under operating leases which generally provide tenant renewal options. The following table sets forth occupancy percentages for the properties as of December 1, 1995:

                                                                         PERCENTAGE OF
                                                                      GROSS LEASABLE AREA
                                                                            LEASED
                               PROPERTY NAME                              (UNAUDITED)
        ------------------------------------------------------------  -------------------
        Commons of Chicago Ridge....................................           76%
        Commons of Crystal Lake.....................................           98%
        Heritage Square.............................................          100%
        High Point Centre...........................................          100%
        Meadows Town Mall...........................................           81%
        Mequon Pavilions............................................           97%
        One North State.............................................           95%
        Rollins Crossing............................................          100%
        Sheridan Village............................................           97%
        Speedway SuperCenter and Outlots............................           98%
        Village Shopping Center.....................................           98%
        Washington-Lawndale Commons.................................           99%
        Stony Brook Shopping Center.................................           96%
        Williamson Square...........................................           89%

     As of December 31, 1995, the approximate minimum future rentals to be received under noncancellable leases are as follows:

            1996...................................................  $ 34,304,000
            1997...................................................    32,694,000
            1998...................................................    30,479,000
            1999...................................................    27,653,000
            2000...................................................    26,053,000
            Thereafter.............................................   113,093,000
                                                                     ------------
                                                                     $264,276,000
                                                                     ============

                         TUCKER PROPERTIES CORPORATION

     Minimum future rentals do not include amounts which may be received from certain tenants based upon a percentage of their gross sales or as a reimbursement of property operating expenses.

     One major tenant individually accounted for more than 10% of the Company's total rental revenue for the years ended December 31, 1995 and 1994. In addition, the same tenant accounted for more than 100% of the Company's minimum future rentals as of December 31, 1995.

                                                                                MINIMUM
                                                                                FUTURE
                                                              1995     1994     RENTALS
                                                              ----     ----     -------
        Tenant A............................................   11%      12%        11%

     Approximately 4% of the Company's total rental revenue for the year ended December 31, 1995 was generated by the lease of one tenant at One North State. The lease does not contain renewal options and the tenant has the right to cancel the lease as of April 1, 1998, provided it gives notice by April 1, 1996, pays all rent as it becomes due for the period April 1, 1996 to March 31, 1998, and pays a specified cancellation fee of $1.8 million on April 1, 1996 to be utilized for subsequent tenants' improvements. This tenant has indicated that is will move out of this space prior to the expiration of the lease, but has not yet specified whether or not it will exercise its early termination right.

(7) DEFERRED COSTS

     Deferred costs, net as of December 31, 1995 and 1994, are summarized as follows:

                                                               1995            1994
                                                            -----------     -----------
        Deferred financing costs..........................  $ 3,915,238     $ 3,361,342
        Deferred leasing commissions, including those
          earned by Tucker................................    4,347,002       3,577,090
        Other.............................................      741,598         582,930
                                                            -----------     -----------
                                                              9,003,838       7,521,362
        Accumulated amortization..........................   (3,251,252)     (1,987,659)
                                                            -----------     -----------
                                                            $ 5,752,586     $ 5,533,703
                                                            ===========     ===========

     Amortization of financing costs charged to expense in 1995 and 1994 was $798,146 and $733,601, respectively, while amortization of leasing commissions charged to expense in 1995 and 1994 was $450,368 and $463,366, respectively. The amortization of other costs in 1995 and 1994 was $147,149 and $81,031, respectively.

(8) SUPPLEMENTAL CASH FLOW DISCLOSURE

     During 1994, $369,597 in pre-development costs associated with Rollins Crossing were reclassified from other assets to construction in progress. This reclassification had a non-cash effect on the Company's balance sheet. Also during 1994, tenant improvement costs of $1,139,863 were funded from the tenant improvement escrow which is classified as Other assets. This amount has been offset against the additions to properties in the 1994 Statement of Cash Flows.

     During 1995, approximately $6.9 million of assets placed in service at Rollins Crossing and Speedway Outlots were reclassified from construction in progress to land, building and improvements. This reclassification had a non-cash effect on the Company's balance sheet.

                         TUCKER PROPERTIES CORPORATION

                                                               1995            1994
                                                            -----------     -----------
        Supplemental disclosure of cash flow information:
          Interest paid...................................  $13,035,688     $10,346,488
                                                            ===========     ===========
          Interest capitalized............................  $   321,739     $   350,810
                                                            ===========     ===========

(9) STOCK OPTION PLAN

     The Company has adopted the 1993 Share Option Plan (the "Plan") for the purpose of attracting and retaining the Company's directors, officers and other employees. Originally, a maximum of 560,000 shares was reserved for issuance under the Plan to allow for the grant of incentive and non-qualified options and for the right of an option holder to elect to receive in cash or shares an amount equal to the excess of the fair market value of the shares subject to an incentive or non-qualified option over the exercise price of the shares, which right can be exercised instead of (but not in addition to) its relative incentive or non-qualified option.

     Options are to be granted by the Compensation Committee of the Board of Directors at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. The term of the option shall be fixed by the Compensation Committee, but no option shall be exercisable more than 10 years after the date of grant.

     In November 1993, following the Public Offering, executive officers and directors of the Company were granted incentive stock options to purchase 560,000 shares of common stock at $18 per share. The term of each option granted is ten years from the date of grant. In 1995, 50,000 additional stock options were granted pursuant to approval by the shareholders at the 1995 Annual Meeting of Stockholders. At December 31, 1993, 610,000 options for shares were outstanding. Pursuant to the terms of the merger agreement with Bradley as described in Note 11 below, these options will be terminated.

(10) CONTINGENCIES

     Certain of the properties owned by the Company underwent Phase I and Phase II assessments in connection with the Public Offering. The Company does not believe that the results of any of these assessments indicate a material obligation of the Company. In addition, a Phase II assessment conducted in 1993 at the Commons of Chicago Ridge indicated the presence of certain soil and ground water contaminants at levels that might require some form of action in the future to remediate the contaminants. The Company is not presently able to determine the extent of the liability, if any, related to such remediation and as such no liability has been reflected in the financial statements. Certain members of the Company's management have also agreed to indemnify the Company with respect to any remediation at Chicago Ridge for ten years after the Public Offering. The Company has not recorded a receivable related to this guarantee.

(11) MERGER AGREEMENT AND PROVISION FOR MERGER RELATED EXPENSES AND WRITE-DOWNS

     On October 30, 1995, TPC entered into an Agreement and Plan of Merger (the "Agreement") with Bradley Real Estate, Inc. ("Bradley") and certain other related agreements, providing for the merger (the "Merger") of the Company with and into Bradley and certain related transactions. The consummation of the Merger is subject to certain conditions, including approval of the Merger by the stockholders of the Company and Bradley at separate special stockholder meetings on March 14, 1996.

     Pursuant to the Agreement, at the effective time of the Merger (the "Effective Time"), if the average closing price of a share of common stock, par value $.01 per share, of Bradley (the "Bradley Common Stock") over the 20 trading days immediately preceding the fifth day prior to the date of the closing of the Merger (the "Bradley Closing Price") is $16 or greater, each outstanding share of common stock, par value $0.001 per share of the Company, (the "Tucker Common Stock") will be converted into the right to receive 0.665 of a

                         TUCKER PROPERTIES CORPORATION
share of Bradley Common Stock. If the Bradley Closing Price, at the Effective Time, is less than $16 per share but more than $15.50 per share, then each outstanding share of Tucker Common Stock will be converted into the right to receive the percentage of a share of Bradley Common Stock (determined to the nearest one-thousandth of a share) as is determined by dividing $10.64 by the Bradley Closing Price; and, in the event that at the Effective Time, the Bradley Closing Price is $15.50 per share or less, then each outstanding share of Tucker Common Stock will be converted into the right to receive 0.686 of a share of Bradley Common Stock.

     As a result of the Merger, Bradley will acquire the 95.9% general partnership interest of the Company in TOLP and will become the sole general partner of TOLP. At the Effective Time, the Agreement of Limited Partnership of TOLP will be amended and restated pursuant to the terms of the Agreement. In connection with entering into the Agreement, the Company adopted a severance plan for certain of its employees and entered into severance agreements with certain of its officers. Kenneth L. Tucker, President and Chairman of the Board of the Company, has agreed to enter into a consulting agreement with Bradley for a period of three years pursuant to which Mr. Tucker will advise Bradley on retail real estate matters. In connection with the merger, TFC, or its assets, will be acquired by Bradley, or a wholly owned affiliate of Bradley, to be known as Bradley Financing Corporation ("BFC"). In addition, TFP will change its name to Bradley Financing Partnership and will be owned 99% by Bradley Operating Limited Partnership (the successor to TOLP) and 1% by BFC.

     In conjunction with this announcement, the Company recognized a provision for merger related expenses and write-downs during 1995. This provision consists of the write-off of certain costs incurred to-date related to the merger (approximately $1.1 million), the write-off of capitalized costs related to certain development projects which will not be pursued by the merged organization (approximately $.5 million) and the write-off of certain receivables (approximately $.6 million). The provision for these items totaled approximately $2.2 million.

(12) PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     Due to the acquisition of Mequon Pavilions in June 1994, the historical results for the year ended December 31, 1994 are not comparable to the current period.

     The following pro forma information was prepared as if the acquisition of the Mequon Pavilions had on January 1, 1994. The pro forma financial information is based upon the historical consolidated statements and is not necessarily indicative of the consolidated results which actually would have occurred if the transaction had been consummated at the beginning of 1994 nor does it purport to represent the results of operations for future periods.

                         TUCKER PROPERTIES CORPORATION

                                                                             FOR THE YEAR ENDED
                                                                              DECEMBER 31, 1994
                                                                          -------------------------
                                                                          (IN THOUSANDS, EXCEPT FOR
                                                                               PER SHARE DATA)
Total revenues..........................................................           $50,564
                                                                                   -------
Expenses:
  Operating expenses....................................................            16,467
  Interest expense......................................................            11,112
  General and administrative............................................             4,013
  Depreciation and amortization.........................................            10,607
                                                                                   -------
          Total.........................................................            42,199
                                                                                   -------
Income before minority interests allocation.............................             8,365
Income allocated to minority interests..................................              (397)
                                                                                   -------
Net income..............................................................           $ 7,968
                                                                                   =======
Net income per share(A).................................................           $   .74
                                                                                   =======

---------------
(A) Based upon 10,828,283 common shares outstanding.

(13) SUBSEQUENT EVENT

     On February 15, 1996, the Board of Directors declared a first quarter distribution of $.25 per share payable March 13, 1996 to the holders of common stock (or OP units) of record at the close of business on March 11, 1996.

                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, Illinois on this 31st day of October, 1997.


                                          BRADLEY REAL ESTATE, INC.

                                          By: Bradley Real Estate, Inc.
                                          Its: General Partner

                                          By: /s/ IRVING E. LINGO, JR.

                                            ------------------------------------
                                            Irving E. Lingo, Jr.
                                            Chief Financial Officer and
                                              Treasurer
                                            (Principal Financial and Accounting
                                              Officer)

                                 EXHIBIT INDEX


EXHIBIT NO.                                      DESCRIPTION
-----------   ----------------------------------------------------------------------------------
3.1           Second Restated Agreement of Limited Partnership of Bradley Operating Limited
              Partnership, dated as of September 2, 1997.
3.2.1         Articles of Amendment and Restatement of Bradley Real Estate, Inc. (the
              "Company"), incorporated by reference to Exhibit 3.1 of the Company's Current
              Report on Form 8-K dated October 17, 1994.
3.2.2         Articles of Merger between Tucker Properties Corporation and Bradley Real Estate,
              Inc. incorporated by reference to Exhibit 3.3 of the Company's Annual Report on
              Form 10-K dated March 25, 1996.
10.1.1        Revolving Credit Agreement dated as of March 15, 1996 by and Bradley Real Estate,
              Inc., Bradley Operating Limited Partnership and The First National Bank of Boston,
              incorporated by reference to Exhibit 10.2 of the Company's Annual Report on Form
              10-K dated March 25, 1996.
10.1.2        First Amendment dated as of May 2, 1996 and Second Amendment dated as of March 28,
              1997 to the aforesaid Revolving Credit Agreement, incorporated by reference to
              Exhibit 10.2.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 dated May 13, 1997.
10.2          Indenture dated as of June 1, 1994 between Tucker Financing Partnership (name changed March 15, 1996 to Bradley Financing Partnership) and Bankers Trust Company
              of California, N.A. relating to 7.30% Mortgage Notes due September 30, 2000 (the
              "REMIC Note"), incorporated by reference to Exhibit 10.3 of the Company's Annual
              Report on Form 10-K dated March 25, 1996.
21.1          List of Subsidiaries.
27.1          Financial Data Schedule.
99.1          The following sections of the Company's Annual Report on Form 10-K dated March 19,
              1997, which sections are incorporated by reference to such Report:
                - Description under caption "Risk Factors" in Item 1;
                - Description of "Executive Officers of the Registrant" in Item 4-A.
99.2          The following sections of the Company's definitive Proxy Statement for its 1997
              Annual Meeting of Stockholders, which sections are incorporated by reference to such Proxy Statement:
                - Description of "Compensation of Directors and Executive Officers" at pages 5-7;
                - Description of "Beneficial Ownership of Shares" at pages 13-14;
                - Description of "Certain Relationships and Related Party Transactions" at pages
                  15-16.